
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
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 1999        REGISTRATION NO. 333-67197
                                                                                REGISTRATION NO. 333-67197-01


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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
                     FIRST WESTERN CORP.                                                 FW CAPITAL I
      (Name of small business issuer in  its charter)                   (Name of small business co-issuer in its charter)
                          NEBRASKA                                                         DELAWARE
  (State or jurisdiction of incorporation or organization)          (State or jurisdiction of incorporation or organization)

                            6712                                                             6719
  (Primary Standard Industrial Classification Code Number)          (Primary Standard Industrial Classification Code Number)

                         47-0484682                                                       84-6333677
            (I.R.S. Employer Identification No.)                             (I.R.S. Employer Identification No.)

                     11210 HURON STREET                                                11210 HURON STREET
                 NORTHGLENN, COLORADO 80234                                        NORTHGLENN, COLORADO 80234
                       (303) 451-1010                                                    (303) 451-1010
(Address and telephone number of principal executive offices)   (Address and telephone number of principal executive offices)


                         TIMOTHY D. WIENS, VICE CHAIRMAN
                               FIRST WESTERN CORP.
                               11210 HURON STREET
                           NORTHGLENN, COLORADO 80234
                                 (303) 451-1010
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
  Reid A. Godbolt, Esq.                            Matthew C. Boba, Esq.
  Jones & Keller, P.C.                             Chapman and Cutler
  1625 Broadway, Suite 1600                        111 West Monroe Street
  Denver, Colorado 80202                           Chicago, Illinois 60603
  (303) 573-1600                                   (312) 845-3000


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [X]




The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JANUARY 25, 1999


                         2,000,000 PREFERRED SECURITIES

                                  FW CAPITAL I

                       __% CUMULATIVE PREFERRED SECURITIES

                 (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)

    FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED ON A SUBORDINATED BASIS
                       AS DESCRIBED IN THIS PROSPECTUS BY

                               FIRST WESTERN CORP.
                                     [LOGO]


The preferred securities of FW Capital I offered by this prospectus generally consist of an indirect interest in __% junior subordinated debentures of First Western. The junior subordinated debentures have the same payment terms as the preferred securities and will be purchased and held by FW Capital I using proceeds of this offering. A brief description of the preferred securities can be found under "Summary -- Securities Offered" in this prospectus.


The preferred securities are approved for trading on the American Stock Exchange under the trading symbol FWT.Pr.A. We expect that the preferred securities will begin trading on the American Stock Exchange when they are issued.

YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 BEFORE INVESTING IN THE PREFERRED SECURITIES.

The preferred securities are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                                              Per Preferred
                                                                 Security                  Total
                                                              -------------             -----------
Per preferred security........................................      $10                 $20,000,000
Proceeds to FW Capital I......................................      $10                 $20,000,000


Underwriting commissions of $_____ per preferred security, or a total of $_____, will be paid by First Western for arranging the investment in the junior subordinated debentures. The underwriters may purchase up to an additional 300,000 preferred securities to cover over-allotments.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          HOWE BARNES INVESTMENTS, INC.

_____________, 1999

                            [INSERT FW LOGO AND MAP]

                                Banking Locations

Map of the Colorado and Nebraska area indicating First Western's banking locations.

                               PROSPECTUS SUMMARY

         This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements of First Western and the other information that is incorporated by reference in this prospectus. Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised.


                         FIRST WESTERN AND FW CAPITAL I



         First Western, a multibank holding company, offers full service community banking through 10 banking locations in metropolitan Denver-northern Colorado, and two banking locations in western and central Nebraska. First Western plans to open two new branches in Colorado in 1999.



         First Western's growth strategy is to establish startup branches at reasonable costs and staff them with experienced bankers. Consolidation within the Colorado banking community has resulted in the availability of highly capable bankers with existing customer relationships who prefer to work in a community banking environment. Consequently, since 1995, First Western has opened seven branches with highly qualified personnel who have strong customer contacts and who initiate immediate banking business. First Western has implemented its branch expansion through a central operating system, and believes that its existing management, systems and facilities are capable of supporting additional growth without proportionate increases in operating costs.


         First Western has experienced significant growth since 1995 due to its expansion strategy. Total assets have increased to $335 million as of September 30, 1998 from $228 million as of December 31, 1997 and $125 million as of December 31, 1996. First Western has maintained above average profitability while achieving strong asset growth. During the same time period, net income increased to $3.0 million for the nine months ended September 30, 1998, from $2.5 million for the year ended December 31, 1997 and $1.6 million for the year ended December 31, 1996. On an annualized basis, as of September 30, 1998, return on average assets of First Western equaled 1.49%, while return on average equity was 21.47%.

         First Western's principal executive office is located at 11210 Huron Street, Northglenn, Colorado, and its telephone number is (303) 451-1010.





         FW Capital I is a business trust created in 1998 for the purpose of offering the preferred securities and purchasing the junior subordinated debentures of First Western. FW Capital I will have a term of 30 years, but may dissolve earlier as provided in its trust agreement.

                                  THE OFFERING

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
Preferred Securities Issuer..........................         FW Capital I

Securities Offered...................................         FW Capital I is offering 2,000,000 of its preferred
                                                              securities, which generally represent  an indirect
                                                              interest in junior subordinated debentures issued by
                                                              First Western and held by FW Capital I.  First
                                                              Western believes that the preferred securities provide
                                                              access to 30-year financing on more favorable terms
                                                              to First Western than other financing alternatives.

                                                              FW Capital I will sell its preferred securities to the
                                                              public and its common securities to First Western.
                                                              Together, the preferred securities and the common securities are referred to as the trust securities. FW Capital I will use the proceeds from the sale of the trust securities to buy a
                                                              series of    % junior subordinated debentures due           ,
                                                              2029 from First Western with the same payment terms
                                                              as the preferred securities.

Quarterly Distributions Are Payable to You
on Preferred Securities..............................         The distributions payable on each preferred security
                                                              will:

                                                              o        be fixed and accumulate at a rate per year of
                                                                       ___%;

                                                              o        accrue from the date of issuance of the
                                                                       preferred securities; and

                                                              o        be payable after each calendar quarter on the
                                                                       15th day of January, April, July and October
                                                                       of each year that the preferred securities
                                                                       are outstanding, beginning on April 15, 1999.

First Western and FW Capital I Have
Rights to Defer Distributions to You
on the Preferred Securities..........................         FW Capital I will defer distributions on the preferred
                                                              securities if First Western defers interest payments on
                                                              the junior subordinated debentures.  First Western
                                                              generally has the right to defer interest payments on
                                                              the junior subordinated debentures for up to 20
                                                              consecutive quarters.  During any deferral period, you
                                                              will still accumulate distributions at the annual rate of
                                                                 %, plus you will earn interest at the annual rate of
                                                                 %, compounded quarterly, on any unpaid
                                                              distributions.

You Will Still be Taxed Even If Distributions
on the Preferred Securities are Deferred.............         If distributions on the preferred securities are
                                                              deferred, you will also be required to accrue interest
                                                              income and include it in your gross income for United
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                                       2



                                                              States federal income tax purposes for as long as the
                                                              junior subordinated debentures remain outstanding,
                                                              even if you are a cash basis taxpayer. For further
                                                              information on deferrals and their tax consequences, see
                                                              "Description of Junior Subordinated Debentures -- Option
                                                              to Extend Interest Payment Period," "Material Federal Income Tax
                                                              Consequences -- Interest Income and Original Issue Discount" and
                                                              "Risk Factors -- Distributions on the Preferred Securities May Be
                                                              Deferred; You May Have to Include Interest in Your Taxable Income
                                                              Before You Receive Cash."

You Will Be Required to Sell Your Preferred
Securities to FW Capital I When the Junior
Subordinated Debentures Mature or If They
Are Prepaid..........................................         The junior subordinated debentures will mature on
                                                              ______, 2029.  You will be required to sell your
                                                              preferred securities to FW Capital I upon the stated
                                                              maturity date of the junior subordinated debentures or
                                                              earlier if they are prepaid. In the case of prepayment
                                                              of the junior subordinated debentures, FW Capital I
                                                              will redeem your preferred securities on the date of
                                                              payment of the junior subordinated debentures.

If the Junior Subordinated Debenture Are
Prepaid Your Preferred Securities Will
Be Redeemed..........................................         Upon First Western having received prior approval of
                                                              the Federal Reserve, if required, First Western may
                                                              prepay the junior subordinated debentures prior to
                                                              maturity:

                                                              o        on or after ______, 2004; or

                                                              o        at any time upon events occurring
                                                                       which may have a significant adverse
                                                                       effect on First Western's benefits
                                                                       of having the preferred securities
                                                                       outstanding.

                                                              Upon any prepayment of the junior subordinated debentures, your preferred securities will be redeemed at the liquidation amount of $10 per preferred security plus any accrued and unpaid
                                                              distributions to the date of redemption. For further
                                                              information on redemptions, see "Description of the Preferred
                                                              Securities -- Redemption" and "Description of Junior Subordinated
                                                              Debentures -- Redemption."

At its Option, First Western May Require You
to Exchange Your Preferred Securities For its
Junior Subordinated Debentures.......................         First Western has the right at any time to dissolve or
                                                              liquidate FW Capital I and distribute the junior
                                                              subordinated debentures to you in exchange for your
                                                              preferred securities.  However, First Western must
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                                       3


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

                                                              receive prior approval of the Federal Reserve and pay the
                                                              creditors of FW Capital I. Upon a dissolution or liquidation of
                                                              FW Capital I, you will receive junior subordinated debentures in exchange for the same principal amount of your holdings in preferred securities. For further information concerning
                                                              distribution of the junior subordinated debentures, see
                                                              "Description of the Preferred Securities -- Distribution of
                                                              Junior Subordinated Debentures." If the junior subordinated debentures are distributed, First Western will use its best efforts to list them on the American Stock Exchange or the Nasdaq
                                                              National Market in place of the preferred securities.

Your Preferred Securities Are Fully and
Unconditionally Guaranteed by First
Western On a Subordinated Basis......................         First Western will fully, irrevocably and unconditionally
                                                              guarantee the preferred securities on a subordinated
                                                              basis.

                                                              If First Western does not make a payment on the junior subordinated debentures, FW Capital I will not have sufficient funds to make payments on the preferred securities. The preferred securities guarantee does not cover payments when FW Capital I does not have sufficient funds.

                                                              For further information concerning the preferred securities guarantee of First Western, see "Description of Preferred
                                                              Securities Guarantee."

Your Preferred Securities Rank Lower in
Payment Compared to Other Obligations
of First Western.....................................         First Western's obligations under its preferred
                                                              securities guarantee, the junior subordinated
                                                              debentures and other governing documents
                                                              described in this prospectus are unsecured and rank
                                                              junior in right of payment to all current and future
                                                              senior and subordinated debt of First Western.  In
                                                              addition, because First Western is a multibank
                                                              holding company, all existing and future liabilities of
                                                              First Western's subsidiaries will rank prior to all
                                                              obligations of First Western relating to the preferred
                                                              securities and the junior subordinated debentures.
                                                              There is no limit on the amount of other preferred
                                                              securities or other junior subordinated debentures of
                                                              First Western that may be issued in the future.  Future
                                                              issuances of this type will rank equally with First
                                                              Western's obligations under the junior subordinated
                                                              debentures and its preferred securities guarantee
                                                              described in this prospectus.  The preferred securities
                                                              will generally rank equally and payments on them will
                                                              be made proportionately, with the common securities
                                                              of FW Capital I, which will be held by First Western.
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                                       4

You Will Have Limited Voting Rights..................         As a holder of preferred securities, you have limited voting rights.  These rights relate only to the dissolution or
                                                              termination of FW Capital I and removal of the property
                                                              trustee and the indenture trustee of FW Capital I upon
                                                              selected events described in this prospectus.  See
                                                              "Description of the Preferred Securities -- Voting Rights;
                                                              Amendment of FW Capital I Agreement."

The Preferred Securities Will Be In Book
Entry Form Only......................................         You will not receive a certificate for your preferred
                                                              securities.  Instead, the preferred securities will be
                                                              represented by a global security that will be deposited
                                                              with and registered in the name of The Depository
                                                              Trust Company or its nominee.

American Stock Exchange Listing......................         The preferred securities are approved for trading on
                                                              the American Stock Exchange under the trading
                                                              symbol FWT.Pr.A

Use of Proceeds of Sale of the Preferred
Securities...........................................         The proceeds of the sale of the preferred securities
                                                              will be invested by FW Capital I in the junior
                                                              subordinated debentures.  The proceeds from the
                                                              issuance of the junior subordinated debentures will be
                                                              used by First Western:

                                                              o        to pay a note payable of $8.8 million;

                                                              o        to contribute $4.2 million of capital to Firstate
                                                                       Bank of Colorado; and

                                                              o        for general corporate purposes. These purposes
                                                                       may include additional capital contributions to First
                                                                       Western's banks, purchasing and establishing future startup bank branches and possible future acquisitions of financial institutions.

                                                              First Western expects approximately $6.6 million of the preferred securities to qualify as its primary regulatory capital, also known as its core capital, under the capital guidelines of the Federal Reserve.
                                                              The remaining $13.4 million not qualifying as this type of capital will be included in total capital of First Western. See "Use of
                                                              Proceeds" and "Capitalization." See also "Supervision and Regulation
                                                              -- First Western -- Capital Adequacy" for a definition of core capital.

                                  RISK FACTORS

         You should carefully read the following risk factors and other sections of this prospectus before purchasing any preferred securities.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

         IF FIRST WESTERN DOES NOT MAKE PAYMENTS UNDER THE JUNIOR SUBORDINATED DEBENTURES, FW CAPITAL I WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS AND THE PREFERRED SECURITIES GUARANTEE WILL NOT APPLY. The ability of FW Capital I to pay distributions and the liquidation amount of $10 per preferred security is solely dependent upon the ability of First Western to make the related payments on the junior subordinated debentures when due. If First Western defaults on its obligation to pay principal of or interest on the junior subordinated debentures, FW Capital I will not have sufficient funds to pay distributions or the liquidation amount. In that case, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee only applies if First Western makes a payment of principal or interest on the junior subordinated debentures. For more information on First Western's obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of Preferred Securities Guarantee -- Status of Preferred Securities Guarantee" and "Description of Junior Subordinated Debentures -- Subordination" in this prospectus.




         INTEREST PAYMENTS BY FIRST WESTERN ON THE JUNIOR SUBORDINATED DEBENTURES ARE DEPENDENT ON THE RECEIPT OF DIVIDENDS FROM ITS SUBSIDIARY BANKS. A substantial majority of First Western's assets consist of its investments in its subsidiary banks. Thus, First Western's ability to pay interest and principal on the junior subordinated debentures to FW Capital I depends primarily upon the cash dividends First Western receives from its banks. Dividend payments from the banks to First Western are subject to, among other things:

         o regulatory limitations, generally based on current and retained earnings and capital maintenance requirements, imposed by various bank regulatory agencies;

         o profitability, financial condition and capital expenditures and other cash flow requirements of the banks; and

         o        prior claims of creditors of the banks.

If the banks are unable to pay sufficient dividends to First Western, then First Western will likely be unable to make payments on the junior subordinated debentures thereby leaving insufficient funds for FW Capital I to make payments to you on the preferred securities.




         DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED; YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH. It is possible that you will not receive cash distributions on your preferred securities for one or more periods of up to five years. If this occurs, you will still be required to include accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions.

         First Western has the right, at one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. This right exists only if no event of default under the junior subordinated debentures has occurred and is continuing. If First Western exercises this right, FW Capital I would defer distributions on the preferred securities during any deferral period. However, you would still accumulate
distributions at the annual rate of   % of the liquidation amount of $10 per
preferred security, plus you will
earn interest at the annual rate of   %, compounded quarterly, on any unpaid
distributions. During a deferral period, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions.

         During a deferral period and for as long thereafter as the junior subordinated debentures remain outstanding, you will be required to accrue interest income, as original issue discount, for United States federal income tax purposes in respect of your pro-rata share of the junior subordinated debentures held by FW Capital I. As a result, you must include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving cash. You will also not receive the cash distributions related to any accrued and unpaid interest from FW Capital I if you sell the preferred securities before the end of any deferral period. While First Western will take the position that original issue discount will not arise before any first deferral period, it is possible that all interest on the junior subordinated debentures would be required to be accounted for as original issue discount. In these circumstances, stated interest would not separately be reported as taxable income.

         First Western has no current intention of exercising its right to defer interest payments on the junior subordinated debentures. However, if First Western exercises its right in the future, the market price of the preferred securities is likely to be adversely affected. If you sell the preferred securities during an interest deferral period, you may not receive the same return on your investment as someone else who continues to hold the preferred securities.

         See "Material Federal Income Tax Consequences" for more information regarding the tax consequences of the preferred securities.


         YOU ARE SUBJECT TO PREPAYMENT RISK OF YOUR PREFERRED SECURITIES DUE TO TAX OR REGULATORY EVENTS THAT MAY TRIGGER THE REDEMPTION OF THE JUNIOR SUBORDINATED DEBENTURES BY FIRST WESTERN AND PREPAYMENT OF THE PREFERRED SECURITIES PRIOR TO THE STATED MATURITY DATE. You are subject to prepayment risk of your preferred securities. Although the junior subordinated debentures have a stated maturity date of _______, 2029, they may be redeemed by First Western prior to maturity which would cause an early redemption of the preferred securities, upon the following:


         o In whole or in part, beginning on ____________, 2004 at the option of First Western.

         o In whole upon a change in the federal tax laws or a change in the interpretation of the tax laws by the courts or the IRS, which would result in a risk that (1) FW Capital I may be subject to federal income tax, (2) interest paid by First Western on the junior subordinated debentures will not be deductible by First Western for federal income tax purposes, or (3) FW Capital I is or will be subject to more than a minimal amount of other taxes or governmental charges.

         o In whole upon a change in the laws or regulations to the effect that FW Capital I is or will be considered to be an investment company that is required to be registered under the Investment Company Act of 1940.


         o In whole upon a change in the laws or regulations if there is a risk that First Western will not be able to treat all or a substantial portion of the preferred securities as core capital for purposes of capital adequacy guidelines of the Federal Reserve.


The exercise of these redemption rights is subject to First Western having received prior approval of the Federal Reserve, if required. For further information concerning tax or regulatory events that may trigger redemption of the junior subordinated debentures and prepayment of the preferred securities, see "Description of the Preferred Securities -- Redemption, Tax Event Redemption, Investment Company Act Redemption, Capital Treatment Event Redemption or Distribution of Junior Subordinated Debentures."

         YOU ARE SUBJECT TO PREPAYMENT RISK BECAUSE POSSIBLE TAX LAW CHANGES COULD RESULT IN A REDEMPTION OF THE PREFERRED SECURITIES. Future legislation may be proposed or enacted that may prohibit First Western from deducting its interest payments on the junior subordinated debentures for federal income tax purposes, making redemption of the junior subordinated debentures likely and resulting in a redemption of the preferred securities.



         From time to time, the Clinton Administration has proposed tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. Although it is impossible to predict future proposals, if a future proposal of this sort were to become effective in a form applicable to already issued and outstanding securities, First Western could be precluded from deducting interest on the junior subordinated debentures. Enactment of any such proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities -- Redemption."


         Prospective investors should also be aware that a petition was recently filed in the United States Tax Court as a result of a challenge by the IRS of a taxpayer's treatment as indebtedness of a security issued with characteristics similar to the junior subordinated indentures. If this matter is litigated to a conclusion and the IRS's position on this matter is sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the preferred securities. For further information, see "Description of the Preferred Securities -- Redemption," "Description of Junior Subordinated Indentures -- Redemption" and "Material Federal Income Tax Consequences."


         FIRST WESTERN'S OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES RANK LOWER TO OTHER FIRST WESTERN OBLIGATIONS. First Western's obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to First Western's senior and subordinated debt, which generally includes indebtedness, liabilities or obligations of First Western, contingent or otherwise. At December 31, 1998, the aggregate amount of First Western's senior and subordinated debt was approximately $8.8 million. First Western's obligations under the junior subordinated debentures will also be effectively subordinated to all existing and future liabilities and obligations of its subsidiaries, including its banks.



         The preferred securities, the junior subordinated debentures and the preferred securities guarantee do not limit the ability of First Western or any of its subsidiaries to incur unlimited future indebtedness, liabilities and obligations, which may rank senior to the junior subordinated debentures and the preferred securities guarantee.



         For more information on First Western's obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of Preferred Securities Guarantee -- Status of Preferred Securities Guarantee" and "Description of Junior Subordinated Debentures -- Subordination" in this prospectus.



         DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED SECURITIES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE PREFERRED SECURITIES. Your investment in the preferred securities may decrease in value if the junior subordinated debentures are distributed to you. First Western cannot predict the liquidity or market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.


         Because you may receive junior subordinated debentures, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all the information regarding the junior subordinated debentures contained in this prospectus. If the junior subordinated debentures are distributed, First Western will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities.

         Under "Material Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Holders of Preferred Securities" we discuss applicable United States federal income tax consequences of a distribution of the junior subordinated debentures.


         YOU MUST RELY ON THE PROPERTY TRUSTEE OF FW CAPITAL I TO ENFORCE YOUR RIGHTS UNDER JUNIOR SUBORDINATED DEBENTURES EVENTS OF DEFAULT. You may not be able to directly enforce rights against First Western if an event of default occurs. If an event of default under the junior subordinated debentures occurs and is continuing, this event will also be an event of default under the preferred securities. In that case, the holders of the preferred securities would rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debentures against First Western. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights any record holder may take action directly against First Western to enforce the property trustee's rights. If a default under the preferred securities occurs that is attributable to First Western's failure to pay interest or principal on the junior subordinated debentures, a record holder of the preferred securities may proceed directly against First Western. The holders of preferred securities will not be able to exercise directly any other remedies available to the holders of the junior subordinated debentures unless the property trustee fails to do so. See "Description of the Preferred Securities -- Events of Default" and "Description of Junior Subordinated Debentures -- Indenture Events of Default" for more information on your rights if an event of default occurs.


         LIMITED COVENANTS RELATING TO THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES DO NOT PROTECT YOU. The covenants in the governing documents relating to the preferred securities and the junior subordinated debentures are limited. As a result, the governing documents do not protect you in the event of an adverse change in First Western's financial condition or results of operations. Nor do the governing instruments limit the ability of First Western or any of its subsidiaries to incur additional debt. You should not consider the terms of the governing documents to be a significant factor in evaluating whether First Western will be able to comply with its obligations under the junior subordinated debentures or the preferred securities guarantee.


         AS A HOLDER OF PREFERRED SECURITIES YOU WILL HAVE LIMITED VOTING RIGHTS. As a holder of preferred securities, you have limited voting rights. These rights relate only to the modification of the preferred securities and removal of the property and indenture trustees of FW Capital I upon a limited number of events. You will not have any voting rights regarding First Western or the administrative trustees. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement" for more information on your limited voting rights.



         TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU. The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the junior subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income. If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which cannot be applied to offset ordinary income for federal income tax purposes, subject to exceptions. See "Material Federal Income Tax Consequences

-- Interest Income and Original Issue Discount" and "-- Sales or Redemption of Preferred Securities" for more information on possible adverse tax consequences to you.


         POSSIBLE LIMITED PUBLIC MARKET. While First Western's application for listing of the preferred securities has been approved by American Stock Exchange, there can be no assurance that an active and liquid trading market for the preferred securities will develop or be sustained.

RISK FACTORS RELATING TO FIRST WESTERN


         FIRST WESTERN'S ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOSSES. The inability of borrowers to repay loans can erode earnings and capital of banks. Like all financial institutions, First Western maintains an allowance for loan losses to provide for loan defaults and nonperformance. First Western's allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of operations of First Western. The loan losses allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and these losses may exceed current estimates.



         State and federal regulatory agencies, as an integral part of their examination process, review First Western's loans and its allowance for loan losses. Although management believes that First Western's allowance for loan losses is adequate to cover anticipated losses, the loan loss allowance at September 30, 1998 and December 31, 1998, are lower as a percentage of total loans than historical levels. There can be no assurance, however, that management will not determine a need to further increase the allowance for loan losses or that regulators, when reviewing First Western's loan portfolios in the future, will not require First Western to increase this allowance, either of which could adversely affect First Western's earnings. Further, there can be no assurance that First Western's actual loan losses will not exceed its allowance for loan losses. For further information on loan allowances, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



         ECONOMIC CONDITIONS IN GENERAL AND IN FIRST WESTERN'S PRIMARY MARKET AREA INCLUDING THE INTEREST RATE ENVIRONMENT CAN IMPACT FIRST WESTERN SIGNIFICANTLY. First Western's financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in First Western's primary market area are strong and have aided its recent growth, there can be no assurance that these conditions will continue to prevail. In addition, substantially all of the loans of First Western are to individuals and businesses in the Denver metropolitan area, northern Colorado and western Nebraska, and any decline in the economy of these market areas could have an adverse impact on First Western. There can be no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on First Western.



         In addition, First Western's profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of First Western, and there can be no assurance that a decrease will not occur. Although management believes that the maturities of First Western's assets are moderately balanced in relation to maturities of liabilities, this balance involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the impact of interest rates in First Western.

         GROWTH AND EXPANSION MAY BE LIMITED BY MANY FACTORS. First Western has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels without corresponding increases in non-interest expenses. First Western's expansion strategy is primarily the establishment of new branches. There can be no assurance that First Western will be successful in continuing its growth strategies due to delays and other impediments resulting from regulatory oversight, lack of qualified personnel, unavailability of branch sites or poor site selection of bank branches. In addition, the success of First Western's growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in First Western's primary market area.


         The banking business in First Western's areas of operations is highly competitive. First Western competes for loans and deposits with other local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than First Western. In addition, interstate banking is permitted in Colorado and to a lesser extent in Nebraska. As a result, management believes that First Western may experience greater competition in its market areas.


         FAILURE BY FIRST WESTERN OR ITS SUPPLIERS AND CUSTOMERS TO ENSURE THAT THEIR COMPUTER SYSTEMS ARE YEAR 2000 COMPLIANT COULD HAVE AN ADVERSE EFFECT ON FIRST WESTERN. First Western faces a significant business issue regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing software application products, including software application products used by First Western and its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. The interruption to First Western's business could be substantial if its current computer service provider fails in efforts to assist First Western in becoming year 2000 compliant. In addition, failure by suppliers and customers of First Western to modify and convert their own computer systems could have a significant adverse effect on the suppliers' or customers' operations and profitability, thus inhibiting their ability to provide services or repay loans to First Western. As a practical matter, First Western will unlikely be able to accumulate information on its suppliers' and customers' year 2000 programs to assess the impact on First Western. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Considerations."


         CONTROL BY PRINCIPAL SHAREHOLDERS. Approximately 99.1% of the outstanding shares of First Western's common stock is owned directly or indirectly by Joel H. Wiens, First Western's Chairman, and Timothy D. Wiens, First Western's Vice Chairman. As a result, the Wiens are able to elect all members of First Western's Board of Directors and direct the policies and decisions of First Western. This control would make the acquisition of control of First Western by a third party impossible without the Wiens' approval.

         MANAGEMENT WILL HAVE BROAD DISCRETION IN FIRST WESTERN'S USE OF THE PROCEEDS IT RECEIVES. First Western will receive approximately $18.9 million in net proceeds from the sale of its junior subordinated indentures, after deducting underwriting commissions and estimated expenses payable by First Western. First Western's management will have broad discretion to allocate these net proceeds to uses it believes are appropriate. See "Use of Proceeds" for the application of the proceeds. The amount and timing of the allocations will depend on a number of factors, including First Western's and its subsidiary banks' capital requirements and may affect First Western's earnings.


         GOVERNMENT REGULATION MAY RESULT IN HIGHER OPERATING COSTS FOR FIRST WESTERN. First Western and its banks are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Although some of the legislative and regulatory changes may benefit First Western and its banks, others may increase their costs of doing business or otherwise adversely affect them and create competitive advantages for non-bank competitors. For further information concerning regulation of First Western, see "Supervision and Regulation."

                            RECENT OPERATING RESULTS


         The following summary financial results for fiscal 1998 are unaudited.


         During the quarter ended December 31, 1998, First Western's assets and loans continued to reflect the significant growth experienced since 1995. Net new loans for the quarter were $46.7 million, and First Western's total assets at December 31, 1998 were $370.4 million compared to total assets of $227.6 million at December 31, 1997. During the fourth quarter of 1998 management increased the allowance for loan losses by $590,000 due primarily to the increase in net new loans during the quarter, and in accordance with First Western's methodology designed to identify losses inherent in existing loans and commitments to extend credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis for Allowance for Loan Losses." The total allowance for loan losses at December 31, 1998 was $2.2 million or .75% of total loans compared to $1.3 million or .80% of total loans at December 31, 1997.


         First Western had net income of $3.4 million for 1998 compared to $2.5 million for 1997. Return on average common equity for the year was 17.89% compared to 16.31% for 1997, while return on average assets was 1.16% compared to 1.35% for 1997. Net interest income for 1998 was $13.9 million compared to $8.8 million for 1997. Net interest margin for 1998 was slightly lower than 1997, at 5.20% compared to 5.27% for 1997. Other income for 1998 was $2.1 million compared to $1.7 million for 1997. Shareholders' equity increased to $20.4 million at December 31, 1998 from $16.9 million at December 31, 1997. Total loans at year end were $295.1 million compared to $165.6 million at December 31, 1997. Nonperforming assets at December 31, 1998 decreased to $1.2 million from $1.4 million at December 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The consolidated statements of income data for the years ended December 31, 1997 and 1996 and the consolidated balance sheet data as of December 31, 1997 are derived from First Western's consolidated financial statements and notes thereto which have been audited by Clifton Gunderson L.L.C., independent public accountants, and are included elsewhere in this prospectus. The consolidated statements of income data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1996 and 1995 are derived from First Western's unaudited consolidated financial statements not included in this prospectus. The consolidated statement of income data for the nine months ended September 30, 1998 and 1997, and the consolidated balance sheet data as of September 30, 1998 and 1997, have been derived from unaudited consolidated financial statements, which, in the opinion of First Western, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of First Western for those periods. The consolidated statements of income data for interim periods are not necessarily indicative of results for subsequent periods or the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with First Western's consolidated financial statements appearing elsewhere in this prospectus.


                                       AT OR FOR THE NINE MONTHS ENDED SEPTEMBER           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------------------------           -------------------------------------
                                               1998             1997                      1997              1996             1995
                                               ----             ----                      ----              ----             ----
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME:
INTEREST INCOME.............................$  18,715         $  11,308                 $  16,263         $   7,908         $6,544
INTEREST EXPENSE............................    8,755             5,109                     7,481             3,120          2,655
NET INTEREST INCOME ........................    9,960             6,199                     8,782             4,788          3,889
PROVISION FOR LOAN LOSSES...................      180               110                       140                15            104
OTHER INCOME................................    1,981             1,205                     1,708             1,251            907
OTHER EXPENSES..............................    7,043             4,414                     6,544             3,749          2,775
INCOME TAX EXPENSE..........................    1,765               919                     1,309               705            475
NET INCOME..................................    2,953             1,961                     2,497             1,570          1,442

CONSOLIDATED BALANCE SHEET:
TOTAL ASSETS................................ $335,493          $218,813                  $227,600          $125,013        $95,975
LOANS.......................................  248,347           147,266                   165,627            68,751         45,580
ALLOWANCE FOR LOAN LOSSES...................    1,592             1,290                     1,321               851            767
INVESTMENT SECURITIES AVAILABLE-FOR-SALE....   35,110            15,920                    15,470            15,653         21,579
INVESTMENT SECURITIES HELD-TO-MATURITY......    9,241            13,578                    13,042            16,135         13,204
NONPERFORMING ASSETS(1).....................    1,471               874                     1,369               125            138
DEPOSITS....................................  294,044           187,979                   200,294           101,387         78,041
STOCKHOLDERS' EQUITY........................   19,868            16,369                    16,911            13,749         12,244

PER COMMON SHARE:
BASIC EARNINGS PER SHARE(2)................. $  21.09          $  14.89                  $  18.67          $  12.56         $11.54
BOOK VALUE PER SHARE........................   141.92            116.92                    120.79            109.99          97.96
TANGIBLE BOOK VALUE PER SHARE...............   135.79            109.91                    114.33            109.99          97.96

KEY RATIOS(3):
NET INTEREST MARGIN (4).....................     5.49%             5.34%                     5.27%             5.36%          5.11%
NET INTEREST SPREAD (4).....................     4.73              4.45                      4.39              4.24           4.15
RETURN ON AVERAGE ASSETS....................     1.49              1.51                      1.35              1.52           1.63
RETURN ON AVERAGE COMMON EQUITY.............    21.47             17.43                     16.31             11.42          11.78
STOCKHOLDERS' EQUITY TO TOTAL ASSETS........     5.92              7.48                      7.43             11.00          12.76
CORE RISK-BASED CAPITAL.....................     7.22              9.59                      9.02             17.79          21.01
TOTAL RISK BASED CAPITAL....................     7.80             10.36                      9.74             18.80          22.21
NONPERFORMING ASSETS TO TOTAL ASSETS........     0.44              0.40                      0.60              0.10           0.14
NONPERFORMING LOANS TO TOTAL LOANS..........     0.28              0.29                      0.74              0.17           0.30
ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS(5)      0.64              0.88                      0.80              1.24           1.68
ALLOWANCE FOR LOAN LOSSES TO NONPERFORMING
LOANS(5)                                       229.73%           179.87%                   107.61%           739.65%        555.93%

RATIO OF EARNINGS TO FIXED CHARGES (6):
INCLUDING INTEREST ON DEPOSITS..............     1.54X             1.56X                     1.51X             1.73X          1.72X
EXCLUDING INTEREST ON DEPOSITS..............     9.27X             9.01X                     8.69X            15.06X         15.44X


----------
(1) Other real estate, and nonaccrual, impaired and all other loans 90 days or more delinquent.
(2) No difference exists between basic and diluted earnings per share.
(3) The ratios for the nine months ended September 30, 1998 and 1997 have been annualized and are not necessarily indicative of the results for the entire year.
(4) On a tax equivalent basis.
(5) At December 31, 1998 the allowance for loan losses to total loans was .75% and to nonperforming loans was 213.39% based on an allowance for loan losses of $2.2 million.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense.

                              CAUTIONARY STATEMENTS

         Statements which are not historical facts contained or incorporated by reference in this prospectus are forward-looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause actual results to differ materially include the factors discussed in "Risk Factors" as well as continued success of First Western's branching strategy, general economic conditions, economic conditions in the Denver metropolitan-northern Colorado and western Nebraska areas, the monetary policy of the Federal Reserve, changes in interest rates, inflation, and changes in the state and federal regulatory regime applicable to First Western's and its banks' operations.


         Information included and incorporated by reference in this prospectus includes forward looking statements, which can be identified by the use of forward-looking terminology such as may, will, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this prospectus constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.


                                 USE OF PROCEEDS

         All of the proceeds from the sale of preferred securities will be invested by FW Capital I in the junior subordinated debentures of First Western. The net proceeds to First Western from the sale of the junior subordinated debentures, after deducting estimated underwriting commissions and offering expenses, are estimated to be approximately $18.9 million or $21.7 million if the underwriters' over-allotment option is exercised in full. First Western intends to use the net proceeds to repay all $8.8 million of its outstanding note payable as of December 31, 1998, and contribute approximately $4.2 million of capital to Firstate Bank of Colorado, with the remainder to be used for general corporate purposes. These corporate purposes may include additional capital contributions to First Western's banks, purchase and construction of future bank branch locations, and possible future acquisitions. The $4.2 million additional capital contribution to Firstate Bank of Colorado will result in an increased legal lending limit which is designed to further its internal growth objectives. Pending their application, the net proceeds may be invested in short-term, marketable, investment grade interest-bearing securities.


         First Western is required by the Federal Reserve to maintain defined levels of capital for bank regulatory purposes. In 1996, the Federal Reserve announced that qualifying amounts of securities having the characteristics of the preferred securities could be included as core capital for bank holding companies subject to limited exceptions. See "Capitalization." This capital treatment, together with First Western's ability to deduct, for federal income tax purposes, interest payable on the junior subordinated debentures, will provide First Western with a cost-effective means of obtaining capital for bank regulatory purposes.


                              ACCOUNTING TREATMENT

         For financial reporting purposes, FW Capital I will be treated as a subsidiary of First Western and, accordingly, the accounts of FW Capital I will be included in the Consolidated Financial Statements of First Western. The preferred securities will be presented as a separate line item in the consolidated balance sheets of First Western under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely junior subordinated debentures," and appropriate disclosures about the preferred securities, the preferred securities guarantee of First Western and the junior subordinated debentures will be included in the Notes to Consolidated Financial Statements. For financial reporting purposes, First Western will record distributions payable on the preferred securities as interest expense in the consolidated statements of income.

         Future reports of First Western filed under the Securities Exchange Act of 1934, as amended will include a footnote to the consolidated financial statements stating that:

         o        FW Capital I is wholly-owned;

         o the sole assets of FW Capital I are the junior subordinated debentures and specifying the principal amount, interest rate and maturity date of the junior subordinated debentures; and

         o the obligations of First Western described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by First Western of the obligations of FW Capital I under the preferred securities. FW Capital I will not provide separate reports under the Securities Exchange Act of 1934.


         No separate financial statements of FW Capital I have been included in this prospectus. First Western and FW Capital I do not consider that financial statements of FW Capital I would be material to holders of the preferred securities because FW Capital I is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as assets the junior subordinated debentures of First Western and issuing the preferred securities. For more information, see "Description of the Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Preferred Securities Guarantee."

                                 CAPITALIZATION

         The following table presents the consolidated borrowings and capitalization of First Western at September 30, 1998 and as adjusted to give effect to the issuance of the preferred securities by FW Capital I in this offering and the use of net proceeds as described in "Use of Proceeds."


                                                                                                 SEPTEMBER 30, 1998
                                                                                        -------------------------------------
                                                                                         ACTUAL                   AS ADJUSTED
                                                                                        ---------                 -----------
                                                                                               (DOLLARS IN THOUSANDS)
Borrowings:
  Securities sold under agreements to repurchase................................        $   2,588                  $    2,588
  Federal Home Loan Bank borrowings.............................................            8,500                       8,500
  Note payable(1)...............................................................            5,800                          --
                                                                                        ---------                  ----------
         Total borrowings.......................................................        $  16,888                  $   11,088
                                                                                        =========                  ==========

Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely junior
  subordinated debentures(2)....................................................        $       -                  $   20,000
                                                                                        =========                  ==========

Stockholders' equity:
  Common Stock, $1.00 par value; 500,000 shares authorized;
    140,000 shares issued and outstanding.......................................        $     140                 $       140
  Additional paid-in capital....................................................              697                         697
  Retained earnings.............................................................           19,038                      19,038
  Unrealized loss on securities available for sale,
     net of income tax effect...................................................               (7)                         (7)
                                                                                        ---------                  ----------

         Total stockholders' equity.............................................        $  19,868                  $   19,868
                                                                                        =========                  ==========

Consolidated regulatory capital ratios:
  Total capital to risk-weighted assets.........................................             7.80%                      15.13%
  Core capital to risk-weighted assets(3).......................................             7.22                        9.62
  Core capital to average assets(3).............................................             6.20                        8.27


----------
(1) The note payable increased to $8.8 million as of December 31, 1998. The entire note will be paid with proceeds of this offering. See "Use of Proceeds."


(2) The subsidiary trust is FW Capital I, a wholly-owned subsidiary of First Western that will hold, as its sole asset, $20.6 million principal amount of junior subordinated debentures, of which $20.0 million will be purchased with the proceeds of the preferred securities issued by FW Capital I. The remaining $600,000 of junior subordinated debentures will be purchased with the proceeds of the common securities issued by FW Capital I. First Western will own all of the common securities. See "Description of Junior Subordinated Debentures" and "Description of the Preferred Securities." The junior subordinated debentures will mature on ________, 2029, which date may be shortened to a date not earlier than ________, 2004 upon meeting conditions in the indenture relating to the junior subordinated debentures. The preferred securities are subject to mandatory redemption upon repayment of the junior subordinated debentures at maturity or their earlier redemption in an amount equal to the amount of junior subordinated debentures maturing or being redeemed at a redemption price equal to the aggregate liquidation amount of the preferred securities, plus accumulated and unpaid distributions thereon to the date of redemption. See "Description of the Preferred Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Redemption."

(3) The preferred securities have been structured to qualify as core capital. However, they cannot be used to constitute more than 25% of First Western's total core capital according to regulatory requirements. As adjusted for this offering, First Western's core capital as of September 30, 1998 would have been $26.4 million of which $6.6 million would have been attributable to the preferred securities. Any future increases in other elements of First Western's core capital, including retained earnings, should permit First Western to include greater portions of the preferred securities proceeds in core capital. The remaining $13.4 million not qualifying as core capital will be included in total capital.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT AND RISK FACTORS

         The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus. First Western's future operating results may be affected by various trends and factors which are beyond First Western's control. These include the factors set forth in "Risk Factors" and "Cautionary Statements." Accordingly, past results and trends may not be reliable indicators of future results or trends. With the exception of historical information, the matters discussed below include forward-looking statements that involve risks and uncertainties. First Western cautions readers that a number of important factors discussed below could affect First Western's actual results and cause actual results to differ materially from those in the forward-looking statements.

OVERVIEW

         First Western has experienced significant growth since 1995 due to its branch expansion strategy. Total assets have increased to $335 million as of September 30, 1998 from $228 million as of December 31, 1997 and $125 million as of December 31, 1996. First Western has maintained above average profitability while achieving strong asset growth. During the same time period, net income increased to $3.0 million for the nine months ended September 30, 1998, from $2.5 million for the year ended December 31, 1997 and $1.6 million for the year ended December 31, 1996. On an annualized basis, as of September 30, 1998, return on average assets of First Western equaled 1.49%, while return on average equity was 21.47%.

RESULTS OF OPERATIONS

         NET INTEREST INCOME. First Western's net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans, investment securities and funds sold, and interest expense, principally on customer deposits. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average earning assets and is influenced by the level and relative mix of earning assets and interest-bearing liabilities.

         The following tables present the average balances, net interest income and expense and average yields and rates for First Western's earning assets and interest-bearing liabilities for the indicated periods on a tax equivalent basis assuming a 34% tax rate.

                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                  -----------------------------------------------------------------------------
                                                                    1998                                     1997
                                                  ---------------------------------------     ---------------------------------
                                                                  INTEREST        AVERAGE                   INTEREST    AVERAGE
                                                  AVERAGE          EARNED          YIELD      AVERAGE        EARNED      YIELD
                                                  BALANCE         OR PAID         OR COST(1)  BALANCE       OR PAID     OR COST(1)
                                                  -------         --------        -------     -------       --------    -------
                                                                               (DOLLARS IN THOUSANDS)
EARNING ASSETS
  Investment securities:
    Taxable .................................     $  20,073       $   831          5.53%      $ 22,708      $   940      5.54%
    Tax exempt (tax equivalent) .............         8,849           560          8.46          8,376          499      7.95
  Funds sold and interest-bearing deposits ..        17,252           707          5.48         10,293          446      5.79
  Loans held for sale .......................         3,048           135          5.92          1,653           84      6.79
  Loans(2) ..................................       199,450        16,672         11.18        117,522        9,509     10.82
  Allowance for loan losses .................        (1,452)         --                         (1,128)         --
                                                   --------       --------                    --------     --------     -----

  Total earning assets ......................     $ 247,220       $18,905         10.22       $159,424     $ 11,478      9.62
                                                   ========       --------                    ========     --------

INTEREST-BEARING LIABILITIES
  Interest-bearing deposits:
    Demand, interest-bearing ................     $  28,900       $   658          3.04       $ 22,668     $    458      2.70
    Savings .................................        22,677           745          4.39         18,632          583      4.18
    Certificates of deposit:
      Under $100,000 ........................       116,821         5,376          6.15         64,710        2,935      6.06
      $100,000 and over .....................        31,567         1,406          5.95         17,608          773      5.87
                                                   --------       -------                     --------     --------

  Total interest-bearing deposits ...........       199,965         8,185          5.47        123,618        4,749      5.14

  Federal Home Loan Bank borrowings, federal
    funds purchased and securities sold under
    agreements to repurchase ................         9,916           388          5.23          7,532          311      5.52
  Note payable ..............................         3,156           182          7.71            870           49      7.44
                                                   --------       -------                     --------     --------

  Total interest-bearing liabilities ........     $ 213,037         8,755          5.49       $132,020        5,109      5.17
                                                   ========       -------                     ========     --------

  Net interest income (tax equivalent) ......                    $ 10,150                                   $ 6,368
                                                                 ========                                  ========

  Net interest margin(3) ....................                                      5.49%                                 5.34%
  Net interest spread .......................                                      4.73%                                 4.45%

Ratio of average interest-bearing liabilities
    to average interest-earning assets ......         86.17%                                     82.81%

---------
(1)      Yields are annualized.

(2) Loans are net of unearned income. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows for the nine months ended September 30, 1998 - $1,632,962; 1997 - $837,713.

(3) Net interest margin is net interest income divided by average total earning assets (on an annualized basis).

          Net interest income, on a tax-equivalent basis, was $10.2 million for the nine months ended September 30, 1998, an increase of $3.8 million from $6.4 million for the same period in 1997. Interest income for the nine months ended September 30, 1998 was $18.9 million and September 30, 1997 was $11.5 million. The interest income increase of $7.4 million is primarily due to higher balances of earning assets. First Western achieved an increase of $87.8 million or 55.08% in average earning assets to $247.2 million for the nine months ended September 30, 1998 from $159.4 million for the same period in 1997. The majority of the increase in earning assets was attributable to $81.9 million increase in average loans outstanding. The majority of the loans in First Western's lending portfolio are floating rate loans tied to the prime rate. The $7.0 million increase in funds sold represents temporary liquidity to fund loans committed but unfunded. The average yield on earning assets increased to 10.22% for the nine months ended September 30, 1998 from 9.62% for the comparable period in 1997.

         Interest expense increased $3.7 million to $8.8 million for the nine months ended September 30, 1998 compared to $5.1 million for the same period in 1997. The significant increase in average balances of certificates of deposit under $100,000 to $116.8 million for the nine months ended September 30, 1998 from $64.7 million for the comparable period in 1997 was due to core growth at First Western's banks as well as promotional campaigns related to the opening of new branches. The increase in certificates of deposit of $100,000 and over was due to the branch openings and promotional campaigns. The increase in the average note payable to $3.2 million for the nine months ended September 30, 1998 was due to First Western's advances on a note with a commercial lender. The proceeds of these advances were used as capital injections at Firstate Bank of Colorado. First Western expects to pay off the note with net proceeds from the sale of the junior subordinated debentures. The cost of interest-bearing liabilities for the nine months ended September 30, 1998 was 5.49% and September 30, 1997 was 5.17%, and, when combined with noninterest-bearing deposits, the cost of funds for the nine months ended September 30, 1998 was 4.78% and September 30, 1997 was 4.37%. See "-- Deposits." As a result of these factors, net interest margin, on a tax-equivalent basis, increased to 5.49% for the nine months ended September 30, 1998 from 5.34% for the comparable period in 1997.


                                                                               YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------------------
                                                                         1997                               1996
                                                       ----------------------------------     ---------------------------------
                                                                      INTEREST    AVERAGE                INTEREST    AVERAGE
                                                       AVERAGE         EARNED      YIELD      AVERAGE     EARNED      YIELD
                                                       BALANCE        OR PAID     OR COST     BALANCE    OR PAID     OR COST
                                                       -------        --------    -------     -------    --------    -------
                                                                                (DOLLARS IN THOUSANDS)
EARNING ASSETS
  Investment securities:
    Taxable .......................................    $  22,190      $ 1,220       5.50%     $23,189    $ 1,292      5.57%
    Tax exempt (tax equivalent) ...................        8,393          678       8.07        8,573        767      8.95
  Funds sold and interest-bearing deposits                12,823          735       5.73        8,307        423      5.09
  Loans held for sale .............................        1,839          121       6.58          508         30      5.91
  Loans(1) ........................................      126,914       13,739      10.83       54,515      5,656     10.38
  Allowance for loan losses .......................       (1,176)        --                      (832)       --
                                                       ---------      -------                 -------    -------

  Total earning assets ............................    $ 170,983      $16,493       9.65      $94,260    $ 8,168      8.67
                                                       =========      -------                 =======    -------

INTEREST-BEARING LIABILITIES
  Interest-bearing deposits:
    Demand, interest-bearing ......................    $  23,097      $   630       2.73      $18,143    $   467      2.57
    Savings .......................................       18,897          795       4.21       14,894        594      3.99
    Certificates of deposit:
      Under $100,000 ..............................       72,229        4,412       6.11       26,367      1,484      5.63
      $100,000 and over ...........................       19,500        1,149       5.89        7,416        414      5.58
                                                       ---------      -------                 -------    -------

  Total interest-bearing deposits .................      133,723        6,986       5.22       66,820      2,959      4.43

  Federal Home Loan Bank borrowings,
    federal funds purchased and securities
     sold under agreements to repurchase ..........        7,031          382       5.43        3,591        161      4.50
  Note payable ....................................        1,500          113       7.53         --         --        --
                                                       ---------      -------                 -------    -------

  Total interest-bearing liabilities ..............    $ 142,254      $ 7,481       5.26      $70,411    $ 3,120      4.43
                                                       =========      -------                 =======    -------

  Net interest income (tax equivalent) ............                   $ 9,012                            $ 5,048
                                                                      =======                            =======

  Net interest margin(2) ..........................                                 5.27%                             5.36%
  Net interest spread .............................                                 4.39%                             4.24%

Ratio of average interest-bearing liabilities
    to average interest-earning assets ............        83.20%                               74.70%

---------
(1) Loans are net of unearned loan fees. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows: 1997 - $1,218,289; 1996 - $383,628.

(2) Net interest margin is net interest income divided by average total earning assets.

         Net interest income, on a tax-equivalent basis, was $9.0 million for the year ended December 31, 1997, an increase of $4.0 million from $5.0 million in 1996. Interest income increased $8.3 million to $16.5 million in 1997 from $8.2 million in 1996. This increase resulted primarily from an increase of $76.7 million in average earning assets to $171.0 million in 1997 from $94.3 million in 1996. The majority of the asset growth was due to growth in the loan portfolio. Average loans increased $72.4 million or 132.81% to $126.9 million in 1997 from $54.5 million in 1996 due primarily to the establishment of a new branch and to First Western's acquisition of a two-branch savings bank which was assimilated into Firstate Bank of Colorado. The average yield on earning assets increased to 9.65% in 1997 from 8.67% in 1996.

         Interest expense increased $4.4 million to $7.5 million in 1997 from $3.1 million in 1996. A $57.9 million increase in certificates of deposit accounted for $3.7 million of the increase. The certificates of deposits increased due to the addition of a new branch and the acquisition of the savings bank. Changes in the relative mix of average interest-bearing liabilities included a $3.4 million average increase in advances from the Federal Home Loan Bank. The cost of interest-bearing liabilities for the years ended December 31, 1997 was 5.26% and December 31, 1996 was 4.43%, and, when combined with noninterest-bearing deposits, the cost of funds was 4.48% in 1997 compared to 3.56% in 1996. Net interest margin, on a tax- equivalent basis, decreased to 5.27% in 1997 from 5.36% in 1996, primarily as a result of higher costs for certificates of deposit.

         The following table illustrates, for the periods indicated, the changes in First Western's net interest income on a tax-equivalent basis due to changes in volume and changes in interest rates. Changes in net interest income due to both volume and rate have been allocated to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                               NINE MONTHS ENDED                YEAR ENDED                   YEAR ENDED
                                                 SEPTEMBER 30,                  DECEMBER 31,                DECEMBER 31,
                                           -------------------------     -------------------------    ------------------------
                                            1998 COMPARED TO 1997:         1997 COMPARED TO 1996:       1996 COMPARED TO 1995:
                                           -------------------------     -------------------------    ------------------------
                                            INCREASE (DECREASE) IN       INCREASE (DECREASE) IN       INCREASE (DECREASE) IN
                                             NET INTEREST INCOME          NET INTEREST INCOME          NET INTEREST INCOME
                                               DUE TO CHANGE IN             DUE TO CHANGE IN             DUE TO CHANGE IN
                                            VOLUME     RATE   TOTAL      VOLUME     RATE   TOTAL      VOLUME     RATE   TOTAL
                                            ------    ------  ------     ------    ------  ------     ------    ------  ------
                                                                              (IN THOUSANDS)

Earning assets:
  Investment securities
  Taxable ................................  $  (109)  $  --   $  (109)   $   (55)  $ (17)  $   (72)      (191)  $(187)  $  (378)
  Tax exempt (tax equivalent) ............       29      33        62        (16)    (73)      (89)        35      40        75
  Fund sold and interest-bearing
    deposits .............................      286     (25)      261        253      59       312        167      (5)      162
  Loans held for sale ....................       63     (12)       51         87       4        91
  Loans ..................................    6,839     324     7,163      7,827     256     8,083      1,294     208     1,502
                                            -------   -----   -------    -------   -----   -------    -------   -----   -------

  Total earning assets ...................    7,108     320     7,428      8,096     229     8,325      1,305      56     1,361
                                            -------   -----   -------    -------   -----   -------    -------   -----   -------

Interest-bearing liabilities:
  Demand, interest bearing ...............      137      63       200        134      29       163         12     (19)       (7)
  Savings ................................      132      30       162        167      34       201        (10)    (13)      (23)
  Certificates of deposit:
    Under $100,000 .......................    2,396      45     2,441      2,791     137     2,928        304      34       338
    $100,000 and over ....................      623      10       633        711      24       735        130      (1)      129

  Federal Home Loan Bank borrowings,
    federal funds purchased and securities
     sold under agreements
     to repurchase .......................       94     (17)       77        181      40       221         29      29
  Note payable ...........................      133      --       133        113      --       113         --      --        --
                                            -------   -----   -------    -------   -----   -------    -------   -----   -------

  Total interest-bearing liabilities .....    3,515     131     3,646      4,097     264     4,361        436      30       466
                                            -------   -----   -------    -------   -----   -------    -------   -----   -------

  Net increase (decrease) in net interest
    income (tax equivalent) ..............  $ 3,593   $ 189   $ 3,782    $ 3,999   $ (35)  $ 3,964    $   869   $  26   $   895
                                            =======   =====   =======    =======   =====   =======    =======   =====   =======

         OTHER INCOME. The following table presents First Western's other income for the indicated periods.


                                                            NINE MONTHS ENDED                             YEAR ENDED
                                                              SEPTEMBER 30,                               DECEMBER 31,
                                                         -----------------------                     ----------------------
                                                         1998               1997                     1997              1996
                                                         ----               ----                     ----              ----
                                                                                    (IN THOUSANDS)
Fees for other customer services............           $   726           $   555                  $    761          $   627
Net gains from sale of loans................               716               475                       625              232
Commissions and fees from
  brokerage activities......................               133                13                        29               15
Investment securities transactions, net                    (3)                --                        --              196
Other operating income......................               409               162                       293              181
                                                       -------           -------                   -------          -------

Total other income..........................            $1,981            $1,205                    $1,708           $1,251
                                                        ======            ======                    ======           ======

         During the nine months ended September 30, 1998, total other income increased to $2.0 million from $1.2 million for the comparable period in 1997 due primarily to increases in mortgage loan originations and sales, increased ATM fee income and First Western's creation of an investment services division. Other income for the year ended December 31, 1997 compared to 1996 increased by approximately $457,000 due primarily to increased income from mortgage loan originations and sales and increased ATM fee income.

         OTHER EXPENSES. The following table presents First Western's operating expenses for the indicated periods.

                                                            NINE MONTHS ENDED                              YEAR ENDED
                                                              SEPTEMBER 30,                               DECEMBER 31,
                                                         -----------------------                     ----------------------
                                                         1998               1997                     1997              1996
                                                         ----               ----                     ----              ----
                                                                                   (IN THOUSANDS)
Salaries and employee benefits..............            $3,545            $2,172                    $3,296           $1,950
Net occupancy expense of premises...........             1,107               652                       989              464
Purchased services .........................               906               627                       842              327
Office supplies ............................               233               126                       182              137
Minority interest in income of
  consolidated subsidiaries.................                93                86                       101              184
Other operating expenses....................             1,159               751                     1,134              687
                                                        ------            ------                    ------           ------

         Total other expenses...............            $7,043            $4,414                    $6,544           $3,749
                                                        ======            ======                    ======           ======

         During the nine months ended September 30, 1998, total other expenses increased by $2.6 million over the comparable 1997 period to $7.0 million, primarily as a result of opening and operating four additional branches. Salaries and employee benefits increased by $1.4 million due to staffing of new branch locations, additions of corporate overhead and increases in the volume of commission-based mortgage lending. The increase in net occupancy expenses for each period is a direct result of the increased number of branches. Purchased services reflect outside services, primarily data processing, purchased by First Western to conduct operations. During the year ended December 31, 1997, total operating expenses increased $2.8 million from 1996, with increases occurring among the various components due primarily to First Western's purchase of the savings bank, establishment of an additional branch and other internally generated growth.

         FEDERAL INCOME TAX. First Western's consolidated income-tax rate varies from statutory rates principally due to interest income from tax-exempt securities. The provision for income taxes increased by $846,000 to $1.8 million for the nine months ended September 30, 1998 from $919,000 for the comparable period in 1997, reflecting the increase of income before income taxes for the period. First Western recorded income tax expenses totaling $1.3 million in 1997 and $705,000 in 1996.

         FINANCIAL CONDITION

         LOAN PORTFOLIO COMPOSITION. The following table presents the composition of First Western's loan portfolio by type of loan at the dates indicated. Management believes that the balance sheet information as of the dates indicated should be read in conjunction with the average balance information in the tables above under "- Net Interest Income."

                                              SEPTEMBER 30,                               DECEMBER 31,
                                       ------------------------       -------------------------------------------------------
                                                 1998                           1997                           1996
                                       ------------------------       ------------------------       ------------------------
                                         AMOUNT          %             AMOUNT            %            AMOUNT            %
                                       ---------      ---------       ---------      ---------       ---------      ---------
                                                                   (DOLLARS IN THOUSANDS)
COMMERICAL, FINANCIAL AND
  AGRICULTURAL(1)..................    $  50,070           20.3%      $  41,500           25.3%      $  27,343           40.3%
REAL ESTATE CONSTRUCTION...........       68,624           27.8          37,235           22.7          10,062           14.8
REAL ESTATE MORTGAGE...............      120,850           49.0          79,499           48.4          25,946           38.2
INSTALLMENT LOANS TO INDIVIDUALS ..        9,393            3.8           7,693            4.7           5,226            7.7
OTHER..............................          167            0.0             132            0.0             332            0.5
                                       ---------      ---------       ---------      ---------       ---------      ---------
  TOTAL FACE AMOUNT OF LOANS.......      249,104          100.9         166,059          101.1          68,909          101.5
UNEARNED LOAN FEES.................         (757)          (0.3)           (432)          (0.3)           (158)          (0.2)
                                       ---------      ---------       ---------      ---------       ---------      ---------
LOANS..............................      248,347          100.6         165,627          100.8          68,751          101.3
LESS ALLOWANCE FOR LOAN LOSSES.....       (1,592)          (0.6)         (1,321)          (0.8)           (851)          (1.3)
                                       ---------      ---------       ---------      ---------       ---------      ---------

NET LOANS..........................    $ 246,755          100.0%      $ 164,306          100.0%      $  67,900          100.0%
                                       =========      =========       =========      =========       =========      =========

----------

(1) Agricultural loan balances were $15.2 million at September 30, 1998, $13.9 million at December 31, 1997 and $11.7 million at December 31, 1996.

         As of September 30, 1998, loans were $248.3 million, or $82.7 million greater than loans of $165.6 million as of December 31, 1997. First Western's two primary categories of loans, real estate mortgage loans and construction loans, constituting 76.8% of loans as of September 30, 1998, trended upward as indicated as of the stated dates. These loans as a group were $189.5 million as of September 30, 1998, $72.8 million over the $116.7 million combined balance as of December 31, 1997, which in turn was $80.7 million greater than this type of loans as of December 31, 1996. Installment loans increased modestly, with a balance of $9.4 million as of September 30, 1998 compared to $7.7 million as of December 31, 1997 and $5.2 million at December 31, 1996. The significant loan portfolio growth over the indicated periods is due primarily to First Western's success in attracting and retaining experienced bank personnel who possessed existing customer relationships. Loans as of December 31, 1997 were up $96.9 million compared to December 31, 1996, due to greater amounts of commercial and residential construction and commercial real estate loans, which reflect First Western's growth.


         Although the risk of non-payment exists for a variety of reasons relating to all loans, other more specific risks are associated with each type of loan. Risks associated with real estate mortgage loans include the borrower's inability to pay and deterioration in value of real estate held as collateral. Several risks are present in construction loans, including economic conditions in the building industry, fluctuating land values, failure of the contractor to complete work and the borrower's inability to repay. Risks associated with commercial, financial and agricultural loans are the quality of the borrower's management and the impact of local economic factors as well as prices received for products. Installment loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic conditions as well as the personal circumstances of the borrower. Management believes that risk levels associated with the various types of loans are dependent upon the existence of the risks at any particular time, for example, economic conditions in the building industry.

         First Western believes that its philosophy in extending credit is relatively conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be operating cash flows, while the secondary source should generally be disposition of collateral. First Western engages in very little unsecured lending, and generally requires personal guarantees of principals for business obligations. First Western practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of a senior credit officer and/or a loan committee at lending thresholds established by First Western is obtained in addition to that of the recommending loan officer.


         At September 30, 1998, net loans totaled approximately 83.92% of total deposits and approximately 73.55% of total assets.

         LOAN MATURITIES. The following tables present, at September 30, 1998 and December 31, 1997, loans by maturity in each major category of First Western's portfolio based on contractual repricing schedules. Unearned loan fee income has been matched with its respective loan categories and assigned to maturity categories consistent with the underlying loans. Actual maturities may differ from the contractual repricing maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications. Further information regarding First Western's real estate mortgage loan portfolio is provided in "Business -- Loans." First Western has a significant portion of its real estate mortgage loan portfolio with maturities of one year or less. If not repaid upon maturity, these loans are subject to the same credit evaluation and other underwriting criteria of First Western as a new loan application, and subject to new terms and conditions as deemed appropriate by First Western lending personnel.

                                                                            SEPTEMBER 30, 1998
                                    -----------------------------------------------------------------------------------------------
                                                     OVER ONE  YEAR THROUGH FIVE YEARS           OVER FIVE YEARS
                                     ONE YEAR        ---------------------------------           ---------------
                                      OR LESS         FIXED RATE       FLOATING RATE      FIXED RATE     FLOATING RATE     TOTAL
                                    -----------       ----------       -------------      ----------     -------------     -----
                                                                              (IN THOUSANDS)

Commercial, financial  and
  agricultural......................$ 45,762          $  3,469         $      66          $   516        $    --           $  49,813
Real estate construction............  68,624                --                --               --             --              68,624
Real estate mortgage................  87,674            16,120            13,147            3,409             --             120,350
Installment loans to individuals
   and other........................   5,368             4,060                 5              127             --               9,560
                                    --------          --------         ---------          -------         ------           ---------

  Total loans.......................$207,428          $ 23,649         $  13,218          $ 4,052         $   --            $248,347
                                    ========          ========         =========          =======         ======            ========


                                                                            DECEMBER 31, 1997
                                    -----------------------------------------------------------------------------------------------
                                                     OVER ONE  YEAR THROUGH FIVE YEARS           OVER FIVE YEARS
                                     ONE YEAR        ---------------------------------           ---------------
                                      OR LESS         FIXED RATE       FLOATING RATE      FIXED RATE     FLOATING RATE     TOTAL
                                    -----------       ----------       -------------      ----------     -------------     -----
                                                                              (IN THOUSANDS)

Commercial, financial  and
  agricultural......................$ 38,129          $  2,950          $    101          $   173        $    --           $  41,353
Real estate construction............  37,235                --                --               --             --              37,235
Real estate mortgage................  48,728            14,227            12,609            3,650             --              79,214
Installment loans to individuals
   and other........................   4,431             3,271                21              102             --               7,825
                                    --------          --------          --------          -------         -------           --------

  Total loans.......................$128,523          $ 20,448          $ 12,731          $ 3,925        $    --           $ 165,627
                                    ========          ========          ========          =======        =======           =========

         NONPERFORMING LOANS. Nonperforming loans consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans and restructured loans. When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and accrued but unpaid interest is reversed through a charge to current year's earnings. While the loan is on nonaccrual status, interest income is recognized only upon receipt and then only if, in the judgment of management, there is no reasonable doubt as to the collectibility of the principal balance. Loans 90 days or more delinquent generally are changed to nonaccrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable.

         Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to the borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. First Western did not have any restructured loans as of September 30, 1998, or December 31, 1997, 1996 and 1995.

         The following table presents information concerning the nonperforming assets of First Western at the dates indicated:

                                                             SEPTEMBER 30,                        DECEMBER 31,
                                                             -------------          ------------------------------------------
                                                                  1998              1997              1996              1995
                                                                  ----              ----              ----              ----
                                                                                   (DOLLARS IN THOUSANDS)

NONACCRUAL LOANS:..........................                      $  414           $  484              $ 93             $110
OTHER LOANS 90 DAYS PAST DUE...............                         279              744                22               28
                                                                 ------           ------              ----             ----
TOTAL NONPERFORMING LOANS..................                         693            1,228               115              138
OTHER REAL ESTATE..........................                         778              141                10               --
                                                                 ------           ------              ----              ---

TOTAL NONPERFORMING ASSETS.................                      $1,471           $1,369              $125             $138
                                                                 ======           ======              ====             ====

RATIO OF TOTAL NONPERFORMING LOANS TO
  TOTAL LOANS..............................                        0.28%            0.74%             0.17%            0.30%

RATIO OF TOTAL NONPERFORMING ASSETS TO
  TOTAL LOANS PLUS OTHER REAL ESTATE........                       0.59             0.83              0.18             0.30

RATIO OF NONPERFORMING ASSETS TO TOTAL ASSETS                      0.44             0.60              0.10             0.14

         Other real estate as of September 30, 1998 consists of three properties. Approximately $600,000 represents two properties under contract for sale, two of which closed before December 31, 1998, and the other closed in January 1999. Management is not aware of any adverse trend relating to First Western's loan portfolio.

         As of September 30, 1998 and December 31, 1998, there was no significant amount of loans excluded from nonperforming loans set forth above, where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms and which may result in the loans becoming nonperforming.

         ANALYSIS OF ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance is reviewed and then maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, historical loss experience, evaluation of the quality of the underlying collateral and holding and disposal costs. The allowance is increased by additional charges to operating income and reduced by loans charged off, net of recoveries.

         The following table presents information regarding changes in the allowance for loan losses of First Western for the periods indicated.

                                                           NINE MONTHS ENDED                    YEAR ENDED
                                                             SEPTEMBER 30,                      DECEMBER 31,
                                                             -------------                      ------------
                                                                 1998                       1997            1996
                                                                 ----                       ----            ----
                                                                              (DOLLARS IN THOUSANDS)

AVERAGE TOTAL LOANS..................                          $199,450                  $126,914           $54,515
                                                               ========                  ========           =======

TOTAL LOANS AT END OF PERIOD.........                          $248,347                  $165,627           $68,751
                                                               ========                  ========           =======

ALLOWANCE AT BEGINNING OF PERIOD.....                          $  1,321                  $    851           $   767

CHARGE-OFFS:
  REAL ESTATE CONSTRUCTION...........                                --                        --                --
  COMMERCIAL, FINANCIAL AND
     AGRICULTURAL....................                                14                        --                 9
  INSTALLMENT LOANS TO INDIVIDUALS...                                54                        58                 3
  REAL ESTATE MORTGAGE...............                                --                        --                10
  OTHER..............................                                --                        --                --
                                                                -------                  --------            ------

         TOTAL CHARGE-OFFS..........                                 68                        58                22

RECOVERIES:
  REAL ESTATE CONSTRUCTION...........                                --                        --                --
  COMMERCIAL, FINANCIAL AND
    AGRICULTURAL.....................                               139                        94                86
  INSTALLMENT LOANS TO INDIVIDUALS...                                20                         7                 5
  REAL ESTATE MORTGAGE...............                                --                        10                --
  OTHER..............................                                --                        --                --
                                                                 ------                    ------            ------

         TOTAL RECOVERIES...........                                159                       111                91
                                                                 ------                    ------            ------

NET RECOVERIES......................                                 91                        53                69

PROVISIONS FOR LOAN LOSSES...........                               180                       140                15

ALLOWANCE BALANCE OF PURCHASED FINANCIAL
  INSTITUTION........................                                --                       277                --
                                                                 ------                    ------            ------

ALLOWANCE AT END OF PERIOD...........                            $1,592                    $1,321            $  851
                                                                 ======                    ======            ======

RATIO OF NET RECOVERIES (CHARGE-OFFS)
  TO AVERAGE TOTAL LOANS.............                              0.05%                     0.04%             0.13%

ALLOWANCE TO TOTAL LOANS AT END OF
  PERIOD.............................                              0.64%                     0.80%             1.24%

ALLOWANCE TO NONPERFORMING LOANS.....                            229.73%                   107.61%           739.65%

         Net recoveries during the nine months ended September 30, 1998 totaled approximately $91,000 or .05% of average loans compared to approximately $53,000 or .04% of average loans for the year ended December 31, 1997 and approximately $69,000 or .13% of average loans in 1996. These recoveries resulted from loans charged off several years ago.

         In February 1997, First Western acquired 100% of First Northern Savings Bank, including approximately $30 million in loans. There were no purchase accounting adjustments recorded regarding the allowance for loan losses in connection with this transaction.

         First Western's lending personnel are responsible for continuous monitoring of the quality of loan portfolios. The loan portfolios are also monitored and examined by First Western loan review personnel. In 1998 First Western implemented an annual outside loan review program. These reviews assist in the identification of potential and probable losses, and also in the determination of the level of the allowance for loan losses. The allowance for loan losses is based primarily on management's estimates of possible loan losses from the foregoing processes and historical experience. These estimates involve ongoing judgments and may be adjusted over time depending on economic conditions and changing historical experience.

         State and federal regulatory agencies, as an integral part of their examination process, review First Western's loans and its allowance for loan losses. Although management believes that First Western's allowance for loan losses is adequate to cover anticipated losses, the loan loss allowance at September 30, 1998 is lower as a percentage of total loans than historical levels. In determining the adequacy of the allowance for loan loss balance and the amount of period provisions for loan losses, management utilizes an ongoing systematic methodology designed to identify losses inherent in existing loans and commitments to extend credit. This analysis takes into consideration such factors as (1) evaluations of collectibility and prior loss experience of loans and commitments to extend credit, (2) changes in the nature and volume of the loan portfolio, (3) overall portfolio quality, (4) loan concentrations, (5) specific problem loans and commitments, and (6) current economic conditions that may affect the borrowers' ability to pay. Based upon this analysis, adjustments are made to the loan loss reserve as appropriate. In the fourth quarter of 1998, First Western's allowance for loan losses was increased by $590,000 primarily as a result of an increase in net loans of $46.7 million at December 31, 1998. There can be no assurance, however, that management will not determine a need to further increase the allowance for loan losses. Further, bank regulators, when reviewing First Western's loan portfolios in the future, may require First Western to increase their loan loss allowance. Either of these situations could adversely affect First Western's earnings. Further, there can be no assurance that First Western's actual loan losses will not exceed its allowance for loan losses.

         The following tables present an allocation of the allowance for loan losses by loan category as of the dates indicated. Portions of the allowance have been allocated to categories based on an analysis of the status of particular loans; however, the majority of the allowance is utilized as a single unallocated allowance available for all loans. The allocation table should not be interpreted as an indication of the specific amounts, by loan classification, to be charged to the allowance. Management believes that the table may be a useful device for assessing the adequacy of the allowance as a whole. The table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the loan losses attributable to each category of loans.

                                           SEPTEMBER 30,                                       DECEMBER 31,
                                 --------------------------------    ---------------------------------------------------------------
                                               1998                               1997                               1996
                                 --------------------------------    -------------------------------     ---------------------------
                                                      LOANS IN                            LOANS IN                        LOANS IN
                                                      CATEGORY                            CATEGORY                        CATEGORY
                                                        AS A                                AS A                            AS A
                                                      PERCENTAGE                          PERCENTAGE                      PERCENTAGE
                                    AMOUNT            OF TOTAL           AMOUNT           OF TOTAL          AMOUNT        OF TOTAL
                                      OF                GROSS              OF               GROSS             OF            GROSS
                                   ALLOWANCE            LOANS           ALLOWANCE           LOANS          ALLOWANCE        LOANS
                                   ---------            -----           ---------           -----          ----------       -----

                                                                          (DOLLARS IN THOUSANDS)

COMMERCIAL, FINANCIAL AND
  AGRICULTURAL..............          $  122              20.1%           $   16             25.0%             $  2           39.9%
REAL ESTATE CONSTRUCTION....              12              27.6                68             22.4                --           14.7
REAL ESTATE MORTGAGE........              60              48.5                47             47.9                19           37.8
INSTALLMENT LOANS TO
  INDIVIDUALS...............               6               3.8                33              4.7                 8            7.6
UNALLOCATED.................           1,392                --             1,157               --               822             --
                                      ------             -----            ------            -----              ----          -----

     TOTAL ALLOWANCE........          $1,592             100.0%           $1,321            100.0%             $851          100.0%
                                      ======             =====            ======            =====              ====          =====

         The total allowance for loan loss balance at September 30, 1998 was $1.6 million or 229.73% of nonperforming loans, and the portion of the loan loss allowance directly allocated to specific loan categories was 28.86% of nonperforming loans. The total allowance for loan losses balance at December 31, 1998 was $2.2 million or 213.39% of nonperforming loans, and the portion of the loan loss allowance directly allocated to specific loan categories was 19.40% of nonperforming loans.

         The provision for loan losses takes into account many factors such as First Western's prior experience with loan losses and an evaluation of the risks in the loan portfolio at any given time, including changes in economic, operating and other conditions of borrowers, the Denver-northern Colorado and western and central Nebraska economies and to a lesser extent, the national economy. As indicated in the preceding table, a majority of the loan loss allowance was not allocated to a single category. First Western's loan portfolio contains a significant amount of loans that are real estate mortgage and real estate construction loans, and management assesses general risks to the portfolio that are common to both categories. These risks include the financial conditions of borrowers, economic conditions in the building industry that could effect a slowdown in the market resulting in fewer building permits and lower absorption of newly developed sites, fluctuating land values, building moratoriums by municipalities, and the overall general economy of First Western's primary area of operations. The amount of charge-offs by category for 1998 was $36,000 for consumer loans and $189,000 for commercial loans, for an overall total net charge-off ratio of approximately .40% of total loans.

         INVESTMENTS. First Western's investment policy is designed to ensure liquidity for cash-flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, Federal Home Loan Bank advances and repurchase agreements; and to manage asset quality diversification. The asset/liability committees of each of First Western's banks are responsible for implementing investment strategy, including ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs and collateral position with the Federal Home Loan Bank.

         First Western's investment portfolio at September 30, 1998 is comprised of U.S. Treasury and U.S. Agency bonds and bills and general obligation and revenue municipal bonds. The portfolio contains no derivatives, structured notes or similar instruments that are classified as high-risk securities as defined by the Federal Financial Institutions Examinations Council.

         The following table presents the estimated fair value of the available-for-sale securities and the amortized cost basis of held-to-maturity securities in First Western's investment portfolio by type as of the dates indicated.

                                                              SEPTEMBER 30,                 DECEMBER 31,
                                                              -------------               ----------------
                                                                  1998                    1997        1996
                                                                  ----                    ----        ----
                                                                          (IN THOUSANDS)
HELD-TO-MATURITY:
  U.S. TREASURY & AGENCY SECURITIES....................         $ 2,000                  $ 5,807     $ 8,495
  STATE AND POLITICAL SECURITIES.......................           7,241                    7,235       7,136
  OTHER BONDS..........................................              --                       --         504
                                                                -------                  -------     -------

         TOTAL HELD-TO-MATURITY........................         $ 9,241                  $13,042     $16,135
                                                                -------                  -------     -------

AVAILABLE-FOR-SALE:
  U.S. TREASURY & AGENCY SECURITIES....................         $32,221                  $11,986     $13,191
  STATE AND POLITICAL SECURITIES.......................           1,681                    1,611       1,445
  OTHER BONDS.........................................               --                      201         556
  EQUITY SECURITIES...................................            1,208                    1,672         461
                                                                -------                  -------     -------

         TOTAL AVAILABLE-FOR-SALE......................         $35,110                  $15,470     $15,653
                                                                -------                  -------     -------

                  TOTAL INVESTMENTS...................          $44,351                  $28,512     $31,788
                                                                =======                  =======     =======

         INVESTMENT MATURITIES AND YIELD. The following table presents the estimated fair value of the available for sale securities and the amortized cost basis of held-to-maturity securities with the approximate yield of the securities in the investment portfolio by type and maturity at September 30, 1998.

                                                                                                SEPTEMBER 30, 1998
                                                                                                ------------------
                                     TYPE AND MATURITY                                          AMOUNT        YIELD
                                     -----------------                                          ------        -----
                                                                                               (DOLLARS IN THOUSANDS)

                  U.S. TREASURY & AGENCY SECURITIES:
                    ONE YEAR OR LESS.....................................                          $24,769     5.42%
                    OVER ONE THROUGH FIVE YEARS..........................                            4,387     5.78
                    OVER FIVE THROUGH 10 YEARS...........................                            3,888     5.70
                    OVER 10 YEARS........................................                            1,177     6.83
                                                                                                   -------

                           TOTAL........................................                           $34,221     5.55
                                                                                                   =======

                  MUNICIPAL SECURITIES:
                    ONE YEAR OR LESS.....................................                          $   319     5.00
                    OVER ONE THROUGH FIVE YEARS..........................                            3,242     5.21
                    OVER FIVE THROUGH 10 YEARS...........................                            1,630     5.48
                    OVER 10 YEARS........................................                            3,731     6.18
                                                                                                   -------

                           TOTAL........................................                           $ 8,922     5.66
                                                                                                   =======

                  TOTAL INVESTMENT IN DEBT SECURITIES:
                    ONE YEAR OR LESS.....................................                          $25,088     5.41
                    OVER ONE THROUGH FIVE YEARS..........................                            7,629     5.54
                    OVER FIVE THROUGH 10 YEARS...........................                            5,518     5.64
                    OVER 10 YEARS........................................                            4,908     6.34
                                                                                                   -------

                           TOTAL........................................                           $43,143     5.57%
                                                                                                   =======

         DEPOSITS. First Western's primary source of funds has historically been customer deposits. Deposits have grown significantly in recent years, with average deposits increasing to $231.7 million for the nine months ended September 30, 1998 from $158.4 million for the year ended December 31, 1997 and $83.9 million for the year ended December 31, 1996. These increases are primarily a result of the opening of one branch in 1996, two branches in 1997 and four branches in 1998. At September 30, 1998, average total certificates of deposit comprised $148.4 million or 64.0% of average total deposits. Management believes this ratio may increase as it uses this product in its asset/liability management to minimize interest rate risk.

         The following table presents the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the period indicated.

                                                             NINE MONTHS ENDED                        YEAR ENDED
                                                               SEPTEMBER 30,                         DECEMBER 31,
                                                             ------------------         ------------------------------------------
                                                                    1998                     1997                     1996
                                                                    ----                     ----                     ----
                                                                        AVERAGE                     AVERAGE               AVERAGE
                                                               AVERAGE  INTEREST         AVERAGE    INTEREST     AVERAGE  INTEREST
                                                               BALANCE    COST           BALANCE      COST       BALANCE    COST
                                                               -------    ----           -------      ----       -------    ----
                                                                                     (DOLLARS IN THOUSANDS)

DEMAND, INTEREST-BEARING.........................              $ 13,008     2.08%        $ 12,184     2.09%      $10,743     2.10%
MONEY MARKET ACCOUNTS...........................                 15,892     3.83           10,913     3.43         7,400     3.25
SAVINGS.........................................                 12,635     3.12           11,413     3.15         9,285     3.12
IRA DEPOSITS....................................                 10,042     5.99            7,484     5.82         5,609     5.43
CERTIFICATES OF DEPOSIT UNDER $100,000..........                116,821     6.15           72,229     6.11        26,367     5.63
CERTIFICATES OF DEPOSIT $100,000 AND OVER.......                 31,567     5.95           19,500     5.89         7,416     5.58
                                                               --------                  --------                 ------

        TOTAL INTEREST-BEARING DEPOSITS.........                199,965     5.47          133,723     5.22        66,820     4.43

NONINTEREST-BEARING DEMAND DEPOSITS.............                 31,765                    24,654                 17,124
                                                               --------                  --------                -------

        TOTAL DEPOSITS..........................               $231,730                  $158,377                $83,944
                                                               ========                  ========                =======

         The following table presents the amount and maturity of IRA certificates of deposit and time certificates of deposit that had balances of more than $100,000 at September 30, 1998.

                                REMAINING MATURITY                                      (IN THOUSANDS)
                                ------------------                                      --------------

                           LESS THAN THREE MONTHS......................................    $ 7,644
                           THREE MONTHS UP TO SIX MONTHS...............................      7,919
                           SIX MONTHS UP TO ONE YEAR...................................     15,839
                           ONE YEAR AND OVER...........................................     11,742
                                                                                           -------

                                     TOTAL.............................................    $43,144
                                                                                           =======



         FEDERAL HOME LOAN BANK BORROWINGS. First Western's banks are members of the Federal Home Loan Bank of Topeka, which is one of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank system functions as a central bank providing credit for members. As members of the Federal Home Loan Bank, First Western's banks are entitled to borrow funds from the Federal Home Loan Bank and are required to own Federal Home Loan Bank stock in an amount determined by a formula based upon total assets and Federal Home Loan Bank borrowings. First Western's banks may use Federal Home Loan Bank borrowings to supplement deposits as a source of funds. See "Liquidity -- Asset/Liability Management." Average Federal Home Loan Bank borrowings for the nine months ended September 30, 1998 were $7.6 million compared to $4.2 million for the years ended December 31, 1997 and $0 for December 31, 1996. At September 30, 1998, based on its Federal Home Loan Bank stockholdings, the aggregate available and unused borrowing capacity of First Western's banks was approximately $9.7 million, which was available through a line of credit and term advances. Federal Home Loan Bank borrowings are collateralized by Federal Home Loan Bank stock, other investment securities and a small amount of loans of First Western's subsidiary banks.


         A variety of borrowing terms and maturities can be chosen from the Federal Home Loan Bank. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The Federal Home Loan Bank offers both amortizing and non-amortizing advances. To date Federal Home Loan Bank stock has been redeemable at the preset price of $100 per share, but there can be no assurance that this policy will continue.

         CAPITAL RESOURCES.


         First Western monitors compliance with bank and bank holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. By mid-1998 First Western determined that it would be below the total capital minimum for a bank holding company in the near term as a result of its significant growth. As indicated in the table immediately below, at September 30, 1998, First Western was .20% below the total capital minimum requirements. Upon completion of this offering, First Western will be in compliance with these requirements. See "Capitalization." Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, core capital and total capital, which consists of core and secondary capital. See "Supervision and Regulation -- First Western -- Capital Adequacy."

         The following tables present First Western's capital ratios as of the indicated dates.


                                                     RISK-BASED CAPITAL RATIOS

                                           SEPTEMBER 30,                      DECEMBER 31,
                                               1998                               1997
                                    --------------------------         --------------------------
                                    AMOUNT               RATIO         AMOUNT               RATIO
                                    ---------            -----         ---------            -----
                                                        (DOLLARS IN THOUSANDS)
Core capital...............         $  19,680            7.22%         $  16,676            9.02%
Core capital minimum
  requirement (1)..........            10,909            4.00              7,394            4.00
                                    ---------            ----          ---------            ----

Excess.....................         $   8,771            3.22%         $   9,282            5.02%
                                    =========            ====          =========            ====

Total capital..............         $  21,272            7.80%         $  17,997            9.74%
Total capital minimum
  requirement (1)..........            21,819            8.00             14,788            8.00
                                    ---------            ----          ---------            ----

Excess (deficit)...........         $    (547)           (.20)%        $   3,209            1.74%
                                    =========            ====          =========            ====

Total risk adjusted assets          $ 272,740                          $ 184,847
                                    =========                          =========


----------

(1) Based on risk-based capital guidelines of the Federal Reserve, a bank holding company is required to maintain a core capital to risk-adjusted assets ratio of 4% and a total capital to risk-adjusted assets ratio of 8%. See "Supervision and Regulation -- First Western -- Capital Adequacy" for definitions of core and secondary capital.




                                                          LEVERAGE RATIOS
                                            SEPTEMBER 30,                      DECEMBER 31,
                                                1998                               1997
                                    --------------------------         --------------------------
                                      AMOUNT             RATIO           AMOUNT             RATIO
                                    ----------           -----         ---------            -----
                                                        (DOLLARS IN THOUSANDS)
Core capital...............         $   19,680            6.20%        $  16,676             7.53%
Minimum requirement (1)                 12,692            4.00             8,861             4.00
                                    ----------            ----         ---------             ----

Excess.....................         $    6,988            2.20%        $   7,815             3.53%
                                    ==========            ====         =========             ====

Average total assets.......         $  317,303                         $ 221,523
                                    ==========                         =========


----------

(1) The leverage ratio is defined as the ratio of core capital to average total assets. Based on Federal Reserve guidelines, a bank holding company generally is required to maintain a leverage ratio of 4%. See "Supervision and Regulation -- First Western -- Capital Adequacy" for definitions of core and secondary capital.


LIQUIDITY

         SOURCES OF LIQUIDITY. First Western continuously forecasts and manages its liquidity in order to satisfy cash flow requirements of depositors and borrowers and allow First Western to meet its own cash flow needs. First Western has developed internal and external sources of liquidity to meet its continued growth needs. These include, but are not limited to: the ability to raise deposits through branch promotional campaigns, maturity of overnight funds, $12 million available as of September 30, 1998, maturity of short term investment securities, $15 million available as of September 30, 1998, sale of available for sale securities, $19 million available as of September 30, 1998, draws on available borrowing lines, $25 million available as of September 30, 1998, draws on increased borrowing lines available at the Federal Home Loan Bank with the purchase of additional Federal Home Loan Bank stock, $9.7 million available as of September 30, 1998, participation or sale of portions of the loan portfolio, and possible sale of fixed assets of First Western. First Western intends to pay its $8.8 million note payable with proceeds from this offering, thus providing it with additional liquidity if needed.

         ASSET/LIABILITY MANAGEMENT. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets, meaning loans and investment securities, change in a different time period from that of interest rates on liabilities, meaning time deposits. Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.


         The following table presents the interest rate sensitivity of First Western's assets and liabilities as of September 30, 1998, and discusses the repricing dates of First Western's earning assets and interest-bearing liabilities as of that date, as well as First Western's interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since these assumptions can be no more than estimates, some assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on First Western's net interest income.

                                                         ESTIMATED MATURITY OR REPRICING AT SEPTEMBER 30, 1998
                                            ----------------------------------------------------------------------------
                                                              THREE MONTHS
                                              LESS THAN       TO LESS THAN      ONE TO              OVER
                                            THREE MONTHS       ONE YEAR       FIVE YEARS         FIVE YEARS        TOTAL
                                            ------------       --------       ----------         ----------        -----
                                                                          (DOLLARS IN THOUSANDS)
Earning assets:
  Funds sold and interest-bearing deposits   $ 12,486         $      --         $     --     $        --          $  12,486
  Investment in securities available-for-sale  17,887             6,901            4,345             5,977           35,110
  Investment in securities held-to-maturity     1,009               500            3,284             4,448            9,241
  Loans.............................           70,275           137,152           36,868             4,052          248,347
                                             --------         ---------         --------           -------        ---------

  Total earning assets..............          101,657           144,553           44,497            14,477          305,184

Interest-bearing liabilities:
  Deposits:
    Demand, interest-bearing........           32,222                --               --                --           32,222
    Savings.........................           17,315                --               --                --           17,315
    Certificates of deposit
      under $100,000................           20,905            82,107           58,218                --          161,230
      $100,000 and over.............            7,644            23,758           11,742                --           43,144
  Other liabilities:
    Securities sold under agreements
       to repurchase................            2,588                --               --                --            2,588

  Federal Home Loan Bank borrowings.               --                --            8,500                --            8,500
  Note payable......................               --                --            5,800                --            5,800
                                              -------         ---------        ---------         ---------        ---------

  Total interest-bearing liabilities          $80,674         $ 105,865         $ 84,260         $      --        $ 270,799
                                              -------          --------         --------         ---------        ---------

Interest rate gap...................          $20,983         $  38,688         $(39,763)        $  14,477        $   34,385
                                              =======         =========         ========         =========        ==========

Cumulative interest rate gap at
  September 30, 1998................          $20,983         $  59,671         $ 19,908         $  34,385
                                              =======         =========         ========         =========

Cumulative interest rate gap
  to total assets...................             6.26%            17.79%            5.94%            10.25%
                                              =======         =========         ========         =========

         Due to the volume of loans that reprice with changes in the prime lending rate and the volume of noninterest-bearing deposits, First Western has experienced a positive gap in assets and deposits that reprice or mature in less than three months. Of the total earning assets at September 30, 1998, 33.31% reprice or mature in less than three months while 29.79% of all interest-bearing liabilities reprice or mature in that same time frame. The positive interest rate gaps indicate that net income would increase in the event of rising interest rates and would decrease in the event of decreasing interest rates. In the unlikely event of an immediate, parallel and sustained shift of market interest rates of 200 basis points, management estimates that net income during the 12 months ending September 30, 1999 would likely increase approximately 6% compared to the prior like 12-month period if interest rates rose by 200 basis points and likely fall by approximately 6% compared to the prior like 12-month period if rates fell by the same amount. These are good faith estimates assuming all other factors do not change materially, and, in management's belief, are not necessarily indicative of what actually could occur in the event of immediate interest rate increases or deceases of this magnitude. Management believes that it is highly unlikely that these changes would occur in a short time period. As interest-bearing assets and liabilities reprice at different time frames and proportions to market interest rate movements, various assumptions must be made based on historical relationships of these variables in reaching any conclusion. Since these correlations are based on competitive and market conditions, future results would, in management's belief, be materially different from the foregoing estimates.

EFFECTS OF INFLATION AND CHANGING PRICES

         Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. Over short periods of time interest rates may not move in the same direction or magnitude as inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income, which is effective for the fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components, revenue, expenses, gains and losses, in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. First Western adopted SFAS No. 130 on January 1, 1998, and all annual required disclosures will be included beginning with the year end 1998 consolidated financial statements.

         The Financial Accounting Standards Board recently adopted Statement No. 131 Disclosures about Segments of an Enterprise and Related Information. Statement No. 131, which became effective for periods beginning after December 15, 1997, requires that business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Management believes that Statement No. 131 will have no significant impact on First Western's consolidated financial statements.

YEAR 2000 CONSIDERATIONS

         As the year 2000 approaches, a significant business issue has emerged regarding how existing software programs and operating systems can accommodate the date value for the year 2000. Many existing software products, including products used by First Western and its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. For example, information relating to the year 1996 is stored in the system as 96. As a result, the year 1999 could be the maximum date value that these systems will be able to process accurately. In response to concerns about this issue, regulatory agencies have begun to monitor bank holding companies' and banks' readiness for the year 2000 as part of the regular examination process.


         First Western presently believes that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for First Western's business operations. Substantially all data processing services for First Western are provided by First Commerce Technologies, a subsidiary of National Bank of Commerce, Lincoln Nebraska. First Commerce Technologies has been engaged by First Western to ensure First Western's systems are fully 2000 compliant by the second quarter of 1999. An agreement has been entered into, and it is augmented by First Commerce Technologies with written status reports on a monthly basis. Reports to date indicate that First Commerce Technologies has met all target dates and is prepared to meet all future target dates for completion of the project. Management believes that, to date, the Nebraska Bank and its nonactive Nebraska subsidiary, First Mortgage Bancorp, are completely converted, tested and compliant. The Colorado Bank is in the conversion and testing phase with completion expected in the second quarter of 1999. Based on the results of the Nebraska Bank implementation, management believes that the project is on time and the commitment of First Commerce Technologies appears adequate. Management is not aware of limitations on any legal remedies of First Western as a result of year 2000 damages it may suffer should damages be incurred.


         Additionally, implementation of First Western's plan to test in-house and out-sourced software has been underway since the first quarter of 1998. Testing of applications considered to be mission critical are scheduled for completion by the first quarter of 1999. Total compliance for all systems, including First Western's outsourced computer systems, is expected by management to be completed by the third quarter of 1999. Compliance audits performed to date on First Western's subsidiaries have been positive and no specific items of improvement were noted.


         Management currently estimates that year 2000 compliance for First Western will cost $150,000. The plan implementation team is responsible for progress and will continue to provide a status report to the board of directors on a monthly basis through December 31, 2000. However, if the modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material adverse impact on the operations of First Western. Because of the factors discussed below, management cannot estimate with any reasonable degree of certainty the magnitude of lost revenues should management's reasonable worst case scenario develop in which First Western would need to use an alternate vendor to become year 2000 compliant and noncompliant customers were unable to repay their loans.



         First Western has in place a contingency plan in the event its outsourced computer systems are not year 2000 compliant on a timely basis. Management believes that the alternate vendor has the ability to provide the service to meet First Western's needs because this vendor has software that is year 2000 compliant which is installed with other parties and would provide a warranty to First Western as to year 2000 compliance. In the event First Western were to use the alternate vendor, management believes that the monthly processing costs of First Western could increase marginally, and a one-time conversion cost in the range of $50,000 to $100,000 would probably be incurred.



         First Western's bank subsidiaries have sent direct mail to their customers regarding the year 2000 issue and the need for readiness, pursuant to guidelines of the banking industry regulators. However, response to these inquiries has been low. Management intends to continue to solicit customer response on this matter. Failure of First Western's customers to prepare for year 2000 compatibility could have a significant adverse effect on customers' operations and profitability, thus inhibiting their ability to repay loans and adversely affecting First Western's operations. First Western does not have sufficient information accumulated from customers to enable First Western to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue or, further, to quantify the potential lost revenue to First Western in this case.

                                    BUSINESS

OVERVIEW


         First Western, a multibank holding company, offers full service community banking through 10 banking locations in metropolitan Denver-northern Colorado and two banking locations in western and central Nebraska. First Western was organized in 1963 by its founder and Chairman, Joel H. Wiens, to purchase First Western's first community bank, Firstate Bank, in Kimball, Nebraska. In 1993 First Western began its banking operations in Colorado through the purchase of a bank in Northglenn, Colorado, which was renamed Firstate Bank of Colorado. In 1995 First Western began its Colorado expansion through establishing startup branches in areas of metropolitan Denver-northern Colorado that management believed were well situated for deposit and loan growth. To date, First Western has added seven branches and purchased a two-branch savings bank that has been assimilated into Firstate Bank of Colorado.


         First Western has three subsidiaries, the Nebraska Bank, the Colorado Bank, and First Mortgage Bancorp. The Nebraska Bank is a Nebraska state chartered bank with assets of $72 million, net loans of $49 million and net deposits of $60 million as of September 30, 1998. The Colorado Bank is a Colorado state chartered bank with assets of $266 million, net loans of $207 million and deposits of $234 million as of September 30, 1998. See "Supervision and Regulation." First Mortgage Bancorp is a Nebraska licensed sales finance company, with assets of $500,000. It does not conduct significant operations, although from time to time it purchases loan participations from First Western's banks. The Nebraska Bank is 91.4% owned by First Western; the other two subsidiaries are wholly owned by First Western.

STRATEGIES


         GROWTH. First Western's goal in continuing its expansion is to maintain a profitable, customer-focused financial institution. Management believes that First Western's existing structure, management, data and operational systems are sufficient to achieve further growth in asset size, revenues and capital without proportionate increases in operating costs. This growth should also allow First Western to increase the lending limits of its banks, thereby enabling First Western to continue to serve the needs of existing and new customers. First Western's operating strategy is to continue to provide high quality community banking services to its customers and increase market share through active solicitation of new business, repeat business and referrals from customers, and continuation of selected promotional strategies.


         First Western's growth strategy is primarily focused on branch expansions and existing branch growth. Although First Western may consider acquisitions of smaller financial institutions from time to time, external growth is a secondary priority due to the significant premiums currently being paid to acquire financial institutions in First Western's market area.

         BRANCH EXPANSION. First Western has been able to grow through establishing startup branches at reasonable costs, while attracting experienced, highly capable bankers who prefer the autonomy and decision making opportunities in a community banking environment. Since January 1, 1996, First Western has hired over 16 experienced bankers to staff seven new branches in Colorado as well as experienced corporate financial officers in the Colorado Bank. Banking experience of these individuals ranges from 10 to 30 years.

         Because of the significant economic growth in Colorado over the past several years, management has determined to focus First Western's branch expansion in the Front Range area, Colorado Springs to Fort Collins. The Colorado Bank has two additional branches that are expected to begin operations in the first quarter of 1999. First Western reviews branch opportunities on an ongoing basis. Management believes that First Western's branching strategy will capitalize on the significant economic growth experienced in its primary market area, as well as take advantage of the needs of businesses and consumers for a full service community bank.

         First Western's market areas are the metropolitan Denver-northern Colorado area and western and central Nebraska. The Denver-northern Colorado area is the most densely populated area in the Rocky Mountain region. Total population is approximately 2.5 million, and the area has received a net migration of over 260,000 persons since 1990. Employment in the area is diversified across the manufacturing, construction, financial services, tourism, transportation, technology, cable television, retail trade, services and government sectors. In 1997, Colorado achieved the eleventh straight year of employment growth, with nonagricultural employment increasing 4% during 1997 to approximately 2.0 million. First Western's Nebraska market area includes the Nebraska Panhandle as well as the fringes of southeastern Wyoming and the northeastern corner of Colorado, with service providers and agriculture being the primary businesses.

         EXISTING BRANCH GROWTH. Management believes that First Western's largest source of internal growth is through First Western's intensive solicitation program conducted by branch presidents and lending officers, followed by referrals from customers. The primary reason for referrals is positive customer feedback regarding First Western's customer service and response time.

         First Western's Colorado banking market is dominated by large national and regional financial institutions. This dominance was achieved through the purchase of Colorado-based financial institutions over the past several years, which resulted in a significant consolidation of the Colorado banking industry. Management believes that small and medium sized businesses often are not adequately served by large banks nor are these businesses of sufficient size to be of interest to these large banks, and that individuals frequently have difficulty in finding personalized banking services. Many of these customers seek a banking relationship with a smaller and significantly more service-oriented community banking organization such as First Western. First Western's operational systems have been designed to complement superior customer service. Management believes First Western's banking locations are small enough to facilitate personalized services and decision-making, yet of sufficient size to meet most customers' needs. Management also believes that the economic expansion in Colorado contributes significantly to internal growth. Through First Western's primary emphasis on customer service and management's experience, First Western will continue to focus on attracting these customers in achieving internal growth primarily by focusing on the following:

         o Operational Efficiencies - First Western seeks to maximize operational and support efficiencies consistent with maintaining high quality customer service. First Western utilizes recently developed technology to provide customer support. Various management and administrative functions are consolidated, including credit administration and servicing, investment management and accounting, enabling branch personnel to better focus on customer service and business development.

         o Marketing Activities - First Western focuses on its active solicitation program for new business, as well as identifying and developing products and services that satisfy customer needs, particularly customer service. First Western's marketing programs also utilize local print, promotional materials in each location, as well as sponsorship of community events within branch areas.

         o Products Offered - First Western offers a wide range of deposit products including regular checking, checking with interest, money market accounts, regular savings, certificates of deposit, and IRAs. First Western also offers additional access to its customers with a ATM/Visa debit card program as well as telephone banking, PC banking, and on-line Internet banking. First Western also offers installment loans, including auto, recreational vehicle, and other secured and unsecured loans sourced directly by its branches. See "Loans" below for a discussion of products that First Western provides to commercial accounts.

LOANS

         First Western has the ability to provide a broad range of commercial and retail lending services. First Western follows a uniform credit policy which contains underwriting and loan administration criteria, including levels of loan commitment, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. In addition, First Western provides ongoing loan officer training and review, obtains outside independent loan reviews, operates a centralized processing, underwriting and servicing center for loans and manages problem assets centrally. At September 30, 1998, substantially all loans outstanding were to customers within First Western's market area.

         REAL ESTATE MORTGAGE LOANS. These loans include various types of loans for which First Western holds real property as collateral. Most of the loans as of September 30, 1998 were to businesses. Of the $120.9 million of real estate mortgage loans at September 30, 1998, approximately $57.8 million were loans made to commercial customers where the collateral for the loan is, among other things, the real estate occupied by the business of the customer. It is First Western's practice whenever practicable in making commercial loans to receive real estate as collateral in addition to other appropriate collateral. Therefore, many loans categorized as real estate mortgage loans can be characterized as commercial loans which are secured by real estate. Commercial loans secured by real estate often mature annually and typically have adjustable interest rates. The primary risks of real estate mortgage loans include the borrower's inability to pay and deterioration in value of real estate that is held as collateral.

         REAL ESTATE CONSTRUCTION LOANS. Construction loans include commercial and residential real estate construction loans. Real estate construction loans are principally made to builders to construct business buildings or single and multi-family residences. These loans typically have maturities of six to 12 months and adjustable interest rates, and are subject to origination fees. Terms may vary depending upon many factors, including location, type of project and financial condition of the builder.

         COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS. These loans consist primarily of loans to businesses for various purposes, including revolving lines of credit and equipment financing. The loans secured by collateral other than real estate generally mature within one year, have adjustable interest rates and are secured by inventory, accounts receivable, livestock, crops, machinery or other commercial assets. Revolving lines of credit generally are for business purposes, generally mature annually and have adjustable interest rates.

         INSTALLMENT LOANS TO INDIVIDUALS. Installment loans to individuals, which are not secured by real estate, generally have terms of two to five years and bear interest at fixed rates. These loans usually are secured by motor vehicles, investment securities or other personal assets, and in some instances are unsecured.

         First Western maintains a loan committee approach to commercial lending, which it believes yields positive results in both responsiveness to customer needs and asset quality. First Western has three regional loan committees, each of whom meet once per week to review and discuss loans.

         Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount, and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Most of the loans in First Western's portfolio at September 30, 1998, had interest rates that float at a margin above the prime rate.

         In the ordinary course of business, First Western issues letters of credit. See Note 10 of Notes to Consolidated Financial Statements. First Western applies the same credit standards to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. First Western's exposure to credit loss under letters of credit is represented by the amount of these commitments. Under applicable federal and state law, permissible loans to one borrower at September 30, 1998 were limited to an aggregate of $2.7 million for the Colorado Bank and $1.0 million for the Nebraska Bank. With the infusion of approximately $4.2 million in capital to the Colorado Bank, First Western expects that the lending limit of the Colorado Bank will increase by approximately $700,000 to a total of $3.4 million. See "Use of Proceeds."

COMPETITION

         First Western faces a high degree of competition. In its market areas, there are numerous small banks and several larger national and regional financial banking groups. First Western also competes with insurance companies, savings and loan associations, credit unions, leasing companies, mortgage companies, and other financial service providers. Many of the banks and other financial institutions with which First Western competes have capital resources and legal lending limits substantially in excess of the capital resources and legal lending limits of First Western

         First Western competes for loans and deposits principally based on the availability and quality of services provided, responsiveness to customers, interest rates, loan fees and office locations. First Western actively solicits deposit customers and competes by offering them superior customer service and a complete product line. First Western believes its customer service, broad product line and banking franchise enable it to compete in its market area.

         First Western faces competition for its personnel. First Western competes through its management style and internal culture, along with employee focused participation in decision making. Management believes that First Western is able to compete for personnel effectively in First Western's market areas.

         First Western will also face significant competition from other financial institutions in any potential acquisitions. Many of these competitors have substantially greater resources than First Western as well as the ability to issue marketable equity securities that can be used as part of the purchase price.

PROPERTIES

         The principal offices of both First Western and the Colorado Bank are located in a two story building at 11210 Huron Street, Northglenn, Colorado 80234.

         The table below presents property information concerning the branches of the Colorado Bank and the branches of the Nebraska Bank.

                                                                                                         Square
Name and Address of Branch              Year Opened                Type of Interest                footage of facility
--------------------------              -----------                ----------------                -------------------
Main Office - Colorado Bank                 1993              Land and building owned by                  14,000
11210 Huron                                                   the Colorado Bank
Northglenn, Colorado 80234

Thornton Branch                             1995              Land and building owned by                  1,500
2616 East 120th Avenue                                        the Colorado Bank
Thornton, Colorado 80233

Cherry Creek Branch                         1995              Land and building owned by                  5,500
101 Garfield Street                                           the Colorado Bank
Denver, Colorado 80206

Westminster Branch                          1996              Leased                                      4,560
9191 Sheridan Boulevard
Westminster, Colorado 80030

Boulder/Gunbarrel Branch                    1997              Leased                                      4,000
6685 Gunpark Drive
Boulder, Colorado 80301

Greeley Branch                              1997              Leased                                      3,316
3501 West 12th Street
Greeley, Colorado 80634

Lafayette Branch                            1998              Leased                                      2,300
1200 West South Boulder Road
Lafayette, Colorado 80026

Loveland Branch                             1998              Land and building owned by                  4,000
205 East Eisenhower                                           the Colorado Bank
Loveland, Colorado 80537

Fort Collins Branch                         1998              Land and building owned by                  5,000
3131 South College                                            the Colorado Bank
Fort Collins, Colorado 80525

Denver Technological Center                 1998              Leased                                      8,500
   Branch
5299 DTC Boulevard
Englewood, Colorado 80111

Main Office - Nebraska Bank                 1963              Land and building owned by                  7,200
115 South Walnut                                              the Nebraska Bank
Kimball, Nebraska 69145

Elm Creek Branch                            1992              Land and building owned by                  3,080
222 North Tyler                                               the Nebraska Bank
Elm Creek, Nebraska 68836

All of the leased properties are leased from unaffiliated third parties and are subject to long term leases.

LEGAL PROCEEDINGS

         First Western and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against First Western or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of First Western

EMPLOYEES

         As of September 30, 1998, First Western had approximately 150 full-time equivalent employees. Management considers its relationship with its employees to be very good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of First Western, their respective ages and positions as of January 2, 1999, are as follows:

NAME                                AGE     POSITIONS
----                                ---     ---------
Joel H. Wiens                       69      Chairman of the Board and President of First Western and Chairman
                                            of the Board of the Colorado and Nebraska Banks

Timothy D. Wiens                    43      Vice Chairman and Director of First Western; President, Chief
                                            Executive Officer and Director of the Colorado Bank; and Director of
                                            the Nebraska Bank

Ronald B. James                     44      Chief Financial Officer, Treasurer and Assistant Secretary of First
                                            Western and the Colorado Bank

Michael J. Nelson                   56      Secretary and Director of First Western; President and Director of the
                                            Nebraska Bank; and Director of the Colorado Bank

Max W. Revell                       46      Director of First Western; Executive Vice President and Director of
                                            the Nebraska Bank

Lynn M. Anthony                     34      Director of First Western

Alan D. Linton                      51      Senior Vice President/Senior Credit Officer of the Colorado Bank

         Joel H. Wiens is the father of Timothy D. Wiens. There are no other family relationships among any of the directors and executive officers of First Western or its subsidiaries. All directors of First Western hold office until the next meeting of shareholders or until their successors are elected and qualified.

         JOEL H. WIENS has been Chairman of the Board of First Western and the Nebraska Bank since 1963 and the Colorado Bank since 1993. For more than the past five years, he has been the President and owner of Western Management Company, a management company that provides management consulting services to First Western and its subsidiaries. See "Related Party Transactions."

         TIMOTHY D. WIENS has been an officer and Director of First Western and a Director of the Nebraska Bank for over the past five years. He has been an officer and Director of the Colorado Bank since 1993. From August 1993 to January 1995, Mr. Wiens was President of Firstate Mortgage Corporation. From April 1989 to August 1993, Mr. Wiens served as an Executive Vice President for Recycling Industries, a scrap metal industry consolidator. From 1986 to 1989, Mr. Wiens was a co-founder and Chairman of First City Financial Corporation, a Denver based residential and commercial mortgage company.

         RONALD B. JAMES has been Chief Financial Officer and Treasurer of First Western and the Colorado Bank since June 1998. From March 1997 to June 1998, Mr. James was a Senior Vice President with First National Bank of Greeley, and from March 1982 to February 1997, he was employed with First Interstate Bancorp in various positions, including as a finance officer. Prior to 1982, Mr. James held a controller with First Interstate Bank of Englewood and an accounting position with Jefferson Bank and Trust.

         MICHAEL J. NELSON has been an officer and Director of First Western since 1987, and he also has been an officer and Director of the Nebraska Bank since 1978 and a Director of the Colorado Bank since 1993. Mr. Nelson is also a director of George Risk Industries, Inc., an electronics manufacturing company in Kimball, Nebraska which is publicly traded on the Nasdaq Bulletin Board System.

         MAX W. REVELL has been a Director of First Western since 1994 and an officer and Director of the Nebraska Bank since 1982. Prior to 1982, Mr. Revell worked for Centennial State Bank and Centennial Insurance Agency in Lyons, Colorado and for Tri-State Insurance Agency in Kimball, Nebraska.

         LYNN M. ANTHONY has been a Director of First Western since January 1997. Since May 1993, Mr. Anthony has been employed by Western Management Company, the management company owned by Joel H. Wiens which provides management services to First Western and its banks. See "Related Party Transactions." From January 1987 to May 1993, Mr. Anthony was employed as an accountant by Fred A. Lockwood & Co., a regional public accounting firm located in Nebraska. Mr. Anthony is a certified public accountant in Nebraska.

         ALAN D. LINTON has been Senior Vice President/Senior Credit officer of the Colorado Bank since January 1997. From 1987 through 1996 he was employed as Director of Operations and Chief Financial Officer of Pratt Management Company, a real estate property management, development and construction company. From 1974 through 1986 he worked for United Banks of Colorado, ending his tenure as President of United Bank of Longmont.

         Directors of First Western are paid an annual fee of $1,000. Directors of the Colorado Bank receive a fee of $100 per meeting, plus directors living outside of the Denver metropolitan area receive a $100 per meeting travel allowance. Directors of the Nebraska Bank are paid $200 per meeting attended, with up to an additional $100 per meeting of travel expense reimbursement. The board of directors of First Western meets quarterly and the board of directors of First Western's banks meet monthly.

EXECUTIVE COMPENSATION

         The following table presents the cash compensation paid by First Western to its Chief Executive Officer and to its Vice Chairman, the named executive officers, for the years 1995 through 1997. No other executive officer of First Western received compensation from First Western exceeding $100,000 for these years.

                           SUMMARY COMPENSATION TABLE


                                                                        Awards                       Payouts
                                                                       --------------------------------------
                                                                                        Securities
                                                               Other                      Under-
                                                               Annual  Restricted         lying                All Other
                                                              Compen     Stock           Options/      LTIP     Compen-
Name                                       Salary    Bonus     sation    Award(s)          SARs      Payouts    sation
and Principal Position         Year         ($)        ($)      ($)      ($)                (#)        ($)        ($)
---------------------------- ----------  ----------------------------  -------------------------------------  -----------
Joel H. Wiens,                  1997           --        --       --       --                 --         --       (1)
Chairman of the Board           1996           --        --       --       --                 --         --       (1)
                                1995           --        --       --       --                 --         --       (1)
                                                                           --                 --         --
Timothy D. Wiens,               1997       73,178    30,000    8,400(2)    --                 --         --       --
Vice Chairman                   1996       60,062    15,700    5,520(2)    --                 --         --       --
                                1995       55,000    17,000      --        --                 --         --       --
============================ ==========  ============================  =====================================  ===========

----------

(1) Joel H. Wiens does not receive a salary from First Western or its banks; however, Western Management Company, 100% owned by him, received $167,000 in 1997, $145,500 in 1996 and $119,000 in 1995,
         from First Western and its subsidiaries for management services. See "Related Party Transactions."

(2) Represents an automobile allowance and club dues paid on behalf of Timothy D. Wiens.

         First Western does not currently have any compensatory option or incentive plans, although it does intend to adopt a stock option plan in the near future. None of the directors or officers of First Western have any options, warrants or other similar rights to purchase securities of First Western. However, First Western has the right to adopt or issue, as the case may be, the options, warrants or rights in the future.

INDEMNIFICATION

         The articles of incorporation of First Western provide that the board of directors is authorized, without the need for shareholder approval, to indemnify directors and officers to the fullest extent allowed by Nebraska law; provided, however, that the exercise of indemnification powers by the board of directors is consistent with Nebraska law. Generally under Nebraska law, any director or officer who is made or threatened to be made a party to any suit or proceeding may be indemnified if the director or officer acted in good faith and had no reasonable basis to believe that (1) in the case of conduct in an official capacity with a corporation, his or her conduct was in that corporation's best interests; and (2) in all other cases, his or her conduct was at least not opposed to the best interests of that corporation; and, regarding any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Nebraska law further provides that a Nebraska corporation may maintain insurance on behalf of an officer or director against liability asserted or incurred by him or her in such capacity, and that a corporation may indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent without limitation from Nebraska law. Nebraska law also extends indemnification to officers and directors of a corporation who serve at the request of a corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign entity.

         Nebraska law provides that a director is not liable for any action taken as long as the director discharged his or her duties (1) in good faith,
(2) with the care of an ordinarily prudent person in a like position under the same circumstances, and (3) in a manner he or she reasonably believes to be in the best interest of the corporation.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of First Western as to which indemnification is being sought. First Western is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                             PRINCIPAL SHAREHOLDERS


         The following table presents information regarding beneficial ownership of common stock of First Western, as of January 2, 1999, by (1) each shareholder known by First Western to be the beneficial owner of more than 5% of its outstanding common stock and (2) each director of First Western and each named executive officer and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by the owners, management believes that the shareholders listed below have sole investment and voting power regarding their shares.


                      NAME AND                                            SHARES
                      ADDRESS OF                                       BENEFICIALLY              PERCENTAGE
                  BENEFICIAL OWNER                                         OWNED                  OF CLASS
                  ----------------                                     ------------              ----------
                  Joel H. Wiens .....................................  126,437(1)                   90.3%
                    11210 Huron Street
                    Northglenn, Colorado 80234

                  Timothy D. Wiens...................................   17,159(2)                   12.3%
                    11210 Huron Street
                    Northglenn, Colorado 80234

                  Michael J. Nelson..................................      878                        (3)
                    115 South Walnut
                    Kimball, Nebraska 69145

                  Max W. Revell......................................      438                        (3)
                    115 South Walnut
                    Kimball, Nebraska 69145

                  Lynn M. Anthony....................................       --                         --
                    115 South Walnut
                    Kimball, Nebraska 69145

                  All executive officers and
                    directors as a group (seven persons).............  140,000                     100.0%

------------

(1) Of this amount, 116,613 shares are owned directly, and 9,824 shares are owned indirectly as trustee of a family trust of which Timothy D. Wiens is a 50% beneficiary. One-half of these shares is included in the stock ownership of Timothy D. Wiens.

(2) Of this amount, 9,545 shares are owned directly, 2,702 shares are owned indirectly through his minor children and 4,912 shares are owned indirectly as a 50% beneficiary of a family trust.

(3)      Less than 1%.

                           RELATED PARTY TRANSACTIONS

         First Western and each of its three subsidiaries have entered into management agreements with Western Management Corporation, a corporation owned by Joel H. Wiens, First Western's Chairman of the Board. Each management agreement is effective for one year, subject to renewal at the annual meeting of the board of directors of each entity. Management services performed under each agreement include strategic planning, tax planning and budgeting, business development, marketing, community and industry relations, and assistance with the preparation and filing of Federal Reserve reports. The management agreements currently require monthly fees to Western Management Corporation as follows:
First Western - $750; the Colorado Bank - $750 plus $250 per branch, or currently $2,750 in total; the Nebraska Bank - $3,000; First Mortgage Bancorp -- $2,000. In addition to these monthly fees, Western Management Corporation bills in December of each year for any additional amount of time spent over 100 hours annually at $85 per hour for Joel H. Wiens and $65 per hour for Lynn M. Anthony. First Western believes that these arrangements are on terms similar to those that would be obtained with an unaffiliated party. The following table summarizes payments made by First Western and its subsidiaries to Western Management Corporation for the periods indicated:

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
                                       NINE MONTHS ENDED              ----------------------------------------------
                                       SEPTEMBER 30, 1998                1997             1996              1995
                                       ------------------                ----             ----              ----

First Western.......................         $  6,750                  $  19,000        $  19,000         $  10,000

Colorado Bank.......................           22,750                     28,000            9,000             9,000

Nebraska Bank.......................           27,000                     86,000           86,000            86,000

First Mortgage Bancorp..............           18,000                     34,000           31,500            14,000
                                             --------                  ---------        ---------         ---------

         Total......................          $74,500                   $167,000         $145,500          $119,000
                                              =======                   ========         ========          ========

         In 1995 Timothy D. Wiens sold assets of a mortgage company he owned to First Western for $100,000 to be paid out of profits generated by mortgage operations relating to those assets. Through September 30, 1998, payments to Timothy D. Wiens under this agreement totaled $82,000. First Western believes that this transaction was made on terms similar to those that would have been obtained with an unaffiliated party.

         In May 1997, First Western issued 15,000 shares of its common stock to Joel H. Wiens, Michael J. Nelson, Max W. Revell, Timothy D. Wiens and as custodian for two of his minor children in exchange for 8,550 shares they owned in the Colorado Bank, representing an 18.2% minority interest in the Colorado Bank. The parties reviewed comparable valuations of similar entities but, due to non-material differences, determined to use a valuation based on book value of the two entities in determining the exchange ratio for the transaction. The book value of the minority interest was approximately $632,000. After the exchange, the Colorado Bank became wholly-owned by First Western.

         From time to time, Joel H. Wiens, First Western's Chairman, purchases loan participations from First Western's subsidiaries. The participations are made on terms identical to those of unaffiliated parties. Approximate loan principal balances outstanding under these participations are summarized as follows:

                                                                        September 30,             December 31,
                                                                        -------------           --------------------
                                                                            1998                1997          1996
                                                                            ----                ----          ----
                                                                                 (IN THOUSANDS)
Loan participations purchased by Joel H. Wiens...................          $1,041              $1,420         $1,071

         Timothy D. Wiens, Michael J. Nelson, and Max W. Revell, along with one officer from the Nebraska Bank and two unaffiliated persons, equally own Insurance Professionals, Inc., a Nebraska insurance agency. Insurance Professionals, Inc. rents office space at both the Kimball and Elm Creek branches of the Nebraska Bank for $100 per month per location.

                           SUPERVISION AND REGULATION

GOVERNMENT REGULATION

         First Western and its banks are extensively regulated under federal, Colorado and Nebraska law. These laws and regulations are primarily intended to protect depositors and the deposit insurance fund of the Federal Deposit Insurance Corporation, not shareholders of First Western The following information is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations and prospects of First Western and its banks. First Western is unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on its business and earnings in the future.

FIRST WESTERN

         GENERAL. First Western is a bank holding company registered under the Bank Holding Company Act of 1956 and is subject to regulation, supervision and examination by the Federal Reserve. First Western is required to file an annual report and the other reports as the Federal Reserve now requires or may require.

         ACQUISITIONS. As a bank holding company, First Western is required to obtain the prior approval of the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The Federal Reserve also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

         PERMISSIBLE ACTIVITIES. Subject to limited exceptions, a bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in a non-banking activity, unless this activity has been determined by the Federal Reserve to be closely related to banking or managing banks. The Federal Reserve has identified specific non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the Federal Reserve.

         CAPITAL ADEQUACY. The Federal Reserve monitors the regulatory capital adequacy of bank holding companies. As discussed below, First Western's banks are also subject to the regulatory capital adequacy requirements of the Federal Deposit Insurance Corporation and, Colorado and Nebraska regulations, as applicable. The Federal Reserve uses a combination of risk-based guidelines and leverage ratios to evaluate the regulatory capital adequacy of First Western.


         The Federal Reserve has adopted a system using risk-based capital adequacy guidelines to evaluate the regulatory capital adequacy of bank holding companies on a consolidated basis. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a risk-weighted asset base. Some off balance sheet items, such as loan commitments in excess of one year, mortgage loans sold with recourse and letters of credit, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. For purposes of the regulatory risk-based capital guidelines, total capital is defined as the sum of core and secondary capital elements, with secondary capital being limited to 100% of core capital. For bank holding companies, core capital, also known as Tier 1 capital, generally includes common shareholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less the unamortized balance of intangible assets. No more than 25% of core capital may be comprised of cumulative preferred stock. Secondary capital, also known as Tier 2 capital, generally includes certain form of perpetual preferred stock, as well as maturing capital instruments and the allowance for loan losses, limited to 1.25% of risk-weighted assets. The regulatory guidelines require a minimum ratio of total capital to risk-weighted assets of 8% to be adequately capitalized, of which at least 4% should be in the form of core capital.



         At September 30, 1998, First Western's core capital was $19.7 million.



         In addition to the risk-based capital guidelines, the Federal Reserve and the Federal Deposit Insurance Corporation use a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's core capital divided by its average tangible assets. Based upon the current capital status of First Western, the applicable minimum required leverage ratio is 4%.



         The table below presents ratios of (1) total capital to risk-weighted assets, (2) core capital to risk-weighted assets and (3) core capital to tangible assets, at September 30, 1998.


                                                                     AT SEPTEMBER 30, 1998
                                                                  --------------------------
                                             RATIO                ACTUAL    MINIMUM REQUIRED
                                             -----                ------    ----------------

                  TOTAL CAPITAL TO RISK-WEIGHTED ASSETS ......    7.80%         8.00%
                  TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS......    7.22%         4.00%
                  TIER 1 CAPITAL TO AVERAGE ASSETS............    6.20%         4.00%

         Failure to meet the regulatory capital guidelines may result in the initiation by the Federal Reserve of appropriate supervisory or enforcement actions. First Western's total regulatory capital to risk-weighted assets was below the minimum required as of September 30, 1998. First Western has anticipated that capital would be needed in its expansion efforts, and has informed its banking regulators that the offering of preferred securities will improve the ratio substantially. See "Capitalization."

THE BANKS

         GENERAL. First Western owns two banks, Firstate Bank of Colorado, a Colorado banking corporation with 10 banking locations, and Firstate Bank, a Nebraska banking corporation with two banking locations. The deposits of First Western's banks are insured by the Federal Deposit Insurance Corporation, and both banks are subject to supervision and regulation by the Federal Deposit Insurance Corporation. In addition, the Colorado Bank is regulated by the Colorado Division of Banking and the Nebraska Bank is regulated by the Nebraska Department of Banking and Finance.

         PERMISSIBLE ACTIVITIES. No Colorado or Nebraska Bank may engage in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the Federal Deposit Insurance Corporation determines that the activity poses no significant risk to the Bank Insurance Fund. Neither the Colorado Bank nor the Nebraska Bank are presently involved in the types of transactions covered by this limitation.

         COMMUNITY REINVESTMENT ACT. Enacted in 1977, the federal Community Reinvestment Act has become important to financial institutions, including their holding companies. The Community Reinvestment Act currently allows regulators to turn down an applicant seeking to make an acquisition or establish a branch unless it has performed satisfactorily under the Community Reinvestment Act. Satisfactory performance means meeting adequately the credit needs of the communities the applicant serves. The applicable federal regulators regularly conduct Community Reinvestment Act examinations to assess the performance of financial institutions. During the last examination, ratings of satisfactory were received by both the Colorado Bank and Nebraska Bank. As a result, management believes that the banks' performance under Community Reinvestment Act will not impede regulatory approvals of any proposed acquisitions or branching opportunities.

         DIVIDEND RESTRICTIONS. Dividends paid by First Western's banks provide substantially all of the operating and investing cash flow of First Western. Under Colorado and Nebraska law, the approval of the principal regulator is required prior to the declaration of any dividend by a bank if the total of all dividends declared in any calendar year exceeds the total of its net profits of that year combined with its retained net profits for the preceding two years. In addition, a bank cannot pay a dividend if it will cause its bank to be undercapitalized. See "Risk Factors -- Interest Payment by First Western in the Junior Subordinated Debentures -- Dependent on Dividends From Its Subsidiary Banks."

         EXAMINATIONS. First Western's banks are examined from time to time by the Federal Deposit Insurance Corporation. Based upon an evaluation, the examining regulator may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of First Western's assets. The Colorado Division of Banking and the Nebraska Department of Banking and Finance also conduct examinations of state-chartered banks. Both of these regulators may accept the results of a federal examination in lieu of conducting an independent examination. Both the Colorado and Nebraska have the authority to revalue the assets of a state-chartered institution and require it to establish reserves.


         CAPITAL ADEQUACY. The Federal Deposit Insurance Corporation has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital, with risk-based assets and core and secondary capital being determined in basically the same manner as described above for bank holding companies. The Federal Deposit Insurance Corporation may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.



         The Federal Deposit Insurance Corporation risk-based capital guidelines require state non-member banks to have a ratio of core or core capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%.



         The Federal Deposit Insurance Corporation leverage guidelines require that state banks maintain core capital of no less than 3% and up to 5% of total tangible assets. The applicable guideline for First Western's banks are estimated to be 4%. Banks with regulatory capital ratios below the required minimum are subject to administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

         The table below presents the regulatory capital ratios of the Colorado Bank and the Nebraska Bank at September 30, 1998.


                                                                                    AT SEPTEMBER 30, 1998
                                                                     -----------------------------------------------------
                                                                            COLORADO BANK            NEBRASKA BANK
                                                                     --------------------------  -------------------------
                           RATIO                                     ACTUAL    MINIMUM REQUIRED  ACTUAL   MINIMUM REQUIRED
                                                                     ------    ----------------  ------   ----------------
         TOTAL CAPITAL TO RISK-WEIGHTED ASSETS................        8.37%         8.00%        16.24%       8.00%
         CORE CAPITAL TO RISK-WEIGHTED ASSETS.................        8.03          4.00         14.99        4.00
         CORE CAPITAL TO AVERAGE ASSETS.......................        7.16          4.00         11.26        4.00



         Banking regulators have adopted regulations that define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, core risk-based capital ratio of 6% or greater, and a core capital leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of not less than 8%, a core risk-based capital ratio not less than 4% and a leverage ratio of not less than 4%. Under these regulations, as of September 30, 1998, the Colorado Bank was adequately capitalized and the Nebraska Bank was well capitalized.



         The Federal Deposit Insurance Corporation Improvement Act requires the federal banking regulators to take prompt corrective action to resolve the problems of depository institutions, including capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, Federal Deposit Insurance Corporation Improvement Act contains broad restrictions on activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With limited exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any distribution or payment.


         As an institution's capital decreases, the powers of the federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have limited discretion in dealing with a critically undercapitalized institution and are virtually required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

         REAL ESTATE LENDING EVALUATIONS. The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans, which generally are equal to or less than the loan to value limitations established by First Western's banks.

         DEPOSIT INSURANCE PREMIUMS. The assessment schedule for banks ranges from 0 to 27 cents per $100 of deposits subject to Bank Insurance Fund assessments, based on each institution's risk classification. The banks' insured deposits are subject to assessment payable to Bank Insurance Fund. An institution's risk classification is based on an assignment of the institution by the Federal Deposit Insurance Corporation to one of three capital groups and to one of three supervisory subgroups. The capital groups are well capitalized, adequately capitalized and undercapitalized. The three supervisory subgroups are Group A, for financially solid institutions with only a few minor weaknesses, Group B, for those institutions with weaknesses which, if uncorrected could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund, and Group C, for those institutions with a substantial probability of loss to the fund absent effective corrective action. Currently, the ratings for the

Colorado Bank were two and a Group A supervisory subgroup, and the ratings for the Nebraska Bank were one and a Group A supervisory subgroup.

         INTERSTATE BANKING LEGISLATION. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective September 1995, has eliminated many of the historical barriers to the acquisition of banks by out-of-state bank holding companies. This law facilitates the interstate expansion and consolidation of banking organizations by permitting: (1) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether acquisitions are authorized under the laws of the host state; (2) the interstate merger of banks after June 1, 1997, subject to the right of individual states either to pass legislation providing for earlier effectiveness of mergers or to opt out of this authority prior to that date; (3) banks to establish new branches on an interstate basis provided that this action is specifically authorized by the law of the host state; (4) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in that state would be authorized to do so; and (5) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. First Western's banks do not currently have any plans to take any actions permitted by this law.

CHANGING REGULATORY STRUCTURE

         The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is not possible to predict the outcome of these changes.


         One of the major additional burdens imposed on the banking industry is the increased authority of federal agencies to regulate the activities of federal and state banks and their holding companies. The Federal Reserve, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil money penalties and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the Colorado Division of Banking and the Nebraska Department of Banking and Finance possess broad enforcement powers to address violations of their banking laws by banks chartered in each respective state.


EFFECT ON ECONOMIC ENVIRONMENT

         The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

         The Federal Reserve's monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of First Western and its subsidiaries cannot be predicted.

                     DESCRIPTION OF THE PREFERRED SECURITIES


         The preferred securities and the common securities will be issued under the terms of the trust agreement of FW Capital I. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the property trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement of FW Capital I and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the preferred securities and the trust agreement. Prospective investors of preferred securities are urged to read all the provisions of the trust agreement, including the definitions in the trust agreement, and the Trust Indenture Act. The form of the trust agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.


GENERAL OVERVIEW


         Under the terms of the trust agreement of FW Capital I, the administrative trustees will issue the preferred securities and the common securities, collectively, the trust securities. The preferred securities will represent preferred undivided beneficial interests in the assets of FW Capital I and the holders of the preferred securities will be entitled to a preference in most circumstances regarding distributions and amounts payable on redemption or liquidation over the common securities of FW Capital I, as well as other benefits as described in the trust agreement.


         The preferred securities will rank pari passu, and payments will be made thereon pro rata, with the common securities of FW Capital I except as described under "Subordination of Common Securities of FW Capital I Held by First Western" below.


         Legal title to the junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the trust securities. The preferred securities guarantee executed by First Western for the benefit of the holders of the preferred securities will be a guarantee on a subordinated basis and will not guarantee payment of distributions or amounts payable on redemption of the preferred securities or on liquidation of the preferred securities if FW Capital I does not have funds on hand available to make the payments. See "Description of Preferred Securities Guarantee." If an event of default under the indenture has occurred and is continuing and the default is attributable to First Western's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against First Western for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. See "Description of Junior Subordinated Debentures -- Enforcement of Rights by Holders of Preferred Securities" and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."


QUARTERLY DISTRIBUTION PAYMENTS AND EXTENSIONS ON DISTRIBUTION PAYMENTS

         PAYMENT OF DISTRIBUTIONS. Distributions on the preferred securities
will be payable at the annual rate of   % of the stated liquidation amount of
$10, payable quarterly after each calendar quarter on the 15th day of January, April, July and October in each year, beginning April 15, 1999. The amount of each distribution due will include amounts accrued through the date the distribution is due. Distributions on the preferred securities will be payable to the holders as they appear on the register of FW Capital I on the relevant record date. Until the preferred securities do not remain in book-entry form, the relevant record date will be one business day prior to the relevant distribution date and, in the event the preferred securities are not in book-entry form, the relevant record date will be the first day of the month in which the relevant distribution date occurs. Distributions will accumulate from the date of original issuance of the preferred securities.

         The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any payment date is not a business day, the distribution will be made on the next business day, and without any interest or other payment regarding any delay, except that, if the business day is in the next succeeding calendar year, payment of the distribution will be made on the immediately preceding business day. As used in this prospectus, a business day means any day other than a Saturday or a Sunday, or a day on which banking institutions in Colorado are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         The funds of FW Capital I available for distribution to its preferred securities holders will be limited to payments by First Western under the junior subordinated debentures. See "Description of Junior Subordinated Debentures." If First Western does not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions, if and to the extent FW Capital I has legally available funds and cash sufficient to make payments, is guaranteed by First Western. For further information, see "Description of Preferred Securities Guarantee."

         EXTENSION PERIOD. Until a debenture event of default has occurred and is continuing, First Western has the right under the indenture to defer interest payments on the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters regarding each extension period. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any extension election by First Western, quarterly distributions on the preferred securities will be deferred by FW Capital I during any extension period. Distributions to which holders of preferred securities are entitled will accumulate additional amounts at the rate per year of % thereof, compounded quarterly from the relevant distribution date. The term distributions as used in this prospectus includes any additional accumulated amounts.

         During any extension period, First Western may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation, payment regarding, any of its capital stock which includes common and preferred stock, or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of First Western that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by First Western of the debt securities of any subsidiary of First Western if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures. These restrictions do not apply to: (a) dividends or distributions in common stock of First Western, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan of this type in the future, or the redemption or repurchase of any rights pursuant to this type of plan, (c) payments under the preferred securities guarantee of First Western, and (d) purchases of common stock for issuance under any future benefit plans for its directors, officers or employees. Prior to the termination of any extension period, First Western may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, and subject to the above limitations, First Western may elect to begin a new extension period. There is no limitation on the number of times that First Western may elect to begin an extension period.

         First Western has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

REDEMPTION - MANDATORY AND OPTIONAL RIGHTS OF FIRST WESTERN

         MANDATORY REDEMPTION OF PREFERRED SECURITIES. Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the trust securities at the redemption price, as defined below. For more information, see "Description of Junior Subordinated Debentures -- Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds will be allocated to the redemption of the trust securities pro rata.

         OPTIONAL REDEMPTION OF JUNIOR SUBORDINATED DEBENTURES. First Western will have the right to redeem the junior subordinated debentures (1) beginning on ____________, 2004, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures, or (2) at any time, in whole, but not in part, upon a tax event, an investment company event or a capital treatment event as defined in the following paragraph. The redemption price will be equal to the accrued and unpaid interest on the redeemed junior subordinated debentures, plus 100% of the principal amount. These payments will be subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures -- Redemption."

         TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES. If a tax event, an investment company event or a capital treatment event occurs after original issuance of the preferred securities and is continuing, First Western has the right to redeem the junior subordinated debentures in whole. If a redemption of the junior subordinated debentures occurs, First Western would also cause a mandatory redemption of the trust securities in whole at the redemption price, as defined below, within 90 days following the occurrence of these events. In each case the redemption would be subject to receipt of prior approval by the Federal Reserve if then required under its applicable capital guidelines or policies. If any of these events has occurred and is continuing, and First Western does not elect to redeem the junior subordinated debentures and cause a mandatory redemption of the trust securities or to liquidate FW Capital I and cause the junior subordinated debentures to be distributed to holders of the trust securities in liquidation of FW Capital I, the trust securities will remain outstanding. Also, additional sums, as defined below, may be payable on the junior subordinated debentures.

         A tax event requires the receipt by First Western and FW Capital I of a legal opinion. The legal opinion must state that, as a result of any amendment to, including any announced prospective change, in the laws, or any regulations, of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

         o FW Capital I is, or will be within 90 days of the date of the opinion, subject to United States federal income tax regarding income received or accrued on the junior subordinated debentures;

         o interest payable by First Western on the junior subordinated debentures is not, or within 90 days of the opinion, will not be, deductible by First Western, in whole or in part, for United States federal income tax purposes; or

         o FW Capital I is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         An investment company event requires the receipt by First Western and FW Capital I of a legal opinion. The legal opinion must state that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, FW Capital I is or will be considered an investment company required to be registered under the Investment Company Act.

         A capital treatment event means the reasonable determination by First Western that, as a result of any amendment to, including any proposed change in, the laws or regulations of the United States or any of its political subdivisions, or as a result of any official action or judicial decision interpreting the laws or regulations, there is more than an insubstantial risk that First Western's ability to treat the preferred securities as core capital or its equivalent for purposes of the Federal Reserve capital adequacy guidelines, is impaired.


         Additional sums means the additional amounts as may be necessary to be paid by First Western on the junior subordinated debentures in order that the amount of distributions payable by FW Capital I on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which FW Capital I has become subject.

         Like amount means (1) regarding a redemption of trust securities, trust securities having a liquidation amount, as defined below, equal to that portion of the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, allocated to the common securities and to the preferred securities based upon the relative liquidation amounts of these classes and the proceeds of which will be used to pay the redemption price of the trust securities, and (2) regarding a distribution of junior subordinated debentures to holders of trust securities in connection with a dissolution or liquidation of FW Capital I, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the junior subordinated debentures are distributed.

         Liquidation amount means the stated amount of $10 per trust security.

         Redemption price means, regarding any trust security, the liquidation amount of the trust security, plus accumulated and unpaid distributions to the redemption date, allocated on a pro rata basis, based on liquidation amounts, among the trust securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

         Subject to First Western having received prior approval of the Federal Reserve, First Western will have the right at any time to liquidate FW Capital I and, after satisfaction of the liabilities of creditors of FW Capital I as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of trust securities in liquidation of FW Capital I. After the liquidation date fixed for any distribution of junior subordinated debentures for preferred securities:

         o the preferred securities will no longer be deemed to be outstanding;

         o the depositary or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

         o any certificates representing preferred securities not held by the depositary or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities, and bearing interest equal to the accrued and unpaid distributions on the preferred securities, until the certificates are presented to the administrative trustees or their agent for reissuance.

         There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if a dissolution and liquidation of FW Capital I were to occur. Accordingly, the preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of FW Capital I, may trade at a discount to the price that the investor paid to purchase the preferred securities. If the junior subordinated debentures are distributed, First Western will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities.

REDEMPTION PROCEDURES

         Preferred securities redeemed on each redemption date will be redeemed at the redemption price with the proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that FW Capital I has funds on hand available for the payment of the redemption price. See "-- Subordination of Common Securities of FW Capital I Held by First Western" and "-- Preferred Securities Guarantee."

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at the holder's registered address. Unless FW Capital I defaults in payment of the applicable redemption price, on and after the redemption date, distributions will cease to accrue on the preferred securities called for redemption.

         If FW Capital I gives a notice of redemption regarding the preferred securities, then, by 12:00 noon, Denver time, on the redemption date, the property trustee will pay the redemption price to the depositary, as the record holder of the preferred securities. The depositary thereafter will credit the redemption price to the participants for whom it holds the preferred securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the paying agent for the preferred securities funds sufficient to pay the aggregate redemption price. The property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the preferred securities will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding. In the event that any date fixed for redemption of the preferred securities is not a business day, then payment of the redemption price payable on the date will be made on the next business day and without any interest or other payment for any the delay. If, however, the business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by FW Capital I or by First Western under the preferred securities guarantee, distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by FW Capital I for the preferred securities to the date the redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. See "Description of Preferred Securities Guarantee."

         Subject to applicable law, including, without limitation, federal securities laws, First Western may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

         Payment of the redemption price on the preferred securities and any distribution of junior subordinated debentures to holders of preferred securities will be made to the applicable record holders as they appear on the register of the preferred securities on the relevant record date, which date will be one business day prior to the relevant redemption date; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for them will be a date at least 15 days prior to the redemption date. In the case of a liquidation, the record date will be established by the property trustee and be no more than 45 days before the liquidation date.

         If less than all of the trust securities are to be redeemed on a redemption date, then the aggregate redemption price for the trust securities to be redeemed will be allocated pro rata to the preferred securities and common securities based upon the relative liquidation amounts of these classes. The particular outstanding preferred securities to be redeemed will be selected by any method as the property trustee deems fair and appropriate. This method may provide for the selection for redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of preferred securities. The property trustee will promptly notify the trust securities registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities will relate to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES OF FW CAPITAL I HELD BY FIRST WESTERN

         Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made pro rata based on the liquidation amounts of these securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no distributions on or redemption of the common securities will be made. Further, no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all distributions payable on all of the outstanding preferred securities are made, or in the case of redemption the full redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

         In the case of any event of default under the trust agreement resulting from a debenture event of default, First Western as holder of the common securities will be deemed to have waived any right to act regarding any event of default until the effects of all events of default have been cured, waived or otherwise eliminated. Until any events of default have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on behalf of First Western as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         First Western will have the right at any time to terminate FW Capital I and cause the junior subordinated debentures to be distributed to the holders of the preferred securities. This right is subject to First Western having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of Junior Subordinated Debentures" above.


         In addition, under the trust agreement, FW Capital I will automatically terminate upon expiration of its term and will earlier terminate on the first to occur of: (1) events of bankruptcy, dissolution or liquidation of First Western;
(2) delivery by First Western of written direction to the property trustee to terminate FW Capital I, which direction is optional and wholly within the discretion of First Western; (3) redemption of all of the preferred securities as described under "Description of the Preferred Securities -- Redemption -- Mandatory Redemption;" and (4) the entry of an order for the dissolution of FW Capital I by a court of competent jurisdiction.


         If an early termination occurs as described in clause (1), (2) or (4) above or upon the expiration of the term of FW Capital I, it will be liquidated by the trustees as expeditiously as the trustees determine to be possible. The liquidation will be made after satisfaction of liabilities to creditors of FW Capital I as provided by applicable law. In the liquidation, holders of the trust securities will receive a like amount of





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

the junior subordinated debentures, unless this distribution is determined by the property trustee not to be practical. If the property trustee determines that a distribution of the junior subordinated debentures is not practical, then the holders of preferred securities will be entitled to receive an amount equal to the liquidation amount of $10 per trust security plus accrued and unpaid distributions thereon to the date of payment. This amount, payable out of the assets of FW Capital I available for distribution, is referred to as the liquidation distribution. If the liquidation distribution can be paid only in part because FW Capital I has insufficient assets available to pay the full aggregate liquidation distribution, then the amounts payable directly by FW Capital I on the preferred securities will be paid on a pro rata basis. The holders of the common securities will be entitled to receive distributions upon a liquidation pro rata with the holders of the preferred securities, except that if a debenture event of default has occurred and is continuing, the preferred securities will have a priority over the common securities.

         Under current United States federal income tax law and interpretations and assuming, as expected, FW Capital I is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences." If First Western elects neither to redeem the junior subordinated debentures prior to maturity nor to liquidate FW Capital I and distribute the junior subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures.


         If First Western elects to liquidate FW Capital I and cause the junior subordinated debentures to be distributed to holders of the preferred securities in liquidation of FW Capital I, First Western will continue to have the right to shorten the maturity of the junior subordinated debentures under most circumstances. See "Description of Junior Subordinated Debentures -- General Overview."


EVENTS OF DEFAULT; NOTICE

         Any one of the following events that has occurred and is continuing constitutes an event of default under the trust agreement:

         o the occurrence of a debenture event of default under the indenture, see "Description of Junior Subordinated Debentures -- Debenture Events of Default"; or

         o default by FW Capital I in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days; or

         o default by FW Capital I in the payment of any redemption price of any trust security when it becomes due and payable; or

         o default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee in the trust agreement, other than a default or breach in the performance of a covenant or warranty which is addressed in the previous two points above, and continuation of the default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the property trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or


         o the occurrence of events of bankruptcy or insolvency regarding the property trustee and the failure by First Western to appoint a successor property trustee within 60 days thereof.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee is required to transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and First Western, unless the event of default has been cured or waived. First Western and the administrative trustees are required to file annually with the property trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the trust agreement.


         If a debenture event of default has occurred and is continuing, the preferred securities will have a preference over the common securities upon termination of FW Capital I as described above. See "-- Liquidation Distribution Upon Termination." Upon a debenture event of default, unless the principal of all the junior subordinated debentures has already become due and payable, either the property trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare all of the junior subordinated debentures to be due and payable immediately. Written notice must be given to First Western, and to the property trustee, if given by holders of the junior subordinated debentures. If the property trustee or the holders of the junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon a debenture event of default, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right to declare the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures will remain subordinated to the extent provided in the indenture. In addition, holders of the preferred securities have to bring a direct action as discussed below. See "Description of Junior Subordinated Debentures -- Enforcement of Rights by Holders of Preferred Securities."


REMOVAL OF TRUSTEES

         Unless a debenture event of default has occurred and is continuing, any trustee may be removed at any time by the holder of the common securities of FW Capital I. If a debenture event of default has occurred and is continuing, the property trustee may be removed by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in First Western as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an event of default has occurred and is continuing, at any time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of trust property may at the time be located, the holders of the common securities and the administrative trustees have power to appoint one or more persons either to act as (1) a co-trustee, jointly with the property trustee, of all or any part of the trust property, or
(2) to act as separate trustee of any such property. In either case these trustees will have the powers which may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a debenture event of default has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any person or successor to any of the trustees of FW Capital I may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee to FW Capital I.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF FW CAPITAL I

         FW Capital I may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. FW Capital I may, at the request of First Western, with the consent of the administrative trustees and without the consent of the holders of the preferred securities or the property trustee, undertake the transactions described above; provided, that:

         o the successor entity either (a) expressly assumes all of the obligations of FW Capital I regarding the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, or the successor securities, if the successor securities rank the same as the preferred securities rank in priority regarding distributions and payments upon liquidation, redemption and otherwise;

         o First Western expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

         o any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

         o        the successor entity has a purpose identical to that of FW
                  Capital I;

         o the successor securities will be listed or traded on any national securities exchange or other organization on which the preferred securities may then be listed;

         o prior to the transaction, First Western has received an opinion from independent counsel to FW Capital I stating that
                  (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following any transaction of this kind, neither FW Capital I nor the successor entity will be required to register as an investment company under the Investment Company Act; and

         o First Western or any permitted successor or designee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee. Notwithstanding the foregoing, FW Capital I will not, except with the consent of holders of 100% in liquidation amount of the preferred securities, enter into any transaction of this kind, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause FW Capital I or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

         Except as provided below and under "Description of Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by First Western and the trustees, without the consent of the holders of the trust securities:

         o to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions regarding matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

         o to modify, eliminate or add to any provisions of the trust agreement to the extent that is necessary to ensure that FW Capital I will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that FW Capital I will not be required to register as an investment company under the Investment Company Act.


         Provided, however, that in the case of the first point above, this action will not adversely affect in any material respect the interests of any holder of trust securities, and any amendments of the trust agreement will become effective when notice is given to the holders of the trust securities.

         The trust agreement may be amended by the trustees and First Western
(1) with the consent of holders representing not less than a majority of the aggregate liquidation amount of the outstanding trust securities, and (2) upon receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect FW Capital I's status as a grantor trust for United States federal income tax purposes or FW Capital I's exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or
(2) restrict the right of a holder of trust securities to institute suit for the enforcement of any payment of distributions afterwards.

         For the time that any junior subordinated debentures are held by the property trustee, the trustees will not:

         o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee regarding the junior subordinated debentures;

         o        waive any past default that is waivable under the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

         o consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the indenture would require the consent of each affected holder of junior subordinated debentures, this consent may be given by the property trustee without the prior consent of each holder of the preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default regarding the junior subordinated debentures. In addition to obtaining these approvals of the holders of the preferred securities, prior to taking any of the above actions, the trustees will obtain an opinion of counsel stating that FW Capital I will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of the action.


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

         Any required approval of holders of the preferred securities may be given at a meeting of holders of preferred securities convened for this purpose or under written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of the preferred securities in the manner set forth in the trust agreement.

         No vote or consent of the holders of the preferred securities will be required for FW Capital I to redeem and cancel the preferred securities in accordance with the trust agreement.

         Any of the preferred securities that are owned by First Western, the trustees or any affiliate of First Western or any trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

         The preferred securities will be represented by one or more global certificates registered in the name of the depositary or its nominee. Beneficial interests in the preferred securities will be shown on, and transfers will be effected only through, records maintained by participants in the depositary. Except as described below, preferred securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

         A global security will be exchangeable for preferred securities registered in the names of persons other than the depositary or its nominee only if:

         o the depositary notifies First Western that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, at a time when the depositary is required to be so registered to act as a depositary;

         o First Western in its sole discretion determines that the global security will be so exchangeable; or

         o there has occurred and is continuing an event of default under the indenture. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names which the depositary directs. It is expected that the instructions will be based upon directions received by the depositary regarding ownership of beneficial interests in the global security. In the event that preferred securities are issued in definitive form, they will be in denominations of $10 or integral multiples of $10 and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual preferred securities, the global preferred security may not be transferred except (1) as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or (2) another nominee of the depositary or (3) by the depositary or any nominee to a successor depositary or any nominee of the successor.

         Payments on preferred securities represented by a global security will be made to the depositary, as the depositary for the preferred securities. In the event the preferred securities are issued in definitive form, distributions will be payable, the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the preferred securities are issued in certificated form, the record dates for payment of distributions will be the first day of the month in which the relevant distribution date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."


         Upon the issuance of a global preferred security, and the deposit of the global preferred security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents regarding the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee and the records of participants regarding interests of persons who hold through participants. The laws of some states require that some purchasers of securities in those states take physical delivery of the securities in definitive form. The limits, under these laws, may impair the ability to transfer beneficial interests in a global preferred security.


         For the time that the depositary for a global preferred security, or its nominee, is the registered owner of the global preferred security, this registered owner will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement of FW Capital I. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders thereof.

         None of First Western, the property trustee, any paying agent, or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         First Western expects that the depositary, upon receipt of any payment of the liquidation amount or distributions in respect of a permanent global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of the depositary or its nominee. First Western also expects that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. The payments will be the responsibility of the participants.

         If the depositary for the preferred securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by First Western within 90 days, FW Capital I will issue individual preferred securities in exchange for the global preferred security. In addition, FW Capital I may at any time in its sole discretion, subject to any limitations described in this prospectus relating to the preferred securities, determine not to have any preferred securities represented by one or more global preferred securities. In this event, First Western will issue individual preferred securities in exchange for the global preferred security or securities representing the preferred securities. Further, if FW Capital I specifies, an owner of a beneficial interest in a global preferred security representing preferred securities may receive individual preferred securities in exchange for the beneficial interests, subject to any limitations described in this prospectus. In any such instance, a beneficial interest owner in a global preferred security will be entitled to physical delivery of individual preferred securities represented by the global preferred security equal in liquidation amount to the beneficial interest, and to have the preferred securities registered in its name. Individual preferred securities issued will be issued in denominations, unless otherwise specified by FW Capital I, of $10 and integral multiples of $10.

PAYMENT AND PAYING AGENCY

         Payments in respect of the preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. However, if any of the preferred securities are not held by the depositary, the payments will be made by check mailed to the address of the holder as the address appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and First Western. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and First Western. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor paying agent, which will be a bank or trust company acceptable to the administrative trustees and First Western.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as registrar and transfer agent for the preferred securities. Registration of transfers of the preferred securities will be effected without charge by or on behalf of FW Capital I, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. FW Capital I will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee, other than upon the occurrence and during the continuance of an event of default, undertakes to perform only the duties which are specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the preferred securities are entitled under the trust agreement to vote, then the property trustee will take action as directed by First Western. If the property trustee is not so directed, it will take action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability under the trust agreement except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate FW Capital I in such a way that FW Capital I will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of First Western for United States federal income tax purposes. In this regard, First Western and the administrative trustees are authorized to take any lawful action not inconsistent with the certificate of trust of FW Capital I or the trust agreement, that they determine in their discretion to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the related preferred securities. Holders of the preferred securities have no preemptive or similar rights.

         FW Capital I may not borrow money or issue debt or mortgage or pledge any of its assets.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         The junior subordinated debentures will be issued under a subordinated indenture, dated as of _________, 1999, between First Western and Wilmington Trust Company, as the indenture trustee. The following is a summary of the material terms and provisions of the junior subordinated debentures and the indenture. Prospective investors are urged to read the indenture, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The indenture is qualified under the Trust Indenture Act.

         Concurrently with the issuance of the preferred securities, FW Capital I will invest the proceeds from the sale of the preferred securities, together with the consideration paid by First Western for the common securities, in junior subordinated debentures issued by First Western. The junior subordinated debentures will be issued as unsecured debt under the indenture.

GENERAL OVERVIEW


         The junior subordinated debentures will bear interest at the rate of __% per year of their principal amount, payable quarterly after each calendar quarter on the 15th day of January, April, July and October of each year, beginning April 15, 1999, to the person in whose name each junior subordinated debenture is registered, subject to minor exceptions, at the close of business on the business day next preceding the interest payment date. Notwithstanding the above, in the event that either (1) the junior subordinated debentures are held by the property trustee and the preferred securities are no longer in book-entry only form or (2) the junior subordinated debentures are not represented by a global subordinated debenture, the record date for the interest payment will be the first day of the month in which the payment is made. The amount of each interest payment due regarding the junior subordinated debentures will include amounts accrued through the interest payment date. It is anticipated that, until the liquidation, if any, of FW Capital I, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next business day, except that, if the business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at the rate per year of __% compounded quarterly. The term interest as used in this prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as defined below, as applicable.


         The junior subordinated debentures will mature on ___________, 2029. This date, as it may be shortened as described below, is the stated maturity. This date may be shortened once at any time by First Western to any date not earlier than ___________, 2004, subject to First Western having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that First Western elects to shorten the stated maturity of the junior subordinated debentures, it will give at least 90 days prior notice to the registered holders of the junior subordinated debentures, the property trustee and the indenture trustee. The property trustee must give notice to the holders of the trust securities of the shortening of the stated maturity.

         The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all senior and subordinated debt of First Western. Because First Western is a holding company, the right of First Western to participate in any distribution of assets of any subsidiaries, including its banks, upon any of its subsidiaries' liquidation or reorganization or otherwise, and thus the ability of holders of the preferred securities to benefit indirectly from the distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that First Western may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of First Western's subsidiaries, and holders of junior subordinated debentures should look only to the assets of First Western for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of First Western, including senior and subordinated debt, whether under the indenture or any existing or other indenture that First Western may enter into in the future or otherwise. See "Subordination" below.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         If no debenture event of default has occurred and is continuing, First Western has the right under the indenture at any time during the term of the junior subordinated debentures to defer interest payments at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. At the end of an extension period, First Western must pay all interest then accrued and unpaid, together with interest at the rate of __% per year, compounded quarterly. During an extension period, interest will continue to accrue and holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes. See "Material Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

         During any extension period, First Western may not (1) declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment regarding, any of First Western's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of First Western, including other junior subordinated debentures, that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by First Western of the debt securities of any subsidiary of First Western if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures. These restrictions do not apply to:

         o        dividends or distributions in common stock of First Western;

         o any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant to this type of plan;

         o        payments under the preferred securities guarantee; or

         o purchases of common stock related to rights under any of First Western's benefit plans for its directors, officers or employees.

Prior to the termination of any extension period, First Western may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, First Western may elect to begin a new extension period subject to the above requirements. No interest will be due and payable during an extension period, except at the end of the extension period.

         If the property trustee is the only registered holder of the junior subordinated debentures, First Western must give the property trustee, the administrative trustees and the indenture trustee notice of its election of any extension period at least one business day prior to the earlier of (1) the date the distributions on the preferred securities would have been payable except for the election to begin or extend the extension period or (2) the date the administrative trustees are required to give notice to the holders of the preferred securities of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The indenture trustee will give notice of First Western's election to begin or extend a new extension period to the administrative trustees who, in turn, will give notice to the holders of the preferred securities. There is no limitation on the number of times that First Western may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

         If FW Capital I is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, First Western will pay as additional amounts on the junior subordinated debentures any amounts which will be required so that the distributions payable by FW Capital I will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of the Preferred Securities -- Redemption" for a definition of tax event.

REDEMPTION

         Subject to First Western having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the junior subordinated debentures are redeemable prior to maturity at the option of First Western (1) beginning ________, 2004, in whole at any time or in part from time to time, or (2) at any time in whole, but not in part, upon the occurrence and during the continuance of a tax event, an investment company event or a capital treatment event, in each case at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures. See "Description of the Preferred Securities -- Redemption" for a definitions of tax event, investment company event and capital treatment event.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at the holder's registered address. Unless First Western defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption.

         The junior subordinated debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION


         As described under "Description of the Preferred Securities - Liquidation Distribution Upon Termination," under circumstances involving the termination of FW Capital I, the junior subordinated debentures may be distributed to the holders of the preferred securities and common securities in liquidation of FW Capital I after satisfaction of liabilities to creditors of FW Capital I. If distributed to holders of the preferred securities in liquidation, the junior subordinated debentures will initially be issued in the form of one or more global securities and the depositary, or any successor depositary for the preferred securities, will act as depositary for the junior subordinated debentures. It is anticipated that the depositary arrangements for the junior subordinated debentures would be substantially identical to those in effect for the preferred securities. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of FW Capital I, there can be no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of preferred securities. If the junior subordinated debentures are distributed, First Western will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities.

RESTRICTIONS ON PAYMENTS



         First Western has restrictions on paying dividends or making payments regarding pari passu or junior debt if:


         o there has occurred any event of which First Western has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and (b) in respect of which First Western has taken reasonable steps to cure;

         o First Western has given notice of its election of an extension period as provided in the indenture regarding the junior subordinated debentures and has not rescinded the notice, or the extension period, or any extension thereof, is continuing; or

         o while the junior subordinated debentures are held by FW Capital I, First Western is in default regarding its payment of any obligation under the preferred securities guarantee.

         If any of the events above have occurred, First Western will not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment regarding, any of First Western's capital stock; or

         o make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of First Western, including other junior subordinated debt, that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by First Western of the debt securities of any subsidiary of First Western if the preferred securities guarantee ranks pari passu or junior in interest to the junior subordinated debentures.

         Provided, however, First Western may (a) declare and pay dividends or distributions in common stock, (b) make any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under this type of plan in the future or the redemption or repurchase of any rights under such plan, (c) make payments under the preferred securities guarantee and (d) make purchases of common stock related to rights under any of First Western's benefit plans for its directors, officers or employees.

SUBORDINATION OF JUNIOR SUBORDINATED DEBENTURES TO SENIOR AND SUBORDINATED DEBT OF FIRST WESTERN

         In the indenture, First Western has agreed that any junior subordinated debentures will be subordinate and junior in right of payment to all senior and subordinated debt to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, or any bankruptcy, or similar proceedings in connection with any insolvency or bankruptcy proceeding of First Western, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal, interest and premium, if any, on the senior and subordinated debt before the holders of junior subordinated debentures will be entitled to receive principal or interest payments on the junior subordinated debentures.

         In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior and subordinated debt outstanding upon acceleration will first be entitled to receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of junior subordinated debentures will be entitled to receive any principal or interest payments on the junior subordinated debentures. However, holders of subordinated debt will not be entitled to receive payment of any of these amounts to the extent that the subordinated debt is by its terms subordinated to trade creditors.

         No principal or interest payments on the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment regarding senior and subordinated debt or an event of default regarding any senior and subordinated debt resulting in the acceleration of the maturity of senior and subordinated debt, or if any judicial proceeding is pending regarding any of this type of default.

         Debt as used in this discussion means regarding any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

         o        every obligation of the person for money borrowed;

         o every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         o every reimbursement obligation of the person regarding letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         o every obligation of the person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         o        every capital lease obligation of the person; and

         o every obligation of the type referred to in all of the points immediately above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         Senior and subordinated debt means the principal of and premium, if any, and interest, if any on debt, including interest accruing at the time of the filing of any petition in bankruptcy or for reorganization relating to First Western, whether incurred on or prior to the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is pari passu with, or subordinated to, the junior subordinated debentures.

         However, senior and subordinated debt will not be deemed to include:

         o any debt of First Western which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code was without recourse to First Western;

         o        any debt of First Western to any of its subsidiaries;

         o        any debt to any employee of First Western;

         o any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         o        the preferred securities guarantee; and

         o        any other debt securities issued under the indenture.

         The indenture places no limitation on the amount of additional senior and subordinated debt that may be incurred by First Western. First Western expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

         The junior subordinated debentures will be represented by global certificates registered in the name of the depositary or its nominee. Beneficial interests in the junior subordinated debentures will be shown on, and transfers thereof will be effected only through, records maintained by the depositary. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

         Unless and until a global subordinated debenture is exchanged in whole or in part for the individual junior subordinated debentures, it may not be transferred except (1) as a whole by the depositary for the global subordinated debenture to a nominee of the depositary or (2) by a nominee of the depositary to the depositary or another nominee of the depositary or (3) by the depositary or any nominee to a successor depositary or any nominee of the successor.

         A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if (1) the depositary notifies First Western that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when the depositary is required to be so registered to act as a depositary or
(2) First Western in its sole discretion determines that the global security will be so exchangeable. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names which the depositary directs. It is expected that the instructions will be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the global security. In the event that junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

         Payments on junior subordinated debentures represented by a global security will be made to the depositary, as the depositary for the junior subordinated debentures. In the event junior subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate office of the indenture trustee, or at the offices of any paying agent or transfer agent appointed by First Western. However, interest payments may be made at the option of First Western by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the junior subordinated debentures are issued in certificated form, the record dates for interest payments will be the first day of the month in which the payment is to be made. For a description of the depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

         First Western will appoint the indenture trustee as securities registrar under the indenture. Junior subordinated debentures may be presented for exchange as provided above, and may be presented for



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

registration of transfer with the form of transfer endorsed, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. First Western may at any time rescind the designation of any registrar or approve a change in the location through which any registrar acts, provided that First Western maintains a registrar in the place of payment. First Western may at any time designate additional registrars regarding the junior subordinated debentures.

         In the event of any redemption of the junior subordinated debentures, neither First Western nor the indenture trustee will be required to issue or register the transfer of junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption.

GLOBAL SUBORDINATED DEBENTURE


         Upon the issuance of the global subordinated debenture, and the deposit of the global subordinated debenture with or on behalf of the depositary, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual junior subordinated debentures represented by the global subordinated debenture to participants. Ownership of beneficial interests in a global subordinated debenture will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global subordinated debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, regarding interests of participants, and the records of participants, regarding interests of persons who hold through participants. The laws of some states require that some purchasers of securities in those states take physical delivery of the securities in definitive form. The limits and the laws may impair the ability to transfer beneficial interests in a global subordinated debenture.


         During the time that the depositary for a global subordinated debenture, or its nominee, is the registered owner of the global subordinated debenture, this registered owner will be considered the sole owner or holder of the junior subordinated debentures represented by the global subordinated debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global subordinated debenture will not be entitled to have any of the individual junior subordinated debentures represented by the global subordinated debenture registered in their names, will not receive or be entitled to receive physical delivery of any such junior subordinated debentures in definitive form and will not be considered the owners or holders thereof.

         Payments of principal of and interest on individual junior subordinated debentures represented by a global subordinated debenture registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global subordinated debenture representing the junior subordinated debentures. None of First Western, the indenture trustee, any paying agent, or the securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global subordinated debenture or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         First Western expects that the depositary, upon receipt of any payment of principal or interest in respect of the global subordinated debenture, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global subordinated debenture as shown on the records of the depositary or its nominee. First Western also expects that payments by participants to owners of beneficial interests in the global subordinated debenture held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

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

         If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by First Western within 90 days, First Western will issue individual junior subordinated debentures in exchange for the global subordinated debenture. In addition, First Western may at any time in its sole discretion, determine not to have the junior subordinated debentures represented by one or more global subordinated debentures. In this event, First Western will issue individual junior subordinated debentures in exchange for the global subordinated debenture. Further, if First Western specifies, an owner of a beneficial interest in a global subordinated debenture may receive individual junior subordinated debentures in exchange for the beneficial interests. In this instance, an owner of a beneficial interest in a global subordinated debenture will be entitled to physical delivery of individual junior subordinated debentures equal in principal amount to the beneficial interest and to have the junior subordinated debentures registered in its name. Individual junior subordinated debentures so issued will be issued in denominations, unless otherwise specified by First Western, of $10 and integral multiples of $10.

PAYMENT AND PAYING AGENTS

         Payment of principal of and any interest on the junior subordinated debentures will be made at the office of the indenture trustee, except that at the option of First Western payment of any interest may be made, except in the case of a global subordinated debenture, by check mailed to the address of the person entitled to payment as the person's address appears in the securities register. Payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for the interest. First Western may at any time designate additional paying agents or rescind the designation of any paying agent; however, First Western will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

         Any moneys deposited with the indenture trustee or any paying agent, or then held by First Western in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable will, at the request of First Western, be repaid to First Western. Thereafter, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to First Western for payment.

MODIFICATION OF INDENTURE

         From time to time First Western and the indenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes. These purposes may include, among other things, curing ambiguities, defects or inconsistencies, provided that this action does not materially adversely affect the interests of the holders of the junior subordinated debentures or the preferred securities while they remain outstanding, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting First Western and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided, that, the modification may not, without the consent of the holder of each outstanding junior subordinated debenture:

         o change the stated maturity of the junior subordinated debentures or extend the time of payment of interest on them, except as described under "Description of Junior Subordinated Debentures -- General Overview" and "--Option to Extend Interest Payment Period", or reduce the principal amount thereof or the rate of interest thereon; or

         o reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture. However, while any of the preferred securities remain outstanding, (1) no modification may be made that


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


                  adversely affects the holders of the preferred securities in any material respect, (2) no termination of the indenture may occur, and (3) no waiver of any debenture event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred securities, until the principal and interest of the junior subordinated debentures have been paid in full and other conditions are satisfied.


INDENTURE EVENTS OF DEFAULT

         The indenture provides that any one or more of the following described events regarding the junior subordinated debentures that has occurred and is continuing constitutes a debenture event of default:

         o failure for 30 days to pay any interest on the junior subordinated debentures, when due, subject to the deferral of any due date in the case of an extension period;

         o failure to pay any principal on the junior subordinated debentures when due whether at maturity, upon redemption by declaration or otherwise;


         o failure by First Western to observe or perform in any material respect a number of other covenants contained in the indenture for 90 days after written notice to First Western from the indenture trustee or to First Western and the indenture trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or



         o events in bankruptcy, insolvency or reorganization of First Western, including the voluntary commencement of bankruptcy proceedings, entry of an order for relief against First Western in a bankruptcy proceeding, appointment of a custodian over substantially all of First Western's property, a general assignment for the benefit of creditors, or a court order for liquidation of First Western.


         The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul the declaration and waive the default if the default, other than the non-payment of the principal of the junior subordinated debentures which has become due solely by the acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the preferred securities will have the right to do so. In case a debenture event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor.

         First Western is required to file annually with the indenture trustee a certificate as to whether First Western is in compliance with all the conditions and covenants applicable to it under the indenture.


ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED SECURITIES


         If an event of default under the indenture has occurred and is continuing and the default is attributable to First Western's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against First Western for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. If the right to bring a direct action is removed, FW Capital I may become subject to the reporting obligations under the Securities Exchange Act of 1934. First Western will have the right under the indenture to set-off any payment made to the holder of preferred securities by First Western in connection with a direct action.

         The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         The indenture provides that First Western will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into First Western or convey, transfer or lease its properties and assets substantially as an entirety to First Western, unless:

         o in case First Western consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes First Western's obligations on the junior subordinated debentures issued under the indenture;

         o immediately after giving effect to this type of transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and


         o        other conditions as prescribed in the indenture are met.


         The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving First Western that may adversely affect holders of the junior subordinated debentures.

SATISFACTION AND DISCHARGE

         Under the indenture, First Western will have satisfied and discharged the indenture when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, and First Western deposits in trust with the indenture trustee sufficient funds to pay and discharge the entire indebtedness on the junior subordinated debentures to the deposit date or to the stated maturity, as the case may be. This satisfaction and discharge will not apply to First Western's obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture.

GOVERNING LAW

         The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Colorado.


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

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         The indenture trustee will have and be subject to all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

COVENANTS OF FIRST WESTERN

         First Western will covenant in the indenture, as to the junior subordinated debentures, that during the time that (1) FW Capital I is the holder of all junior subordinated debentures, (2) a tax event in respect of FW Capital I has occurred and is continuing and (3) First Western has elected, and has not revoked the election, to pay additional sums, as defined under "Description of the Preferred Securities -- Redemption," in respect of the preferred securities, First Western will pay to FW Capital I these additional sums. First Western will also covenant, as to the junior subordinated debentures:


         o to maintain directly or indirectly 100% ownership of the common securities of FW Capital I to which junior subordinated debentures have been issued, provided that successors which are permitted under the indenture may succeed to First Western's ownership of the common securities;



         o to use its reasonable efforts to cause FW Capital I (a) to remain a business trust, except in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in liquidation of FW Capital I,
                  (b) the redemption of all of the trust securities or (c) in connection with mergers, consolidations, or amalgamations permitted by the trust agreement; and


         o to use its reasonable efforts to cause each Holder of trust securities to be treated as owning an individual beneficial interest in the junior subordinated debentures.

                               BOOK-ENTRY ISSUANCE

         The depositary will act as securities depositary for all of the preferred securities and the junior subordinated debentures. The preferred securities and the junior subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global certificates will be issued for the preferred securities and the junior subordinated debentures and will be deposited with the depositary.


         The depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others such as securities brokers and dealers, banks and trust



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

companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

         Purchases of preferred securities or junior subordinated debentures within the depositary system must be made by or through direct participants, which will receive a credit for the preferred securities or junior subordinated debentures on the depositary's records. The ownership interest of each actual purchaser of each preferred security and each junior subordinated debenture is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities or junior subordinated debentures. Transfers of ownership interests in the preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities or junior subordinated debentures, except in the event that use of the book-entry system for the or junior subordinated debentures is discontinued.

         The depositary has no knowledge of the actual beneficial owners of the preferred securities or the junior subordinated debentures. The depositary's records reflect only the identity of the direct participants to whose accounts the preferred securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or junior subordinated debentures. If less than all of the preferred securities or the junior subordinated debentures are being redeemed, the depositary will determine by lot or pro rata the amount of the preferred securities of each direct participant to be redeemed.

         Although voting regarding the preferred securities and the junior subordinated debentures is limited to the holders of record of the preferred securities and the junior subordinated debentures, in those instances in which a vote is required, neither the depositary nor Cede & Co. will itself consent or vote regarding preferred securities or the junior subordinated debentures. Under its usual procedures, the depositary would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities or junior subordinated debentures are credited on the record date and which are used and identified in a listing attached to the omnibus proxy.

         Distribution payments on the preferred securities or the junior subordinated debentures will be made by the relevant trustee to the depositary. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of the participant and not of the depositary, the relevant trustee, FW Capital I or First Western, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to the depositary is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of the depositary, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

         The depositary may discontinue providing its services as securities depositary regarding any of the preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the relevant trustee and First Western. In the event that a successor securities depositary is not obtained, definitive preferred securities or subordinated debenture certificates representing the preferred securities or junior subordinated debentures are required to be printed and delivered. First Western, at its option, may decide to discontinue use of the system of book-entry transfers through the depositary, or a successor depositary. After a debenture event of default, the holders of a majority in liquidation preference of preferred securities or aggregate principal amount of junior subordinated debentures may determine to discontinue the system of book-entry transfers through the depositary. In this event, definitive certificates for the preferred securities or junior subordinated debentures will be printed and delivered.

         The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that FW Capital I and First Western believe to be accurate, but FW Capital I and First Western assume no responsibility for the accuracy thereof. Neither FW Capital I nor First Western has any responsibility for the performance by the depositary or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

                  DESCRIPTION OF PREFERRED SECURITIES GUARANTEE

         The preferred securities guarantee agreement will be executed and delivered by First Western concurrently with the issuance of the preferred securities. The preferred securities guarantee will be for the benefit of the holders of the preferred securities. Wilmington Trust Company will act as trustee under the preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and the preferred securities guarantee will be qualified under the Trust Indenture Act. The following is a summary of the material provisions of the preferred securities guarantee. Prospective investors are urged to read the form of the preferred securities guarantee which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred securities.

GENERAL OVERVIEW

         The preferred securities guarantee is an irrevocable guarantee on a subordinated basis of all of FW Capital I's obligations to make payments under the preferred securities, but will apply only to the extent that FW Capital I has funds sufficient to make the payments, and is not a guarantee of collection.

         First Western will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the preferred securities guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that FW Capital I may have or assert other than the defense of payment. The following payments regarding the preferred securities, to the extent not paid by or on behalf of FW Capital I, will be subject to the preferred securities guarantee of First Western:

         o any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that FW Capital I has available funds on hand at the time;

         o the redemption price regarding any preferred securities called for redemption to the extent that FW Capital I has available funds on hand at the time; and

         o upon a voluntary or involuntary dissolution, winding up or liquidation of FW Capital I, unless the junior subordinated debentures are distributed to holders of the preferred securities.

         The amount of the preferred securities guarantee will be the lesser of
(a) the liquidation distribution and (b) the amount of assets of FW Capital I remaining available for distribution to holders of preferred securities. First Western's obligation to make a preferred securities guarantee payment may be satisfied by direct payment of the required amounts by First Western to the holders of the preferred securities or by causing FW Capital I to pay these amounts to the holders.

         If First Western does not make interest payments on the junior subordinated debentures held by FW Capital I, FW Capital I will not be able to pay distributions on the preferred securities and will not have funds legally available to pay distributions. The preferred securities guarantee will rank subordinate and junior in right of payment to all senior and subordinated debt of First Western. See "Status of the Preferred Securities Guarantee" below. Because First Western is a holding company, the right of First Western to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent First Western may itself be recognized as a creditor of that subsidiary. Accordingly, First Western's obligations under the preferred securities guarantee will be effectively subordinated to all existing and future liabilities of First Western's subsidiaries, and claimants should look only to the assets of First Western for payments thereunder. Except as otherwise described in this prospectus, the preferred securities guarantee does not limit the incurrence or issuance of other secured or unsecured debt of First Western, including senior and subordinated debt whether under the indenture, any other indenture that First Western may enter into in the future, or otherwise.

         First Western has, through the preferred securities guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement relating to FW Capital I, taken together, fully, irrevocably and unconditionally guaranteed on a subordinated basis all of FW Capital I's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this preferred securities guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of all of FW Capital I's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."

STATUS OF THE PREFERRED SECURITIES GUARANTEE

         The preferred securities guarantee will constitute an unsecured obligation of First Western and will rank subordinate and junior in right of payment to all senior and subordinated debt in the same manner as the junior subordinated debentures.

         The preferred securities guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against First Western to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will be held for the benefit of the holders of the preferred securities. The preferred securities guarantee does not place a limitation on the amount of additional senior and subordinated debt that may be incurred by First Western. First Western expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

AMENDMENTS AND ASSIGNMENT

         Except regarding any changes which do not adversely affect the rights of holders of the preferred securities in a material manner, in which case no vote will be required, the preferred securities guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of First Western and will inure to the benefit of the holders of the preferred securities then outstanding.

EVENTS OF DEFAULT

         An event of default under the preferred securities guarantee will occur upon the failure of First Western to perform any of its payment or other obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee.

         Any holder of preferred securities may institute a legal proceeding directly against First Western to enforce the holder's rights under the preferred securities guarantee without first instituting a legal proceeding against FW Capital I, the guarantee trustee or any other person or entity.

         First Western, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether First Western is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during the occurrence and continuance of a default by First Western in performance of the preferred securities guarantee, undertakes to perform only the duties which are specifically set forth in the preferred securities guarantee. After default regarding the preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the preferred securities guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

         The preferred securities guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable upon liquidation of FW Capital I or upon distribution of junior subordinated debentures to the holders of the preferred securities. The preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

GOVERNING LAW

         The preferred securities guarantee will be governed by and construed in accordance with the laws of the State of Colorado.

THE EXPENSE AGREEMENT

         Under the agreement as to expenses and liabilities entered into by First Western under the trust agreement, First Western will irrevocably and unconditionally guarantee to each person or entity to whom FW Capital I becomes indebted or liable, the full payment of any costs, expenses or liabilities of FW Capital I, other than obligations of FW Capital I to pay to the holders of the preferred securities or other similar interests in FW Capital I of the amounts due the holders under the terms of the preferred securities or the other similar interests, as the case may be.

             RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

FULL AND UNCONDITIONAL PREFERRED SECURITIES GUARANTEE ON A SUBORDINATED BASIS

         Payments of distributions and other amounts due on the preferred securities, to the extent FW Capital I has funds available for the payment of the distributions, are irrevocably guaranteed by First Western as and to the extent set forth under "Description of Preferred Securities Guarantee." Taken together, First Western's obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the preferred securities guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the preferred securities guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of FW Capital I's obligations under the preferred securities. If and to the extent that First Western does not make payments on the junior subordinated debentures, FW Capital I will not pay distributions or other amounts due on the preferred securities. The preferred securities guarantee does not cover payment of distributions when FW Capital I does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of the preferred securities is to institute a legal proceeding directly against First Western for enforcement of payment of the distributions to the holder. The obligations of First Western under the preferred securities guarantee are subordinate and junior in right of payment to all senior and subordinated debt.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because: (1) the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the preferred securities and common securities; (2) the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities; (3) First Western will pay for all and any costs, expenses and liabilities of FW Capital I except FW Capital I's obligations to holders of preferred securities; and (4) the trust agreement further provides that FW Capital I will not engage in any activity that is not consistent with the limited purposes of FW Capital I.

         Notwithstanding anything to the contrary in the indenture, First Western has the right to set-off any payment it is otherwise required to make under the indenture to the extent First Western has made payments, or is concurrently on the date of the payment making, a payment under the preferred securities guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES UNDER THE PREFERRED SECURITIES GUARANTEE

         A holder of any the preferred securities may institute a legal proceeding directly against First Western to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee, FW Capital I or any other person or entity,

         A default or event of default under any senior and subordinated debt would not constitute an event of default. However, in the event of payment defaults under, or acceleration of, senior and subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until the senior and subordinated debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an event of default.

LIMITED PURPOSE OF FW CAPITAL I

         The preferred securities evidence a beneficial interest in FW Capital I, and FW Capital I exists for the sole purpose of issuing the trust securities and investing the proceeds from the sale of the trust securities in the junior subordinated debentures. A principal difference between the rights of a holder of the preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from First Western the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive distributions from FW Capital I, or from First Western under the preferred securities guarantee, if and to the extent FW Capital I has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of FW Capital I involving the liquidation of the junior subordinated debentures, the holders of preferred securities will be entitled to receive, out of assets held by FW Capital I, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of First Western, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of First Western, subordinated in right of payment to all senior and subordinated debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any shareholders of First Western receive payments or distributions. Since First Western is the guarantor under the preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of FW Capital I, other than FW Capital I's obligations to the holders of its preferred securities, the positions of a holder of the preferred securities and a holder of junior subordinated debentures relative to other creditors and to shareholders of First Western in the event of liquidation or bankruptcy of First Western are expected to be substantially the same.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Jones & Keller, P.C., counsel to First Western, the following are the material United States federal income tax consequences to the purchase, ownership and disposition of preferred securities. Unless otherwise stated, this discussion deals only with preferred securities held as capital assets by United States persons, defined below, who purchase the preferred securities upon original issuance at the first price at which a substantial amount of preferred securities were sold. As used in this prospectus, a United States person means a person that is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The tax treatment of holders may vary depending on their particular situation. This discussion does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, persons that will hold the preferred securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, or persons whose functional currency is not the United States dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences or other collateral tax consequences under United States federal income tax laws, or the tax laws of any state, local or foreign government that may be applicable to a holder of preferred securities. This discussion is based on the Internal Revenue

Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any change of this nature could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting an owner of preferred securities.

         The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States persons. Non-United States persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of preferred securities.

         The authorities on which this discussion is based are subject to various interpretations and the opinions of counsel are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS regarding the transactions described in this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this discussion or that a court would not sustain this type of challenge. It is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.


         SECURITYHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR PERSONAL TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES IF A TAX EVENT OCCURS, SEE "DESCRIPTION OF THE PREFERRED SECURITIES -- REDEMPTION."


CLASSIFICATION OF FW CAPITAL I


         In connection with the issuance of the preferred securities, counsel is of the opinion that, under current law and assuming full compliance with the terms of the trust agreement, and based on the facts and assumptions contained in the opinion, FW Capital I will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the preferred securities, a securityholder, will be treated as owning an undivided beneficial interest in the junior subordinated debentures. Accordingly, each securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the junior subordinated debentures. See "-- Interest Income and Original Issue Discount." No amount included in income regarding the preferred securities will be eligible for the dividends received deduction.


CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

         Counsel is of the opinion that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of First Western under current law, and, by acceptance of a preferred security, each holder covenants to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. No assurance can be given, however, that this classification will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of First Western. See "Risk Factors -- Possible Tax Law Changes Could Result in a Redemption of the Preferred Securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Except as set forth below, stated interest on the junior subordinated debentures generally will be included in income by a securityholder at the time the interest income is paid or accrued in accordance with the securityholder's regular method of tax accounting.

         If First Western exercises its right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become original issue discount instruments, and the amount of original issue discount would be equal to the aggregate of all future payments of interest on the junior subordinated debentures. In this event, all securityholders would be required to include the original issue discount on the junior subordinated debentures in income on a daily economic accrual basis during the extension period, even though First Western would not pay the interest until the end of the extension period, and even though some securityholders may use the cash method of tax accounting. Moreover, thereafter the junior subordinated debentures would be taxed as original issue discount instruments for as long as they remained outstanding. Thus, even after the end of the extension period, all securityholders would be required to continue to include the original issue discount on the junior subordinated debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to this interest income. In this event, actual cash payments of interest on the junior subordinated debentures would not be reported separately as taxable income.

         In addition, First Western's option to defer the payment of interest on the junior subordinated debentures during an extension period might cause the junior subordinated debentures to be considered initially issued with original issue discount. First Western believes, and will take the position, that this result will not arise because of an exception in the treasury regulations that applies when there is only a remote likelihood that a contingency, such as election to defer, will occur. Assuming that the likelihood of an extension period is, in fact, deemed remote, counsel believes that this position is correct. However, the Treasury regulations described above have not yet been addressed in any rulings or other definitive interpretations by the IRS. Therefore, there is not a sufficient basis for counsel to express an opinion regarding whether or not an election to defer will be deemed a remote contingency. It is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the junior subordinated debentures were issued with original issue discount regardless of whether First Western exercises its right to defer payments of interest on the debentures, all securityholders would be required to include the stated interest thereon in income on a daily economic accrual basis as described above.

         First Western does not anticipate that additional sums, as defined in the indenture, will be paid. However, if additional sums are paid, they will be taxable to the securityholder as ordinary income, generally as interest income.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

         Under current law, a distribution by FW Capital I of the junior subordinated debentures as described under the caption "Description of the Preferred Securities -- Liquidation and Distribution Upon Termination" will be non-taxable and will result in the securityholder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through FW Capital I, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis the securityholder had in its preferred securities before the distribution. If, however, the liquidation of FW Capital I were to occur because FW Capital I is subject to United States federal income tax regarding income accrued or received on the junior subordinated debentures as a result of a tax event or otherwise, the distribution of junior subordinated debentures to securityholders by FW Capital I would be a taxable event to FW Capital I and each securityholder, and a securityholder would recognize gain or loss as if the securityholder had sold or exchanged its preferred securities for the junior subordinated debentures it received upon the liquidation of FW Capital I. See "-- Sales or Redemption of Preferred Securities." A securityholder would recognize interest income in respect of junior subordinated debentures received from FW Capital I in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES


         Gain or loss will be recognized by a securityholder on a sale of preferred securities, including a redemption for cash, in an amount equal to the difference between the amount realized, which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income, and the securityholder's adjusted tax basis in the preferred securities sold or so redeemed. A securityholder's adjusted tax basis will be its initial purchase price, increased by any accrued original issue discount previously included in the securityholder's gross income to the date of disposition, and decreased by payments, other than stated interest on the junior subordinated debentures that does not constitute original issue discount, received on the preferred securities. Any gain or loss on the sale, exchange or retirement of the preferred securities generally will be treated as capital gain or loss. In general, amounts attributable to accrued interest regarding a securityholder's pro rata share of the junior subordinated debentures not previously included in income and which are excluded from the amount realized on a sale of preferred securities and therefore not part of the calculation of gain or loss, will be taxable as ordinary income. However, because there is conflicting authority regarding whether or not a cash basis taxpayer is required to include in income accrued interest in the event the preferred securities are sold for less than their principal amount, counsel expresses no opinion regarding the need for inclusion in income of accrued interest for a cash basis taxpayer in such an event. The Internal Revenue Service Restructuring and Reform Act of 1998 provides that for taxpayers other than corporations, net capital gain, which is defined as net long-term capital gain over net short-term capital loss for the taxable year, realized from property, with limited exceptions, is subject to a maximum marginal stated tax rate of 20%, or 10% in the case of taxpayers in the lowest tax bracket. Capital gain or loss is long-term if the holding period for the asset is more than one year, and is short-term if the holding period for the asset is one year or less. Capital gains realized from assets held for one year or less are taxed at the same rates as ordinary income. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.



         Should First Western exercise its option to defer any payment of interest on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. In the event of a deferral under the option, a securityholder that disposes of its preferred securities between record dates for payments of distributions, and consequently does not receive a distribution from FW Capital I for the period prior to the disposition, will nevertheless be required to include in income accrued original issue discount on the junior subordinated debentures through the date of disposition and will add this amount to its adjusted tax basis in its preferred securities. The securityholder will recognize a capital loss on the disposition of its preferred securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid original issue discount, is less than the securityholder's adjusted tax basis in the preferred securities, which will include accrued but unpaid original issue discount that has been included in income. As stated previously, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.


BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         The amount of interest paid or original issue discount accrued, if any, on the junior subordinated debentures, beneficial ownership of which is reflected in the preferred securities held of record by United States persons, other than corporations and other exempt securityholders, will be reported to the Service. Generally, income on the preferred securities will be reported to securityholders on Form 1099, which form should be mailed to securityholders by January 31 following each calendar year. Proposed regulations, if adopted, could alter the information reporting requirements which must be made to both the IRS and the securityholders. Backup withholding at a rate of 31% will apply to payments of interest to non-exempt

United States persons unless the securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets other conditions. Any amounts withheld from a securityholder under the backup withholding rules will be allowed as a refund or a credit against the securityholder's United States federal income tax liability, provided the required information is furnished to the Service. Payment of the proceeds from the disposition of preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the securityholder or beneficial owner establishes an exemption from information reporting and backup withholding.


POSSIBLE TAX LAW CHANGES AFFECTING PREFERRED SECURITIES


         Legislative proposals were made in 1996 and 1997, which if enacted, could have adversely affected the ability of First Western to deduct interest paid on the junior subordinated debentures. Although these proposals were not enacted, there can be no assurance that future legislative proposals or final legislation will not affect the ability of First Western to deduct interest on the junior subordinated debentures or otherwise adversely affect the tax treatment of the transactions described in this prospectus. A change of this nature could give rise to a tax event, which may permit First Western to cause a redemption of the Trust preferred securities. Prospective investors should also be aware that a petition was recently filed in the United States Tax Court as a result of a challenge by the IRS of a taxpayer's treatment as indebtedness of a security issued with characteristics similar to the junior subordinated debentures. If this matter is litigated to a conclusion and the IRS's position on this matter is sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the preferred securities. See "Risk Factors -- Possible Tax Law Changes Could Result in a Redemption of the Preferred Securities," "Description of the Preferred Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Redemption."


                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), or Section 4975 of the Code, generally may purchase preferred securities subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.


         However, First Western and any of its affiliates may be considered a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person, within the meaning of Section 4975 of the Code, regarding plans maintained or sponsored by, or contributed to by, First Western or an affiliate, or regarding which First Western or an affiliate is a fiduciary, or plans for which First Western or an affiliate provide services. The acquisition and ownership of preferred securities by an individual retirement arrangement or other Plan described in Section 4975(e)(1) of the Code, regarding which First Western or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, which could give rise to the imposition of substantial taxes unless the preferred securities are acquired under and in accordance with an applicable exemption.


         As a result, plans regarding which First Western and/or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired under and in accordance with an applicable exemption. Any plans or entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement among First Western and the underwriters listed on the table below for whom Howe Barnes Investments, Inc. is acting as representative, the underwriters have severally agreed to purchase from FW Capital I an aggregate of 2,000,000 preferred securities in the amounts set forth below opposite their respective names.


Underwriters                      Number of preferred securities
------------                      ------------------------------
Howe Barnes Investments, Inc.......


                                     ---------
         Total.....................  2,000,000
                                     =========

         Under the terms and conditions of the Underwriting Agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken.

         FW Capital I has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus to purchase up to an additional 300,000 preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities offered hereby. If the underwriters purchase any of the additional preferred securities under this option, each Underwriter will be committed to purchase the additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities offered hereby.

         The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by FW Capital I as shown in the table below do not reflect estimated expenses of $350,000 payable by First Western


                             Per preferred security            Total
                             ----------------------         ------------
Price to Investors                $ 10                      $ 20,000,000
Proceeds to company               $ 10                      $ 20,000,000

         All of the proceeds to FW Capital I will be used to purchase the junior subordinated debentures from First Western. First Western has agreed to pay the underwriters $_____ per preferred security, or a total of $_______, as compensation for arranging the investment in the junior subordinated debentures. Should the underwriters exercise the over-allotment option, an aggregate of $_____ will be paid to the underwriters for arranging the investment in the junior subordinated debentures.


         The underwriters propose to offer the preferred securities in part directly to the public at the initial public offering price set forth on the cover page of this prospectus, and in part to securities dealers at this price less a concession not in excess of $____ per preferred security. The underwriters may allow, and the dealers may reallow, a concession not in excess of $___ per preferred security to brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.



         First Western and FW Capital I have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.


         In connection with the offering, the underwriters may purchase and sell the preferred securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the preferred securities; and syndicate short positions involve the sale by the underwriters of a greater number of securities than they are required to purchase from First Western in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the preferred securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.


         The underwriters have advised FW Capital I that they do not intend to confirm any sales of preferred securities to any discretionary accounts. In connection with the offer and sale of the preferred securities, the underwriters will comply with Rule 2810 under the NASD Conduct Rules.

                            REPORTS OF FIRST WESTERN

         First Western intends to furnish you with annual reports containing its audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Prior to this offering, First Western has not been a reporting company with the Securities and Exchange Commission.

                              AVAILABLE INFORMATION


         First Western and FW Capital I have filed electronically with the Commission through EDGAR a registration statement on Form SB-2 in accordance with the requirements of the Securities Act of 1933 registering the preferred securities. This prospectus does not contain all of the information set forth in the registration statement and in the exhibits attached. Some items were omitted in accordance with the rules and regulations of the Commission. Anyone may inspect the registration statement without charge at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of all or any part of it from the Commission upon payment of the required fees. Statements contained in this prospectus which refer to a document filed as an exhibit to the registration statement are qualified in their entirety by reference to the copy of that document. The registration statement may also be reviewed on the Commission's Web Site at HTTP://WWW.SEC.GOV.


                                  LEGAL MATTERS

         Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of FW Capital I will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to First Western and FW Capital I. The validity of the preferred securities guarantee and the junior subordinated debentures will be passed upon for First Western by Jones & Keller, P.C., Denver, Colorado, counsel to First Western. Certain legal matters in connection with this offering will be passed upon for the underwriters by Chapman and Cutler, Chicago, Illinois. Jones & Keller, P.C. and Chapman and Cutler will rely on the opinions of Richards, Layton & Finger, P.A., as to matters of Delaware law. Certain matters relating to United States federal income tax consequences will be passed upon for First Western by Jones & Keller, P.C.

                                     EXPERTS

         The consolidated financial statements of First Western in this prospectus as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 have been included in this prospectus in reliance upon the report of Clifton Gunderson L.L.C., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                             Page
                                                                             ----
Independent Auditor's Report  . . . . . . . . . . . . . . . . . .            F-2

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . .            F-3

Consolidated Statements of Income . . . . . . . . . . . . . . . .            F-4

Consolidated Statements of Stockholders' Equity . . . . . . . . .            F-5

Consolidated Statements of Cash Flows . . . . . . . . . . . . . .            F-6

Notes to Consolidated Financial Statements  . . . . . . . . . . .            F-7

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
First Western Corp.
Northglenn, Colorado


We have audited the consolidated balance sheet of First Western Corp. and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Western Corp. and Subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                     CLIFTON GUNDERSON L.L.C.


Denver, Colorado
October 23,1998

                      FIRST WESTERN CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

             September 30, 1998 (Unaudited) and December 31, 1997
                       (In thousands, except share data)

                                                                          September 30,  December 31,
                                                                              1998           1997
                                                                          -------------  ------------
                                                                           (Unaudited)
      ASSETS
Cash and due from banks                                                    $  14,449      $  10,427
Interest bearing deposits in other banks                                           6            149
Federal funds sold                                                            12,480         11,310
Investment securities:
    Available-for-sale, at fair value                                         35,110         15,470
    Held-to-maturity, at amortized cost, fair value of $9,344, in 1998
     and $13,125, in 1997                                                      9,241         13,042
                                                                           ---------      ---------
           Total investment securities                                        44,351         28,512
Loans held for sale                                                            5,312          4,182
Gross loans receivable:                                                      249,104        166,059
   Less: unearned loan fees                                                     (757)          (432)
         allowance for loan losses                                            (1,592)        (1,321)
                                                                           ---------      ---------
          Net loans receivable                                               246,755        164,306
Premises and equipment, net                                                    7,408          5,117
Other assets                                                                   4,732          3,597
                                                                           ---------      ---------
                     TOTAL ASSETS                                          $ 335,493      $ 227,600
                                                                           =========      =========
   LIABILITIES
Deposits:
    Demand non-interest bearing                                            $  40,132      $  32,238
    Demand interest bearing                                                   12,887         12,558
    Time                                                                     241,025        155,498
                                                                           ---------      ---------
         Total deposits                                                      294,044        200,294
Securities sold under agreements to repurchase                                 2,588          2,072
Note payable                                                                   5,800          3,380
Federal Home Loan Bank borrowings                                              8,500          1,000
Other liabilities                                                              4,031          3,283
                                                                           ---------      ---------
         Total liabilities                                                   314,963        210,029
Minority interest in consolidated subsidiaries                                   662            660
   STOCKHOLDERS' EQUITY
Common stock $1.00 par value; 500,000 shares authorized;                         140            140
   140,000 shares issued and outstanding
Surplus                                                                          697            697
Retained earnings                                                             19,038         16,085
Unrealized loss on securities available-for-sale, net of taxes                    (7)           (11)
                                                                           ---------      ---------
         Total stockholders' equity                                           19,868         16,911
                                                                           ---------      ---------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 335,493      $ 227,600
                                                                           =========      =========

These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

          Nine months ended September 30, 1998 and 1997 (Unaudited)
                   and years ended December 31, 1997 and 1996
                 (In thousands, except share and per share data)


                                                              Nine months ended September 30,        Years ended December 31,
                                                                 1998                1997               1997          1996
                                                              -------------------------------        ------------------------
                                                                       (Unaudited)
Interest income:
   Loans, including fees                                      $  16,808            $   9,593         $  13,860     $   5,686
   Taxable investment securities                                    775                  908             1,173         1,273
   Nontaxable investment securities                                 369                  328               447           506
   Dividends on investment securities                                56                   33                47            19
   Federal funds sold                                               693                  412               690           417
   Other interest                                                    14                   34                46             7
                                                              ---------            ---------         ---------     ---------
      Total interest income                                      18,715               11,308            16,263         7,908
                                                              ---------            ---------         ---------     ---------
Interest expense:
   Deposits                                                       8,185                4,749             6,986         2,959
   Federal funds purchased                                            8                   42                45            11
   Securities sold under agreements to repurchase                    75                   87               113           150
   Note payable                                                     182                   49               113            --
   Federal Home Loan Bank borrowings                                305                  182               224            --
                                                              ---------            ---------         ---------     ---------
      Total interest expense                                      8,755                5,109             7,481         3,120
                                                              ---------            ---------         ---------     ---------
      Net interest income                                         9,960                6,199             8,782         4,788
Provision for loan losses                                           180                  110               140            15
                                                              ---------            ---------         ---------     ---------
Net interest income after provision for loan losses               9,780                6,089             8,642         4,773
                                                              ---------            ---------         ---------     ---------
Other income:
   Fees for other customer services                                 726                  555               761           627
   Net gains from sale of loans                                     716                  475               625           232
   Commissions and fees from brokerage activities                   133                   13                29            15
   Investment securities transactions, net                           (3)                  --                --           196
   Other operating income                                           409                  162               293           181
                                                              ---------            ---------         ---------     ---------
      Total other income                                          1,981                1,205             1,708         1,251
                                                              ---------            ---------         ---------     ---------
Other expenses:
   Salaries and employee benefits                                 3,545                2,172             3,296         1,950
   Net occupancy expense of premises                              1,107                  652               989           464
   Purchased services                                               906                  627               842           327
   Office supplies                                                  233                  126               182           137
   Minority interest in income of consolidated subsidiaries          93                   86               101           184
   Other operating expenses                                       1,159                  751             1,134           687
                                                              ---------            ---------         ---------     ---------
      Total other expenses                                        7,043                4,414             6,544         3,749
                                                              ---------            ---------         ---------     ---------
      Income before income taxes                                  4,718                2,880             3,806         2,275
Income tax expense                                                1,765                  919             1,309           705
                                                              ---------            ---------         ---------     ---------
NET INCOME                                                    $   2,953            $   1,961         $   2,497     $   1,570
                                                              =========            =========         =========     =========
Income per share:
Basic and diluted earnings per share                          $   21.09            $   14.89         $   18.67     $   12.56
                                                              =========            =========         =========     =========
   Weighted average shares outstanding                          140,000              131,667           133,750       125,000
                                                              =========            =========         =========     =========

These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                Nine months ended September 30, 1998 (Unaudited)
                   and years ended December 31, 1997 and 1996
                        (In thousands, except share data)

                                                                                             Unrealized
                                                                                           gain (loss) on
                                                                                            securities
                                                                                           available-for-
                                                                                 Retained   sale, net of
                                                      Common Stock   Surplus     Earnings       taxes         Total
                                                      ------------  --------     --------  ---------------  --------
Balance at January 1, 1996                             $    125     $     80     $ 12,018     $     59      $ 12,282
Net income for the year                                      --           --        1,570           --         1,570
Net change in unrealized gain (loss)                         --           --           --         (103)         (103)
                                                       --------     --------     --------     --------      --------
Balance at December 31, 1996                                125           80       13,588          (44)       13,749
Net income for the year                                      --           --        2,497           --         2,497
Issuance of 15,000 shares in exchange for minority
  shares of Firstate Bank of Colorado                        15          617           --           --           632
Net change in unrealized gain (loss)                         --           --           --           33            33
                                                       --------     --------     --------     --------      --------
Balance at December 31, 1997                                140          697       16,085          (11)       16,911
Net income for the period (unaudited)                        --           --        2,953           --         2,953
Net change in unrealized gain (loss) (unaudited)             --           --           --            4             4
                                                       --------     --------     --------     --------      --------
Balance at September 30, 1998 (unaudited)              $    140     $    697     $ 19,038     $     (7)     $ 19,868
                                                       ========     ========     ========     ========      ========

These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           Nine months ended September 30, 1998 and 1997 (Unaudited)
                   and years ended December 31, 1997 and 1996
                                 (In thousands)

                                                                       Nine months ended
                                                                         September 30,          Years ended December 31,
                                                                      1998          1997            1997          1996
                                                                   ------------------------     -------------------------
                                                                          (Unaudited)
Cash flows from operating activities:
    Net income                                                     $   2,953      $   1,961      $   2,497      $   1,570
       Adjustments to reconcile net income to cash
         provided by operating activities:
         Provision for loan losses                                       180            110            140             15
         Provision for losses on other real estate owned                  --             76             76             --
         Depreciation and amortization                                   493            256            426            189
         Net gains from sale of loans                                   (716)          (475)          (625)          (232)
         Proceeds from sale of loans held for sale                    40,660         18,649         27,225          7,471
         Origination of loans held for sale                          (41,074)       (19,442)       (29,800)        (8,221)
         Investment securities transactions, net                           3             --             --           (196)
         Increase in minority interest in
            consolidated subsidiaries                                      2              8             23             89
       Changes in deferrals and accruals:
         Other assets                                                   (545)          (435)          (449)           107
         Other liabilities                                               740          3,631          3,375            247
                                                                   ---------      ---------      ---------      ---------
                 Net cash provided by operating activities             2,696          4,339          2,888          1,039
                                                                   ---------      ---------      ---------      ---------
Cash flows from investing activities:
    Net (increase) decrease in federal funds sold                     (1,170)        (9,395)         1,710         (6,805)
    Net (increase) decrease in interest bearing deposits
       in other banks                                                    143             --            (50)             5
    Purchase of investment securities available-for-sale             (90,942)          (315)        (1,643)        (2,224)
    Purchase of investment securities held-to-maturity                    --         (1,543)          (765)        (2,892)
    Proceeds from sale of investment securities
       available-for-sale                                             30,154            250            250          3,065
    Proceeds from maturities/paydowns of investment securities        44,956          5,136          6,681          5,065
    Net increase in loans                                            (83,267)       (48,932)       (67,275)       (23,112)
    Expenditures for bank premises and equipment                      (2,734)        (2,388)        (2,466)          (252)
    Proceeds from sale of real estate owned                               --            256            256             --
    Purchase of savings bank, net of $3,897 of cash
        and due from banks acquired                                       --            154            154             --
                                                                   ---------      ---------      ---------      ---------
                 Net cash used in investing activities              (102,860)       (56,777)       (63,148)       (27,150)
                                                                   ---------      ---------      ---------      ---------
Cash flows from financing activities:
    Net increase in deposits                                          93,750         59,621         71,936         23,347
    Net increase (decrease) in securities sold under
       agreements to repurchase                                          516         (5,144)        (5,941)         3,963
    Advances from Federal Home Loan Bank                               7,500             --          1,000             --
    Payments on Federal Home Loan Bank advances                           --         (1,800)        (6,800)            --
    Proceeds from note payable                                         3,850          2,400          3,380             --
    Payments on note payable                                          (1,430)            --             --             --
                                                                   ---------      ---------      ---------      ---------
                  Net cash provided by financing activities          104,186         55,077         63,575         27,310
                                                                   ---------      ---------      ---------      ---------
Net increase in cash and due from banks                                4,022          2,639          3,315          1,199
Cash and due from banks at beginning of period                        10,427          7,112          7,112          5,913
                                                                   ---------      ---------      ---------      ---------
Cash and due from banks at end of period                           $  14,449      $   9,751      $  10,427      $   7,112
                                                                   =========      =========      =========      =========
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
       Interest                                                    $   8,631      $   3,593      $   5,028      $   2,978
       Income taxes                                                    1,444            752          1,137            671
    Noncash transactions:
       Conversion of loans to other real estate owned                    761            197            197             10
       Issuance of shares for minority interest of
          Firstate Bank of Colorado                                       --            632            632             --


These consolidated financial statements should be read only in connection with the accompanying notes to consolidated financial statements.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS

         First Western Corp. (the Company) was incorporated for the purposes of owning shares of and acting as the parent holding company for Firstate Bank (the Nebraska Bank) and Firstate Bank of Colorado (the Colorado Bank) (collectively referred to as the "Banks"). The Banks provide a full range of banking services to individual and corporate customers principally in the west and central Nebraska and the Denver-northern Colorado areas. A majority of the Company's loans are related to real estate and commercial activities. The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company and the Banks are also subject to regulation by certain governmental agencies and undergo periodic examinations by those regulatory agencies.

         BASIS OF FINANCIAL STATEMENT PRESENTATION AND USE OF ESTIMATES

         The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additional losses based on their judgments about information available to them at the time of their examination.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its respective subsidiaries. The Company currently owns 100% of Firstate Bank of Colorado (having acquired the minority interest in a May, 1997 exchange of stock,) and First Mortgage Bancorp. The Company also owns 91.4% of Firstate Bank (Kimball, Nebraska). All material intercompany transactions and balances have been eliminated in consolidation.

         INTERIM FINANCIAL INFORMATION (UNAUDITED)

         The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, normal and recurring in nature and necessary to a fair presentation of the interim periods presented. Results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

         CASH EQUIVALENTS

         For purposes of the Statements of Cash Flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

         INVESTMENT SECURITIES

         Management determines the classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Banks have the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

         Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of stockholders' equity.

         The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in investment securities transactions, net in the Statements of Income . The cost of securities sold is based on the specific identification method.

         LOANS HELD FOR SALE

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

         LOANS RECEIVABLE

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

         Loan fees which represent adjustments to interest yield are deferred and amortized over the estimated life of the loan. Most of the loans originated by the Company are short-term.

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

         Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

         PREMISES AND EQUIPMENT

         Premises, including leasehold improvements, and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on the straight-line method.

         FORECLOSED REAL ESTATE

         Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expense from operations and changes in the valuation allowance are included in other operating expenses.

         INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         PER SHARE COMPUTATIONS

         Basic earnings per share is based on the weighted average number of common shares outstanding during each period presented. The Company had no dilutive-potential common shares and therefore basic earnings per share equals diluted earnings per share.

         OPERATING SEGMENTS

         The Company adopted Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, (SFAS No. 131) effective January 1, 1998. This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called "management approach". The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131 therefore has no impact on its consolidated financial statements.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 - ACQUISITIONS

         In February 1997, the Company acquired 100% of First Northern Holdings, L.T.D. and the remaining 18.5% minority interest not owned by it in First Northern Savings Bank, Greeley, Colorado. The purchase price, approximately $3.8 million, was paid in cash. The excess purchase price over the fair value of the net assets acquired (goodwill) of $966,000 is being amortized over a fifteen-year period from the date of purchase. Both locations of First Northern Savings Bank immediately became branches of Firstate Bank of Colorado and added approximately $33 million in assets to the Company.

         In May 1997, the Company exchanged 15,000 shares of its common stock for the 18.2% of Firstate Bank of Colorado that it did not own. Such minority shares were owned by individuals already affiliated with the Company. As the Company and its two shareholders at the time of the exchange owned 98.4% of the Colorado Bank and the remaining 1.6% was owned by Board members of Company, it was determined by the Boards of both entities that a book value exchange ratio represented a fair value for all parties. The fair value determined for this transaction was $632,000. No goodwill was recognized in connection with this transaction.

         Following their respective acquisition dates, the Company included the results of operations of both of the above indicated acquisitions in its Consolidated Statements of Income.

NOTE 3 - INVESTMENT SECURITIES

         At December 31, 1997, the Company had securities with the following amortized cost and estimated fair values (in thousands):


                                                   Gross      Gross
                                     Amortized  Unrealized  Unrealized  Estimated
Securities held-to-maturity            Cost        Gains      Losses    Fair Value
---------------------------          ---------  ----------  ----------  ----------
U.S. Treasury & agency securities     $ 5,807     $    --     $    21     $ 5,786
State and political securities          7,235         104          --       7,339
                                      -------     -------     -------     -------
                                      $13,042     $   104     $    21     $13,125
                                      =======     =======     =======     =======

                                                   Gross      Gross
                                     Amortized  Unrealized  Unrealized  Estimated
Securities held-to-maturity            Cost        Gains      Losses    Fair Value
---------------------------          ---------  ----------  ----------  ----------
U.S. Treasury & agency securities     $12,028     $    --     $    42     $11,986
State and political securities          1,587          24          --       1,611
Other bonds                               200           1          --         201
Equity securities                       1,672          --          --       1,672
                                      -------     -------     -------     -------
                                      $15,487     $    25     $    42     $15,470
                                      =======     =======     =======     =======


         The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


                                             Held-to-maturity        Available-for-sale
                                          ----------------------   -----------------------
                                          Amortized   Estimated    Amortized    Estimated
                                             Cost     Fair Value      Cost      Fair Value
                                          ---------   ----------   ---------    ----------
Due in one year or less                    $ 4,316     $ 4,303       $ 8,800     $ 8,779
Due after one year through five years        3,668       3,679         3,570       3,562
Due after five years through ten years       2,520       2,543           645         640
Due after ten years                          2,538       2,600           800         817
                                           -------     -------       -------     -------
                                           $13,042     $13,125       $13,815     $13,798
                                           =======     =======       =======     =======


         Securities included in the accompanying Consolidated Balance Sheet at December 31, 1997 with an amortized cost of $14,071,044 are pledged as collateral for public deposits and for other purposes as required or permitted by law.

         Gross realized losses of $37 on sales of securities available-for-sale were recognized in 1997. Gross realized gains and gross realized losses on sales of securities available-for-sale respectively were $212,107 and $15,747 in 1996.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

         The components of the loan portfolio are summarized as follows (in thousands):


                                          September 30,  December 31,
                                             1998            1997
                                           ------------  ------------
                                           (Unaudited)
Commercial, financial and agricultural     $  50,070      $  41,500
Real estate construction                      68,624         37,235
Real estate mortgage                         120,850         79,499
Installment loans to individuals               9,393          7,693
Other                                            167            132
                                           ---------      ---------
                                             249,104        166,059
Less unearned loan fees                         (757)          (432)
Less allowance for loan losses                (1,592)        (1,321)
                                           ---------      ---------
                                           $ 246,755      $ 164,306
                                           =========      =========

         The Company had no foreign loans outstanding at December 31, 1997 or September 30, 1998 (unaudited.)

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Transactions in the allowance for loan losses are as follows (in thousands):

                                        Nine months
                                           ended
                                        September 30,   Years Ended December 31,
                                            1998            1997        1996
                                        -------------      -------      -------
                                         (Unaudited)
Balance at beginning of period            $ 1,321          $   851      $   767
Provision for loan losses                     180              140           15
Acquisition of savings bank allowance          --              277           --
Recoveries                                    159              111           91
Loans charged off                             (68)             (58)         (22)
                                          -------          -------      -------
Balance at end of period                  $ 1,592          $ 1,321      $   851
                                          =======          =======      =======

                                             September 30,      December 31,
                                                 1998         1997        1996
                                             -------------   -------     -------
                                              (Unaudited)
                                                         (In thousands)
Outstanding principal balance of accruing
  loans having payments delinquent more
  than ninety days                               $279          $744       $ 22
Loans on which the accrual of interest has
  been discontinued or reduced                   $414          $484       $ 93


         The average investments in impaired loans were $ 329,000 and $ 89,000 during the years ended December 31, 1997 and 1996, respectively. Interest income on impaired loans recognized for cash payments received during these years was not significant. The portion of the allowance for loan losses related to impaired loans was $36,000 and $3,000 at December 31, 1997 and 1996, respectively.

         The Company is not committed to lend funds to debtors whose loans have been modified.

NOTE 5 - PREMISES AND EQUIPMENT

         At December 31, 1997, premises and equipment consisted of the following (in thousands):


                                     Accumulated
                                     depreciation
                                          and        Net
                              Cost   amortization   amount
                             ------  ------------  -------
Buildings & improvements     $3,593     $  422     $3,171
Leasehold Improvements          446         89        357
Equipment                     2,378      1,633        745
Land                            844         --        844
                             ======     ======     ======
                             $7,261     $2,144     $5,117
                             ======     ======     ======

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 6 - DEPOSITS

         At September 30, 1998 (unaudited), the scheduled remaining maturities of time deposits with stated maturities are as follows (in thousands):


                                             Deposit Category
                                     Under $100,000    $100,000 or more   Total
                                    ----------------   ----------------  --------
Three months or less                    $ 22,526          $  8,885       $ 31,411
Over three months through 12 months       81,081            22,125        103,206
Over one year through three years         57,973            11,539         69,512
Over three years                             119                --            119
No stated maturity                                                         36,777
                                        --------          --------       --------
                                        $161,699          $ 42,549       $241,025
                                        ========          ========       ========

         At December 31, 1997, the scheduled remaining maturities of time deposits with stated maturities were as follows (in thousands):


                                             Deposit Category
                                     Under $100,000    $100,000 or more   Total
                                    ----------------   ----------------  --------
Three months or less                    $ 23,311          $  9,356       $ 32,667
Over three months through 12 months       48,190            12,388         60,578
Over one year through three years         30,225             3,615         33,840
Over three years                             239                --            239
No stated maturity                                                         28,174
                                        --------          --------       --------
                                        $101,965          $ 25,359       $155,498
                                        ========          ========       ========

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

          The securities underlying the repurchase agreements are held by an agent of the Banks and are under the control of the Banks.

         Information concerning the repurchase agreements is summarized as follows:


                           Nine months ended        Year ended
                           September 30, 1998   December 31, 1997
                           ------------------   -----------------
                              (Unaudited)
                                       (in thousands)
 Average daily balance           $ 2,274            $ 2,387
 Period end balance                2,588              2,072
 Average interest rate              4.44%              4.72%

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 8 - NOTE PAYABLE

         The Company maintained a revolving line of credit with the National Bank of Commerce in the amount of $5,000,000 at December 31, 1997. The outstanding balance at December 31, 1997 was $3,380,000. The repayment schedule requires semi-annual interest payments with the principal due at maturity, (June 30, 2002.) Interest is calculated at 250 basis points over the like "CMT" treasury (7.91 percent at December 31, 1997.) The note is secured by 91 percent of the outstanding common stock of Firstate Bank (Kimball, Nebraska) and is guaranteed by a principal stockholder of the Company. The loan agreement also calls for the Company to maintain the following minimum financial ratios:

         Maintain or cause each of its bank subsidiaries to maintain:
         (i) for Company, not less than a 6.5% tangible equity capital-to-asset ratio and
         (ii) for each of its subsidiary banks, not less than a 6.0% tangible equity capital-to-asset ratio

         On February 25, 1998 the revolving line of credit was modified to increase the maximum principal balance from $5,000,000 to $10,000,000 and to add as collateral 100% of the outstanding common stock of Firstate Bank of Colorado. At September 30, 1998, the Company has $5,800,000 (unaudited) borrowed against this line of credit.


NOTE 9 - FEDERAL HOME LOAN BANK BORROWINGS

         As of December 31, 1997, the Banks had available lines of credit totaling $9,731,000 with the Federal Home Loan Bank (FHLB) secured by FHLB capital stock and qualifying first mortgage residential loans. The advances outstanding at December 31, 1997 are as follows (in thousands):


Amount       Maturity date       Interest Rate
------     -----------------     -------------
$1,000     November 23, 1998          5.90%

         The advances outstanding at September 30, 1998 (unaudited) are as follows (in thousands):

Amount       Maturity date       Interest Rate
------     -----------------     -------------
$1,000     November 23, 1998          5.52%
 2,500     February 2, 2001           5.74%
 5,000     January 31, 2003           5.81%
------
$8,500
======

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONTINGENT LIABILITIES

         The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

         Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

         The Banks' exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Financial instruments whose contract amounts represent credit risk are as follows (in thousands):

                              September 30,   December 31,
                                   1998          1997
                              -------------   ------------
                               (Unaudited)
Commitments to extend credit     $ 86,346       $ 56,010
Stand-by letters of credit       $  3,161       $  2,139

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon or be participated to other financial institutions, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit-worthiness on a case-by-case basis.

         The amount of collateral obtained if deemed necessary by the Banks upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

         Stand-by letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

         In the normal course of business there are outstanding various contingent liabilities, such as claims and legal actions, which are not reflected in the accompanying consolidated financial statements. Management believes, based on consultation with counsel, that liabilities arising from these proceedings, if any, will not be material to the Company's consolidated financial position.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 11 - LEASE COMMITMENTS


         Firstate Bank of Colorado leases various office and ATM space under noncancelable operating leases. Future minimum lease payments under these leases, expiring at various dates through 2008, are as follows (in thousands):

Year Ending December 31,
       1998              $   384
       1999                  495
       2000                  435
       2001                  419
       2002                  432
    Thereafter             2,017
                         -------
                         $ 4,182
                         =======

          Total lease expense for all operating leases was $241,866 and $169,359 for the years ended December 31, 1997 and 1996, respectively.

NOTE 12 - INCOME TAXES

         Deferred tax assets and liabilities are recorded based on the differences between financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

         Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in net deferred tax assets as of December 31, 1997 as follows (in thousands):


Deferred tax assets
   Provision for loan losses                            $  13
   Depreciation                                           133
   Unrealized loss on securities available-for-sale         6
                                                        -----
      Total deferred tax assets                         $ 152
Deferred tax liabilities                                   --
                                                        -----
         Net deferred tax assets                        $ 152
                                                        =====

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of state and political subdivisions. The following table reconciles the Company's effective tax rate to the statutory federal rate (dollars in thousands).

                                                  1997                1996
                                            Amount    Percent    Amount    Percent
                                           -------    -------    ------    -------
Tax expense at statutory rate              $ 1,294     34.0%     $  773     34.0%
 Increase (decrease) in taxes due to:
      Tax exempt municipal interest           (142)    -3.7%       (167)    -7.3%
      State tax                                 81      2.1%         17      0.7%
      Other                                     76      2.0%         82      3.6%
                                           -------     ----      ------     ----
 Total income tax expense                  $ 1,309     34.4%     $  705     31.0%
                                           =======     ====      ======     ====

         The consolidated provision for income taxes consisted of the following for the years ended December 31 (in thousands):

                             1997     1996
                            ------   ------
Current tax provision:
      Federal               $1,191   $  679
      State                    123       26
                            ------   ------
                             1,314      705
 Deferred federal               (5)      --
                            ------   ------
                            $1,309   $  705
                            ======   ======

NOTE 13 - RELATED PARTIES

         The Company has sold loan participations to related parties (stockholders, directors, family members, businesses related through common ownership). At December 31, 1997 and 1996, the participations sold to related parties were approximately $1.4 million and $1.1 million, respectively. As of September 30, 1998, participations sold to related parties were approximately $1.0 million (unaudited).

         In accordance with the terms of management agreements, the Company and each of its three subsidiaries purchase services from Western Management Corporation, a corporation owned by a principal stockholder. Such agreements are annually renewable and are on terms that the Company believes would be similar to those obtained from an unaffiliated party. The purchased services include strategic planning, tax planning and budgeting, business development, marketing, etc.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Amounts expensed by the Company and its subsidiaries are as follows (in thousands):


Nine months ended    Years ended December 31,
September 30, 1998      1997           1996
------------------   ----------     ---------
   (Unaudited)
    $ 74.5             $ 167.0       $ 145.5


         In 1995, the Vice Chairman of the Company sold assets of a mortgage company to the Company for a purchase price of $100,000 to be paid out of future profits generated by mortgage operations relating to those assets. Through September 30, 1998, payments under the terms of this agreement totaled $82,000 (unaudited). The Company believes that this transaction was made on terms similar to those that would have been obtained with an unaffiliated party.

          The Company had no loans outstanding to related parties at December 31, 1997 or September 30, 1998 (unaudited).

NOTE 14 - EMPLOYEE BENEFITS

         The Company participates in a multiple-employer 401(k) profit sharing plan involving other companies of its primary shareholder. The plan is available for all Company personnel who have been employed for one year. Employees may contribute up to 10% of their compensation with the Company's discretionary matching within the limits defined for a 401(k) Plan.


          Contributions in 1997 and 1996 were $19,341 and $15,817, respectively.


NOTE 15 - COMPREHENSIVE INCOME

         The Financial Accounting Standards Board (FASB) has issued SFAS
    No. 130, "Reporting Comprehensive Income", which is effective for the fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 1, 1998, and all annual required disclosures will be included beginning with the year end 1998 consolidated financial statements.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The Company's comprehensive income is as follows (in thousands):

                                                           Nine months ended    Years Ended December 31,
                                                           September 30, 1998      1997         1996
                                                               (Unaudited)
                                                            ------------------  ----------     ---------
Net income                                                       $ 2,953         $ 2,497        $ 1,570
Other comprehensive income, net of tax-unrealized
   gain (loss) on available-for-sale securities
       Unrealized gain (loss) arising during the period                4              33           (103)
       Less: reclassification adjustment for net gain (loss)
         realized in net income                                       --              --             --
                                                                 -------         -------        -------
Subtotal                                                               4              33           (103)
                                                                 -------         -------        -------
Comprehensive income                                             $ 2,957         $ 2,530        $ 1,467
                                                                 =======         =======        =======

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and, except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

CASH AND DUE FROM BANKS, INTEREST BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS
SOLD

          For these short-term instruments, the carrying amount approximates fair value.

INVESTMENTS

         For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

LOANS

         The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest receivable approximates its fair value.

DEPOSITS

         The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         For securities sold under agreements to repurchase, the carrying amount is a reasonable estimate of fair value.

LONG-TERM BORROWINGS

         The fair value of long-term borrowings is estimated by discounting the future cash flows using the current rate at which a similar loan could be financed.

COMMITMENTS TO EXTEND CREDIT AND STAND-BY LETTERS OF CREDIT

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

         The following table presents estimated fair values of the Company's financial instruments as of December 31, 1997:


                                                   Carrying     Estimated
                                                     Amount    Fair Value
                                                   --------    ----------
                                                       (In thousands)
FINANCIAL ASSETS
Cash and due from banks                            $ 10,427     $ 10,427
Interest bearing deposits in other banks                149          149
Federal funds sold                                   11,310       11,310
Investment securities:
   Securities held-to-maturity                       13,042       13,125
   Securities available-for-sale                     15,470       15,470
Loans held for sale                                   4,182        4,182
Net loans                                           164,306      164,051
Accrued interest receivable                           2,272        2,272

FINANCIAL LIABILITIES
Deposits:
   Non-interest bearing                              32,238       32,238
   Interest bearing                                 168,056      168,186
Securities sold under agreements to repurchase        2,072        2,072
Note payable                                          3,380        3,380
Federal Home Loan Bank borrowing                      1,000        1,000
Accrued interest payable                              2,770        2,770

UNRECOGNIZED FINANCIAL INSTRUMENTS
Commitments to extend credit                         56,010       56,010
Stand-by letters of credit                            2,139        2,139

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 17 - STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS

         The payment of dividends to the Company by the subsidiaries is subject to various state and federal regulatory limitations.

         The Company and the Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and as of September 30, 1998 (unaudited), that the Banks meet all minimum capital adequacy requirements to which they are subject.

         As of December 31, 1997, the most recent notification, the Federal Deposit Insurance Corporation categorized the Nebraska Bank as well capitalized, and the Colorado Bank as adequately capitalized, under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either Bank's category.


                             As of December 31, 1997
                            (In thousands of dollars)

                                                                                           To be well
                                                                       For capital      capitalized under
                                                                        adequacy        prompt corrective
                                               Actual                    purposes       action provisions
                                               Amount     Ratio      Amount    Ratio     Amount     Ratio
                                               ------     -----      ------    -----     ------     -----
                                                                                >or =               >or =
CONSOLIDATED
  Total capital to risk weighted assets       $ 17,997     9.74%     $14,788     8%     $ 18,485     10%
  Tier 1 capital to risk weighted assets        16,676     9.02%       7,394     4%       11,091      6%
  Tier 1 capital to average assets              16,676     7.53%       8,861     4%       11,076      5%

COLORADO BANK
  Total capital to risk weighted assets       $ 12,472     9.10%     $10,959     8%     $ 13,698     10%
  Tier 1 capital to risk weighted assets        11,855     8.65%       5,479     4%        8,219      6%
  Tier 1 capital to average assets              11,855     7.66%       6,191     4%        7,739      5%

NEBRASKA BANK
  Total capital to risk weighted assets        $ 8,278    17.55%     $ 3,773     8%     $  4,716     10%
  Tier 1 capital to risk weighted assets         7,687    16.30%       1,887     4%        2,830      6%
  Tier 1 capital to average assets               7,687    11.65%       2,640     4%        3,300      5%

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

          Unaudited actual consolidated capital ratios for the Company as of September 30, 1998 are as follows:


Total capital to risk weighted assets        7.80%
Tier 1 capital to risk weighted assets       7.22%
Tier 1 capital to average assets             6.20%

          The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit levels and totaled approximately $708,000 at December 31, 1997.


NOTE 18 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

          The following presents condensed parent company only financial statements for First Western Corp. (in thousands).


                            Condensed Balance Sheets

                                                                September 30,  December 31,
                                                                    1998           1997
                                                                -------------  ------------
                                                                  (Unaudited)
Assets
------
Cash and due from banks                                            $     10      $     16
Investment in subsidiaries                                           26,309        20,523
Other assets                                                          1,385         1,173
                                                                   --------      --------
              TOTAL ASSETS                                         $ 27,704      $ 21,712
                                                                   ========      ========
Liabilities
-----------
Note payable                                                       $  5,800      $  3,380
Income taxes payable                                                  1,583         1,309
Accounts payable and accrued liabilities                                453           112
                                                                   --------      --------
    Total liabilities                                                 7,836         4,801
                                                                   --------      --------
Stockholders' equity
--------------------
Common stock                                                            140           140
Surplus                                                                 697           697
Retained earnings                                                    19,038        16,085
Unrealized loss on securities available-for-sale, net of taxes           (7)          (11)
                                                                   --------      --------
    Total stockholders' equity                                       19,868        16,911
                                                                   --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 27,704      $ 21,712
                                                                   ========      ========

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


                         Condensed Statements of Income

                                                                        Nine months ended           Years ended
                                                                           September 30,             December 31,
                                                                         1998        1997         1997       1996
                                                                       --------------------     -------------------
                                                                            (Unaudited)
Income:
   Dividends received from subsidiaries                                $   996      $   891     $   937     $   890
   Interest                                                                 --            5           5          26
                                                                       -------      -------     -------     -------
      Total income                                                         996          896         942         916
                                                                       -------      -------     -------     -------
Expense:
  Purchased services                                                       219          219         294           2
  Interest                                                                 182           48         113          --
  Other                                                                      9            9          27          26
                                                                       -------      -------     -------     -------
      Total expenses                                                       410          276         434          28
                                                                       -------      -------     -------     -------
      Income before income tax expense (benefit) and equity
        in undistributed income expense of subsidiaries                    586          620         508         888
Income tax expense (benefit)                                              (170)           2           2         (10)
                                                                       -------      -------     -------     -------
      Income before equity in undistributed income of subsidiaries         756          618         506         898
Equity in undistributed income of subsidiaries                           2,197        1,343       1,991         672
                                                                       -------      -------     -------     -------
Net income                                                             $ 2,953      $ 1,961     $ 2,497     $ 1,570
                                                                       =======      =======     =======     =======

                      FIRST WESTERN CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


                       Condensed Statements of Cash Flows

                                                                        Nine months ended           Years ended
                                                                           September 30,             December 31,
                                                                         1998        1997         1997       1996
                                                                       --------------------     -------------------
                                                                            (Unaudited)
Cash flows from operating activities:
  Net income                                                           $ 2,953      $ 1,961     $ 2,497     $ 1,570
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Equity in undistributed income of subsidiaries                     (2,197)      (1,343)     (1,991)       (672)
  Changes in deferrals and accruals:
     Other assets                                                         (212)        (117)       (501)       (208)
     Income taxes payable                                                  274          209         639         205
     Accounts payable and accrued liabilities                              341        1,247         112          --
                                                                       -------      -------     -------     -------
          Net cash provided by operating activities                      1,159        1,957         756         895
                                                                       -------      -------     -------     -------

Cash flows from investing activities:
  Capital injection into subsidiary bank                                (3,750)      (3,738)     (3,737)         --
  Purchase of savings bank                                                  --       (3,743)     (3,743)         --
  Net cash transfers with First Mortgage Bancorp                           165        2,660       2,799      (1,146)
                                                                       -------      -------     -------     -------
          Net cash used in investing activities                         (3,585)      (4,821)     (4,681)     (1,146)
                                                                       -------      -------     -------     -------

Cash flows from financing activities:
  Proceeds from note payable                                             3,850        2,400       3,380          --
  Payments on note payable                                              (1,430)          --          --          --
                                                                       -------      -------     -------     -------
          Net cash provided by financing activities                      2,420        2,400       3,380          --
                                                                       -------      -------     -------     -------
Net (decrease) increase in cash                                             (6)        (464)       (545)       (251)
Cash at beginning of period                                                 16          561         561         812
                                                                       -------      -------     -------     -------
Cash at end of period                                                  $    10      $    97     $    16     $   561
                                                                       =======      =======     =======     =======

This information is an integral part of the accompanying consolidated financial statements.

         We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus authorized by us and referred to in this prospectus, and, if given or made, you must not rely upon such information and representations. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state to any person to whom it is unlawful to make an offer. We do not intend the delivery of this prospectus or any sale made to create the implication that there has been no change in our affairs since the date of the information provided in this prospectus. However, if there is any material change in our affairs during the time when a copy of this prospectus is required to be delivered, we will amend or supplement this prospectus to reflect the change.

                                                          TABLE OF CONTENTS                                                    Page
                                                                                                                               ----
PROSPECTUS SUMMARY................................................................................................................1

RISK FACTORS......................................................................................................................6

RECENT OPERATING RESULTS.........................................................................................................12

SELECTED CONSOLIDATED FINANCIAL DATA.............................................................................................13

CAUTIONARY STATEMENTS............................................................................................................14

USE OF PROCEEDS..................................................................................................................14

ACCOUNTING TREATMENT.............................................................................................................14

CAPITALIZATION...................................................................................................................16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................................18

BUSINESS ........................................................................................................................37

MANAGEMENT.......................................................................................................................42

PRINCIPAL SHAREHOLDERS...........................................................................................................46

RELATED PARTY TRANSACTIONS.......................................................................................................47

SUPERVISION AND REGULATION.......................................................................................................48

DESCRIPTION OF THE PREFERRED SECURITIES..........................................................................................53

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES....................................................................................66

BOOK-ENTRY ISSUANCE..............................................................................................................76

DESCRIPTION OF PREFERRED SECURITIES GUARANTEE....................................................................................78

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
         SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE..........................................................81

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.........................................................................................82

ERISA CONSIDERATIONS.............................................................................................................86

UNDERWRITING.....................................................................................................................87

REPORTS OF FIRST WESTERN.........................................................................................................88

AVAILABLE INFORMATION............................................................................................................88

LEGAL MATTERS....................................................................................................................88

EXPERTS  ........................................................................................................................88

INDEX TO FINANCIAL STATEMENTS...................................................................................................F-1

         DEALER PROSPECTUS DELIVERY OBLIGATIONS. UNTIL _________, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE PREFERRED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND REGARDING THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         2,000,000 PREFERRED SECURITIES

                                  FW CAPITAL I

                       % CUMULATIVE PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)

   FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED ON A SUBORDINATED BASIS,
                      AS DESCRIBED IN THIS PROSPECTUS, BY


                              FIRST WESTERN CORP.



                                      LOGO




                             ----------------------

                              P R O S P E C T U S

                             ---------------------




                         HOWE BARNES INVESTMENTS, INC.





                                     , 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Directors, officers, employees, trustees and agents of First Western and FW Capital I may be entitled to benefit from the indemnification provisions contained in the Nebraska Business Corporation Act and First Western's Articles of Incorporation. In addition, certain provisions in the Articles of Incorporation limit the liability of directors of First Western. The general effect of these provisions is summarized below:

         The Nebraska Act permits a corporation organized in its state to indemnify any person who was or is a party or is threatened to be made a party to any suit, action or other proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise. The indemnification may be against expenses, including attorneys' fees, judgments, fines and other amounts in connection with the proceeding. Indemnification is available if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, regarding any criminal action or proceeding, the person had no reasonable cause to believe that the conduct was unlawful. Unless a court of competent jurisdiction otherwise orders, indemnification is not available in connection with a proceeding by or in the right of the corporation if the person is adjudged liable to the corporation or derived an improper personal or financial benefit. A corporation is required to indemnify a director or officer who is wholly successful in the defense of any such proceeding. Expenses, including attorneys' fees, incurred by a director, officer, employee or agent of the corporation in defending any such proceeding may be advanced by the corporation before the final disposition if the person furnishes an undertaking to repay the advances if it is ultimately determined that the person is not entitled to be indemnified. Before a corporation may indemnify or advance expenses to a person under these provisions, the board of directors, excluding any directors who are parties to such a proceeding, independent legal counsel appointed by the board of directors, or the shareholders must provide authorization. A corporation may purchase insurance against any liability of individuals for whom the corporation may provide the indemnification. Any provisions in a corporation's articles of incorporation, bylaws, resolutions or in a contract, except an insurance policy, for the indemnification are valid only to the extent not inconsistent with the Nebraska Act.

         Article XII of First Western's Articles of Incorporation states that First Western will have all powers to indemnify and make advances in connection with the indemnification to its directors, officers and others to the fullest extent of the law. This Article also states that the board of directors is authorized, without shareholder action, to exercise First Western's powers of indemnification, whether by provision in the bylaws or otherwise.

         Nebraska law provides that a director is not liable for any action taken as long as the director discharged his or her duties (1) in good faith,
(2) with the care of an ordinarily prudent person in a like position under the same circumstances, and (3) in a manner he or she reasonably believes to be in the best interest of First Western

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee     $      6,394
NASD fee                                                       2,500
American Stock Exchange fees                                  15,000
Trustees' fees and expenses                                   25,000
Legal fees and expenses                                      125,000
Accounting fees and expenses                                  80,000
Printing expenses                                             85,000
Miscellaneous expenses                                        11,046
                                                        ------------

         Total                                          $    350,000
                                                        ============

         All of the above items except the registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In May 1997, the Registrant issued 15,000 shares of its common stock to Joel H. Wiens, Michael J. Nelson, Max W. Revell, Timothy D. Wiens and as custodian for two of his minor children in exchange for an 18.2% equity interest in Firstate Bank of Colorado, which is now a wholly-owned subsidiary of the Registrant. All of the purchasers were directors and/or officers of First Western Corp. No underwriters were involved in the transaction and the issuance was made in a transaction exempt from the requirements of Section 5 of the Securities Act of 1933 under Section 4(2) thereof. Reliance on the exemption was based on the fact that the transaction was limited to the Registrant and its executive officers and directors.

ITEM 27. EXHIBITS

(a)      Exhibits


Exhibit No.       Description
----------        -----------
1.1               Form of Underwriting Agreement (1).

3.1 Articles of Incorporation of First Western Corp., as amended and restated (1).

3.2               Amended Bylaws of First Western Corp. (1).

4.1 Form of Subordinated Indenture dated _______, 1999 to be entered into between the Registrant and Wilmington Trust
                  Company, as Indenture Trustee (1).

4.2 Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1).

4.3               Certificate of Trust of FW Capital I (1).

4.4               Trust Agreement of FW Capital I dated as of November 6, 1998
                  (1).

4.5 Form of Amended and Restated Trust Agreement of FW Capital I, dated ______, 1999 (1).

4.6               Form of Preferred Security Certificate of FW Capital I
                  (included as an exhibit to Exhibit 4.5).

4.7               Form of Preferred Securities Guarantee Agreement (1).

4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

5.1               Opinion of Jones & Keller, P.C. (2).

5.2               Opinion and Consent of Richards, Layton & Finger, P.A. (2).

8.1               Opinion of Jones & Keller, P.C., as to material federal income tax matters (2).

10.1              Revolving Line of Credit dated February 19, 1998 between First Western Corp. as borrower and National Bank of Commerce Trust and Savings Association (1).

10.2              Advance, Pledge and Security Agreement dated October 21, 1997 between Federal Home
                  Loan Bank of Topeka and First State Bank (1).

10.3              Advance, Pledge and Security Agreement dated March 31, 1997 between Federal Home
                  Loan Bank of Topeka and Firstate Bank of Colorado (1).

10.4              Line of Credit agreement signed February 24, 1998 between Firstate Bank of Colorado and
                  Federal Home Loan Bank of Topeka (1).

10.5              Federal Funds Purchased Line agreement between Firstate Bank and Wells Fargo Bank (1).

10.6              Federal Funds Purchased Line agreement dated August 25, 1998 between Firstate Bank of Colorado and Bankers Bank of the West (1).

10.7              Federal Funds Purchased Line agreement dated October 20, 1997 between Firstate Bank and Bankers Bank of the West (1).

10.8              Management Agreement between First Western Corp. and Western Management
                  Corporation dated January 21, 1997 (1).

10.9              Management Agreement between Firstate Bank of Colorado and Western Management
                  Corporation dated January 4, 1993 (1).

10.10             Management Agreement between Firstate Bank of Nebraska and Western Management
                  Corporation dated January 21, 1998 (1).

10.11             Management Agreement between First Mortgage Bancorp and Western Management
                  Corporation dated January 21, 1997 (1).

10.12             Electronic Data Processing Agreement between First Commerce Technologies and Firstate
                  Bank dated May 8, 1998 (1).

10.13             Electronic Data Processing Agreement between First Commerce Technologies and Firstate
                  Bank of Colorado dated April 14, 1998 (1).

11.1              Statement re Computation of per share earnings - see Consolidated Financial Statements.

21                Subsidiaries of Registrant (1).

23.1              Consent of Clifton Gunderson L.L.C. (2).

23.2              Form of Consent of Jones & Keller, P.C. (included in Exhibit 5.1 above).

23.3              Form of Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above).

24.1              Power of Attorney (1).

                                      II-3

25.1              Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the
                  Subordinated Indenture (1).

25.2              Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the
                  Amended and Restated Trust Agreement (1).

25.3              Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the
                  Preferred Securities Guarantee Agreement (1).

27                Financial Data Schedule (1)

----------
(1)      Filed with this Registration Statement on November 13, 1998.

(2)      Filed with Amendment No. 1 to this Registration Statement on
         January 20, 1999.


ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by each Registrant of expenses incurred or paid by a director, officer or controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

         Each Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northglenn, State of Colorado, on this 25th day of January, 1999.


FW Capital I                                       First Western Corp.

By: /s/ Timothy D. Wiens                           By: /s/ Joel H. Wiens
   -----------------------------                      --------------------------
   Timothy D. Wiens,                                  Joel H. Wiens,
   Administrative Trustee                             Chairman of the Board



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, Amendment No. 2, has been signed by the following persons in the capacities indicated and on the date indicated.




Signatures                                  Title                                       Date
----------                                  -----                                       ----

/s/ Timothy D. Wiens                        Director, Chairman of the Board             January 25, 1999
----------------------------------          (Principal Executive Officer)
Joel H. Wiens,
by Timothy D. Wiens, Attorney


/s/ Timothy D. Wiens                        Director and Vice Chairman                  January 25, 1999
----------------------------------
Timothy D. Wiens

/s/ Timothy D. Wiens                        Director                                    January 25, 1999
----------------------------------
Michael J. Nelson,
by Timothy D. Wiens, Attorney

/s/ Timothy D. Wiens                        Director                                    January 25, 1999
----------------------------------
Max W. Revell,
by Timothy D. Wiens, Attorney

/s/ Timothy D. Wiens                        Director                                    January 25, 1999
----------------------------------
Lynn M. Anthony,
by Timothy D. Wiens, Attorney

/s/ Ronald B. James                         Treasurer and Chief Financial               January 25, 1999
-----------------------------------         (Principal Executive Officer)
Ronald B. James